EXHIBIT 99.1

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 1, 2001)
$100,000,000

2.75% Convertible Subordinated Notes

due 2033

We are offering $100,000,000 aggregate principal amount of our 2.75% Convertible Subordinated Notes due 2033.

The notes will be convertible, at your option, into shares of our common stock initially at a conversion rate of 134.1922 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $7.45 per share, subject to adjustment as described in this prospectus supplement, only in the following circumstances:

•	if the market price of our common stock measured over a specified number of trading days is above 120% of the conversion price;

•	if (1) the ratio of the trading price of the notes to the conversion value of the notes, measured over a specified number of trading days, is below 105% and (2) the conversion value for each day of such period was less than 95% of the principal amount of the notes;

•	if the notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions.

The notes will bear interest at a rate of 2.75% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on May 1, 2004. The notes will mature on November 1, 2033.

We may redeem some or all of the notes on or after November 5, 2010 at a price equal to 100% of the principal amount plus accrued but unpaid interest.

You may require us to repurchase all or a portion of your notes on November 1, 2010, 2013, 2018, 2023 and 2028 at a purchase price equal to 100% of the principal amount plus accrued but unpaid interest. In addition, upon a change of control, in certain circumstances, holders may require us to repurchase all or a portion of their notes.

Our common stock is listed on the New York Stock Exchange under the symbol “BEV.” The last reported sale price of our common stock on October 15, 2003 was $5.40 per share.

The notes will be subordinated in right of payment to all of our existing and future senior debt and will effectively be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks. Risk Factors begin on page S-15 of this prospectus supplement and page 5 of the accompanying prospectus.

	Per Note*	Total*

Public Offering Price	100.00%	$100,000,000
Underwriting Discount	2.75%	$2,750,000
Proceeds to Beverly Enterprises, Inc. (before expenses)	97.25%	$97,250,000

*	Plus accrued and unpaid interest, if any, from October 22, 2003.

We have granted the underwriters an option to purchase, within 30 days of the original issuance, up to an additional $15,000,000 aggregate principal amount of notes from us at the public offering price less the underwriting discount to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about October 22, 2003.

LEHMAN BROTHERS

Sole Book-Running Manager

HARRIS NESBITT GERARD

October 16, 2003

INTELLECTUAL PROPERTY
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
INDEPENDENT AUDITORS
INDEPENDENT ACCOUNTANT’S REVIEW REPORT
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EX-1.1 Underwriting Agreement
EX-99.1 Prospectus Supplement
EX-99.2 Press Release

      This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and our common stock, which you will receive upon conversion of the notes, and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in this prospectus supplement differs from the description of subordinated debt securities in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

      You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

      It is expected that delivery of the notes will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). You should be advised that trading of the notes may be affected by the T+4 settlement. See “Underwriting.”

INTELLECTUAL PROPERTY

      We own or have rights to various trademarks, copyrights, service marks and tradenames used in our business, including the following: Beverly®, AEGIS, AEDON and CERES.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements within the meaning of United States federal securities law. All statements regarding our expected future financial position, results of operations or cash flows, continued performance improvements, ability to service, refinance, replace and comply with our debt obligations, ability to finance growth opportunities, ability to control our patient care liability costs, ability to respond to changes in government regulations, ability to execute our three-year strategic plan, and similar statements including, without limitation, those containing words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” and other similar expressions are forward-looking statements. These forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by us in those statements. These risks, uncertainties and other factors include, among others:

•	national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials;

•	the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations;

•	changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries;

•	the effects of adopting new accounting standards;

•	liabilities and other claims asserted against us, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and the announcement of increases in reserves for patient care liabilities;

•	our ability to predict future reserve levels for patient care and workers’ compensation liabilities;

•	our ability to execute strategic divestitures in a timely manner at fair value;

•	our ability to improve our fundamental business processes and reduce costs throughout the organization;

•	our ability to attract and retain qualified personnel;

•	the availability and terms of capital to fund acquisitions, capital improvements and ongoing operations;

•	the competitive environment in which we operate;

•	our ability to maintain and increase census (volume of residents) levels; and

•	demographic changes.

      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

      This summary highlights important information about our business and about this offering. It does not include all information you should consider before investing in the notes. Please review this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before you decide to invest. In this prospectus supplement, unless otherwise indicated, the terms “we,” “us,” “our,” “our company” and “Beverly Enterprises” refer to Beverly Enterprises, Inc. and its subsidiaries.

Company Overview

      Our business consists principally of providing health care services, including the operation of nursing facilities, assisted living centers, hospice and home care centers, outpatient clinics and rehabilitation therapy services. We are one of the largest operators of nursing facilities in the United States. As of August 31, 2003, we operated 423 nursing facilities with a total of 45,492 licensed beds. Our nursing facilities are located in 26 states and the District of Columbia and range in capacity from 24 to 355 licensed beds. Our nursing facilities had average occupancy for continuing operations, based on operational beds, of 87.7% during each of the six months ended June 30, 2003 and the year ended December 31, 2002. As of August 31, 2003, we also operated 22 assisted living centers containing 621 units, 23 hospice and home care centers, and 10 outpatient clinics. Net operating revenues from continuing operations were $1,105.2 million for the six months ended June 30, 2003, and $2,243.2 million for the year ended December 31, 2002.

Operations and Services

      Our operations are currently organized into three primary operating segments: Nursing Facilities, AEGIS and Home Care.

      Nursing Facilities. Our Nursing Facilities’ operations provide long-term health care and rehabilitation services through the operation of skilled nursing facilities and assisted living centers and accounted for approximately 95% of our net operating revenues for the six months ended June 30, 2003 and approximately 96% of our net operating revenues for the year ended December 31, 2002. Our facilities provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services and a full range of pharmacy services and medical supplies. Our skilled nursing staff also provides complex and intensive medical services to residents with higher acuity needs outside the traditional acute-care hospital setting. We have designed our assisted living centers to provide residents with a greater degree of independence while still offering routine services and, if required, limited medical care.

      AEGIS. Our AEGIS segment provides rehabilitation therapy services under contract to our nursing facilities, as well as 455 third-party nursing facilities, and accounted for approximately 3% of our net operating revenues for the six months ended June 30, 2003 and approximately 2% of our net operating revenues for the year ended December 31, 2002. AEGIS offers skilled occupational, physical and speech therapy services designed to maximize function and independence, assist in recovery from medical conditions and compensate for remaining disabilities.

      Home Care. Our Home Care operations, which accounted for approximately 2% of our net operating revenues for each of the six months ended June 30, 2003 and the year ended December 31, 2002, primarily provide hospice services within our nursing facilities, in facilities operated by other health care providers and in patients’ homes. Our hospice services include palliative care for terminally ill patients, as well as pastoral, counseling and bereavement services for the families of hospice patients.

Industry Overview

      According to the Centers for Medicare & Medicaid Services (“CMS”), total United States health care spending is expected to grow at an average annual rate of 7.3% from 2002 through 2012. By these estimates, health care expenditures will account for $3.1 trillion, or 17.7%, of the gross domestic product by 2012. The nursing facility segment of the United States health care industry encompasses a broad range of health care services provided in skilled nursing facilities, including traditional skilled nursing care and specialty medical services. Nursing facility expenditures represent one of the largest components of the total national health care spending, totaling $103.7 billion in 2002.

      According to Aventis Pharmaceuticals’ Managed Care Digest Series™, the long-term care industry consisted of 15,275 skilled nursing facilities and 1,721,241 nursing facility beds at December 31, 2002. The United States Census Bureau estimates, as of July 2002, there were 35.3 million people over the age of 65 in the United States, a number that is expected to grow by 52% to 53.7 million by 2020. The fastest growing segment of the population is comprised of people over the age of 85. As of July 2002, according to United States Census Bureau estimates, there were estimated to be 4.6 million people 85 years of age or older, and growth rates for this segment are expected to average 2.2% per year from 2002 through 2020.

      We believe that demand for long-term care will continue to grow due to longer average life expectancy, the growing segment of the United States population over 85 years of age and cost-containment efforts by third-party payors to encourage shorter stays in acute-care facilities. CMS predicts that nursing facility expenditures will grow from $103.7 billion in 2002 to $178.8 billion in 2012, representing a 5.6% compounded annual growth rate.

      Throughout the 1990s, there were numerous initiatives on the federal and state levels to achieve comprehensive reforms affecting the payment for, and availability of, health care services. Aspects of these initiatives included changes in reimbursement regulation by the Health Care Financing Administration (now CMS) and enhanced pressure to contain health care costs by Medicare, Medicaid and other third-party payors. The passage of the Balanced Budget Act of 1997 (the “Budget Act”) was designed to reduce and control the rate of increase in Medicare expenditures for services rendered by various providers. Specifically, the Budget Act eliminated the previously existing “cost-based” Medicare reimbursement system for skilled nursing facilities and implemented a prospective payment system, which reimburses skilled nursing facilities at a pre-determined rate based on health care services required by various categories of patients.

      In November 1999, Congress passed the SCHIP Balanced Budget Refinement Act of 1999 (“BBRA”) and in December 2000, Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”). Both BBRA and BIPA were designed to mitigate certain reductions in Medicare reimbursement resulting from the Budget Act. Some of the increases in Medicare reimbursement for skilled nursing facilities provided for under BBRA and BIPA expired on September 30, 2002, the so-called “Medicare cliff.” Despite intensive lobbying efforts by the long-term care industry, Congress did not extend these Medicare funding provisions.

      However, CMS has announced two increases to skilled nursing facility Medicare rates, which were each effective October 1, 2003. The first increase of 3.26%, is a cumulative correction for understated market basket increases that CMS has relied upon since 1998. The second increase of 3.0%, which is applied to the Medicare rates subsequent to the 3.26% increase described above, is the annual market basket increase for the federal fiscal year beginning October 1, 2003. CMS estimates that these increases combined will result in an $850.0 million increase in Medicare payments to skilled nursing facilities for the federal fiscal year 2004.

      Certain of the Medicare increases provided under BBRA and BIPA remain in place today, including, among other things:

•	a 20% add-on for 12 high acuity non-therapy Resource Utilization Group (“RUG”) categories; and

•	a 6.7% add-on for all rehabilitation RUG categories.

      These add-ons will expire when CMS releases its refinements to the current RUG payment system. CMS has announced that these refinements will not be implemented until at least October 1, 2004.

Business Strategy

      We believe that we are well positioned to capitalize on favorable demographic and growth trends in the health care industry by building upon our nursing facilities and health care expertise to profitably expand our eldercare services. We believe our extensive facility network, our ability to offer a broad range of high quality services and our experienced management team form a strong foundation that we expect will help us to enhance our status as one of the nation’s leading long-term health care providers.

      The primary components of our business strategy are:

      Streamline and strengthen our nursing facility portfolio. We are focused on achieving profitable growth within a smaller but stronger nursing facility portfolio. In 2002, we completed a full evaluation of our nursing facility portfolio, which included the identification of non-strategic facilities and facilities that account for a disproportionately high share of expected patient care liability costs. As a result of this analysis, we expect to divest a significant portion of our current nursing facility capacity this year and next. We expect the successful completion of our divestiture strategy will reduce outstanding debt, reduce our projected patient care liability costs and strengthen our nursing facility portfolio, among other things.

      In our remaining facilities, we strive to improve facility level efficiency by analyzing staffing ratios, intensely focusing on working capital management and aggressively monitoring and managing patient care liability risk. We intend to strengthen our nursing facility portfolio by continuing to introduce specialized care units within our facilities. Two years ago, we launched a program that provides specialized care for those suffering from Alzheimer’s disease. As of August 31, 2003, we offered this service at 100 of our facilities, and we plan to add five additional units by December 31, 2003. These specialized care units address a growing demand for programs and services for patients suffering from Alzheimer’s disease, while generating important occupancy gains, improved patient mix and higher profitability for the host facilities. Based on the success of our Alzheimer’s units, we conducted pilot programs to introduce advanced care units at our facilities for patients suffering from the latter stages of Alzheimer’s disease. We have opened five of these advanced care units through August 31, 2003, and we expect to open additional units through 2004.

      Expand our service businesses and diversify revenues. Through a combination of selected asset divestitures and the growth of alternative business lines, including rehabilitation, hospice, home health care and health care temporary staffing services, we plan to diversify our revenue base. We are focused on shifting our revenue base to higher margin businesses. We believe that our core skilled nursing facility business can provide a platform on which to develop several eldercare-related businesses. In the near term, we plan to grow rehabilitation, hospice, home health and health care temporary staffing services primarily through organic expansion.

      In 2001, we determined that contract rehabilitation therapy would be a rapidly growing industry with a high quality payor mix. At that time, we did not provide rehabilitation therapy on a significant basis outside of our nursing facilities. Since then, we have formed AEGIS, which now provides rehabilitation therapy services to our nursing facilities, as well as 455 third-party nursing facilities. We are currently focused on expanding our small but growing presence in hospice care, a business that offers significant growth potential and attractive margins. By expanding and developing our service businesses through internal growth and targeted acquisitions, we believe that we will be able to take advantage of favorable market trends in this segment of our industry.

      Focus on eldercare innovation. We are committed to being a leader in eldercare innovation. We have created a distinct, yet integrated, research and development function that is focused on developing new business strategies, products and services. This function generates, screens, tests and launches new products and services for the eldercare market, as well as identifies and implements best practices for our operations. Our rapid expansion in the area of Alzheimer’s care is a product of our commitment to building upon our facilities and core skills to offer profitable, innovative services. Last year we launched our procurement services business, CERES Strategies, which offers our procurement services, including vendor contracting, system-based ordering and processing, to third-party nursing facility operators.

      We plan to accelerate the development and testing of an entirely new approach to long-term care, known as “resident-centered eldercare.” Resident-centered eldercare refers to a quality of life approach offered by our nursing facilities. This approach moves away from the traditional institutional skilled nursing facility to one that is focused on providing residents with the opportunity to make more choices and to participate in more purposeful activities. Ultimately, the resident-centered eldercare approach leads to a resident’s ability to achieve increased satisfaction in daily life. Unlike the traditional nursing facility that encourages nursing facility staff to adhere to routines designed for the staff to provide the care needed on an efficient basis, nursing facilities that have shifted their focus to a resident-centered eldercare model encourage nursing facility staff to work with the residents to determine what works well for the residents. We have introduced the resident-centered eldercare concept at nine facilities through August 31, 2003 and expect to introduce the concept at additional facilities through 2004.

      Re-engineer for improved performance. We have re-engineered our management structure and streamlined reporting relationships to increase local control and overall accountability and, in certain circumstances, eliminated non-critical positions. These changes are aimed at focusing our resources on five core processes to our success:

•	deliver quality care;

•	increase census (volume of residents);

•	collect cash;

•	influence public policy; and

•	recruit, retain and develop qualified professionals.

      Our three-year strategic plan also includes implementing initiatives designed to improve our fundamental business processes and we plan to reduce costs over a three-year period beginning in 2003 by approximately $40.0 million throughout the organization. These initiatives have been developed internally and with the use of an outside consultant. We incorporated approximately $10.0 million of these savings into our 2003 plan. Our opportunities for improvement include:

•	fundamentally rethinking how we provide support services;

•	updating our technology, thus reducing costs associated with old systems and manual processes; and

•	partnering with strategic vendors to lower our operating costs.

      We believe these changes, among others, will make us more effective in providing quality care to our patients and will improve our financial performance.

The Proposed Transactions

      Concurrently with the consummation of this offering, we expect to enter into a new senior credit facility with a syndicate of lenders. Our new senior credit facility will provide for senior secured financing of $225.0 million, consisting of a five-year $150.0 million term loan facility and a four-year $75.0 million revolving credit facility. The term loan facility will be drawn in full on the closing date. There will be no borrowings under the revolving credit facility on the closing date; however, we expect to initially use $36.1 million of availability under the revolving credit facility for letters of credit. The revolving credit facility will be available for general corporate purposes.

      We intend to use a portion of the net proceeds of this offering and our expected borrowings under our new senior credit facility to redeem all $180.0 million in aggregate principal amount of our outstanding 9% senior notes due 2006. The indenture relating to our 9% senior notes permits us to redeem them at any time after February 15, 2001 at the redemption prices stated therein. We intend to give notice to the trustee for our 9% senior notes of our intention to redeem those notes when we consummate this offering.

Recent Developments

      On September 30, 2003, we disposed of 12 skilled nursing facilities (1,352 beds) and one assisted living center (72 units) in Southern California as part of our divestiture strategy. Net cash proceeds were used primarily to reduce our indebtedness. The overall transaction is not expected to have a material effect on 2003 third-quarter results. These divested operations are covered, at no additional premium cost, by the incremental patient care liability insurance we purchased in June 2003.

      We were incorporated in Delaware on April 15, 1997 in connection with a reorganization of the former Beverly Enterprises, Inc., which had been operating in the health care industry since 1963, to facilitate the sale of its pharmacy business. Our principal executive offices are located at One Thousand Beverly Way, Fort Smith, Arkansas, 72919, and our telephone number at that address is (479) 201-2000. Our World Wide Web site address is www.beverlycares.com. The information in our website is not part of this prospectus supplement.

The Offering

Issuer	Beverly Enterprises, Inc.

Securities Offered	$100,000,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due 2033. We have also granted the underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of notes to cover over-allotments.

Offering Price	Each note will be issued at a price equal to 100% of its principal amount plus accrued interest, if any, from October 22, 2003.

Maturity Date	November 1, 2033.

Subordination	The notes will be subordinated in right of payment to all of our existing and future senior debt and will effectively be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of June 30, 2003, after giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions:

(1) we (excluding our subsidiaries) would have had:

• $350.4 million of senior debt, and

• $100.0 million of subordinated indebtedness; and

(2) our subsidiaries would have had $162.9 million of indebtedness to which the notes would have been effectively subordinated.

The indenture governing the notes will not limit the amount of indebtedness, including senior indebtedness, that we and our subsidiaries may incur. See “Description of the Notes — Subordination.”

Interest Payment Dates	May 1 and November 1, beginning May 1, 2004.

Interest Rate	2.75% per year, subject to adjustment under specified circumstances. See “Description of the Notes — Interest Rate Adjustments.”

Conversion Right	You may convert your notes into shares of our common stock prior to the close of business on their stated maturity date under any of the following circumstances:

• during any fiscal quarter, if the market price per share of our common stock for a period of at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last day of the preceding fiscal quarter is more than 120% of the conversion price in effect on that thirtieth day;

• during the five business day period following any 10 consecutive trading day period in which (1) the trading price of a note for each day of such period was less than 105% of the conversion value (as described in this prospectus supplement) for the note during that period and (2) the conversion value for each day of such period was less than 95% of the principal amount of a note;

• if we have called the notes for redemption; or

•	upon the occurrence of any of the specified corporate transactions described under “Description of the Notes — Conversion Rights.”

The conversion rate will initially equal 134.1922 shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $7.45 per share of common stock. The conversion rate (and the conversion price) may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, you will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by you on conversion. Notes called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date. See “Description of the Notes — Conversion Rights.”

Sinking Fund	None.

Optional Redemption by Beverly Enterprises	We may not redeem the notes prior to November 5, 2010. We may redeem some or all of the notes for cash on or after November 5, 2010 at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the redemption date, all as set forth under “Description of the Notes — Optional Redemption by Beverly Enterprises.” We will therefore be required to make 14 interest payments before being able to redeem any notes.

Optional Repurchase Right of Holders	You may require us to repurchase for cash all or a portion of your notes on November 1, 2010, 2013, 2018, 2023 and 2028 at a purchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the Notes — Repurchase at Option of Holders — Optional Put.”

Change of Control Repurchase Right of Holders	You may require us to repurchase for cash all or a portion of your notes upon a change of control of Beverly Enterprises in certain circumstances and subject to certain conditions. In such case, we will pay a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes — Repurchase at Option of Holders — Change of Control Put.”

Form, Denomination and Registration	The notes will be issued in fully registered form, in denominations of $1,000 and will be represented by one or more global securities, deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the Notes — Form, Denomination and Registration.”

Use of Proceeds	We intend to use the net proceeds of this offering, together with our expected borrowings under our new senior credit facility, to redeem $180.0 million of our outstanding 9% senior notes and $31.0 mil-

lion of our industrial development revenue and first mortgage bonds, to repay $18.6 million of certain mortgage obligations and to pay related fees and expenses of the foregoing. Any excess proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Absence of a Public Market for the Notes	The notes will be a new issue of securities and will not be listed on any securities exchange or automated quotation system. We cannot assure you that any active or liquid market will develop for the notes. See “Underwriting.”

New York Stock Exchange Symbol for our Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol “BEV.”

Risk Factors

      Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” beginning on page S-15 of this prospectus supplement and page 5 of the accompanying prospectus, and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the notes.

      Unless otherwise indicated, information in this prospectus supplement does not assume exercise of the underwriters’ option to purchase up to an additional $15.0 million aggregate principal amount of the notes to cover over-allotments.

Summary Consolidated Financial and Operating Data

      In the following table, we provide you with summary consolidated financial and operating data for the periods ended and the dates indicated. The summary consolidated financial and operating data as of and for the three years ended December 31, 2002 has been restated to reflect asset dispositions during the six months ended June 30, 2003 as discontinued operations. The condensed consolidated financial data as of and for the six months ended June 30, 2003 and 2002 is from our unaudited financial statements and related notes included elsewhere in this prospectus supplement. This summary information should be read along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

	Six months ended
	June 30,		Year ended December 31,

	2003(1)	2002(1)	2002(1)	2001(1)	2000(1)

	(dollars in thousands)
Results of Operations:
Net operating revenues	$1,105,236	$1,117,899	$2,243,176	$2,428,144	$2,365,247
Interest income	2,385	2,135	4,739	2,939	2,501

Total revenues	1,107,621	1,120,034	2,247,915	2,431,083	2,367,748
Costs and expenses:
Operating and administrative:
Wages and related	663,137	665,640	1,332,628	1,464,036	1,427,484
Provision for insurance and related items	72,668	60,425	108,986	93,449	115,689
Other	296,192	293,939	608,674	651,121	689,410
Interest	32,811	32,706	64,713	76,639	77,387
Depreciation and amortization	33,015	36,811	74,741	75,741	82,627
Florida insurance reserve adjustment	—	22,179	22,179	—	—
California investigation settlement and related costs	(925)	6,300	6,300	—	—
Special charges and adjustments related to settlements with the federal government	—	(6,940)	(9,441)	77,495	—
Asset impairments, workforce reductions and other unusual items	1,958	—	77,487	197,091	17,249

Total costs and expenses	1,098,856	1,111,060	2,286,267	2,635,572	2,409,846
Income (loss) before provision for (benefit from) income taxes, discontinued operations and the cumulative effect of a change in accounting principles	$8,765	$8,974	$(38,352)	$(204,489)	$(42,098)
Other Financial Data:
Interest expense	$32,811	$32,706	$64,713	$76,639	$77,387
Capital expenditures	17,369	61,143	100,103	89,401	76,027
Ratio of earnings to fixed charges(2)	1.20x	1.19x	—	—	—
Balance Sheet Data:
Total assets	$1,356,518	$1,545,857	$1,349,895	$1,681,070	$1,875,993
Current portion of long-term debt	35,692	20,684	41,463	64,231	227,111
Long-term debt, excluding current portion	557,202	616,107	588,714	677,442	564,247
Other liabilities and deferred items (excluding current portion)	186,293	205,344	190,291	214,885	195,042
Stockholders’ equity	186,161	306,149	153,472	296,497	583,993
Other Data:
Average occupancy(3)	87.7%	87.9%	87.7%	86.7%	86.7%

(1)	The operations of Matrix, Care Focus, 27 nursing facilities and two assisted living centers, which were disposed of during the six months ended June 30, 2003, have been reported as discontinued operations for all periods presented. In addition, the operations of MK Medical and 10 outpatient clinics have been reclassified as discontinued operations for all periods presented since they have met the criteria under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as assets held for sale.

(2)	Earnings were inadequate to cover fixed charges by $39.8 million, $206.0 million and $44.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest during the period) to pre-tax income (loss) from continuing operations. Fixed charges include interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs.

(3)	Calculated by dividing actual patient days by available patient days for continuing operations. Available patient days are calculated by multiplying total calendar days by the number of beds that are operationally ready for use.

RISK FACTORS

      You should carefully consider the risk factors set forth below, as well as the risk factors beginning on page 5 of the accompanying prospectus and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before purchasing the notes offered pursuant to this prospectus supplement. The risks described below are not the only risks facing us. Any of the following risks, or additional risks and uncertainties not currently known to us or that we currently deem to be immaterial, could materially adversely affect our business, financial condition or results of operations. In that case, you may lose all or part of your original investment.

Risks Relating to this Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      We have now and, after this offering, will continue to have a significant amount of indebtedness. On June 30, 2003, after giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, we would have had total indebtedness of $613.3 million (of which $100.0 million would have consisted of these notes and the balance would have consisted of other debt, all of which would have been senior to the notes). On June 30, 2003, our consolidated balance sheet included a liability of $68.0 million representing the present value of the remaining obligation we owe to the federal government under a civil settlement agreement. In addition, we have $70.0 million of off-balance sheet financing. After giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, our ratio of earnings to fixed charges would have been 1.34 times for the six months ended June 30, 2003; however, our earnings would have been insufficient to cover our fixed charges by $33.6 million for the year ended December 31, 2002.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a competitive disadvantage compared to other less leveraged competitors;

•	limit our ability to pursue business opportunities that may be in our interest; and

•	limit our ability to borrow additional funds.

      In addition, the indenture relating to our 9 5/8% senior notes due 2009 contains restrictive covenants, and our new senior credit facility will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of a substantial amount of our debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further increase the risks associated with our substantial leverage.

      We may be able to incur substantial additional indebtedness in the future. The terms of our existing debt instruments and the indenture relating to the notes do not fully prohibit us from doing so. In addition to the $150.0 million term loan under our new senior credit facility that we expect to borrow at the closing of this offering, we will also be able to borrow up to an additional $75.0 million of revolving credit under the facility, and all of these borrowings will rank senior to the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could increase. See “Description of the New Senior Credit Facility and Other Indebtedness—The New Senior Credit Facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We currently anticipate that cash on hand, cash flows from operations and availability under our banking arrangements will be adequate to repay our debts due within one year of $32.6 million after giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds from both transactions, to make normal recurring annual capital additions and improvements of $65.0 million, to make operating lease and other contractual obligation payments, to make selective acquisitions, including the purchase of previously leased facilities, and to meet working capital requirements for the twelve months ending June 30, 2004.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity of the notes. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility, these notes and our 9 5/8% senior notes, on commercially reasonable terms or at all.

These notes will be unsecured and will be subordinated to any existing senior debt or future senior debt that we incur. In addition, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

      The notes will be general unsecured obligations of Beverly Enterprises and will be subordinated in right of payment to any existing senior debt or future senior debt that we incur. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, upon maturity and in certain other events, our assets will be available to pay obligations on the notes only after all our senior debt has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults (or, in some cases, non-payment defaults) on any existing senior debt or future senior debt that we incur.

      The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions. The terms of the indenture relating to our 9 5/8% senior notes and our new senior credit facility significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. Consequently, our cash flow and our ability to pay our debt depends on our subsidiaries’ cash flow and their payment of funds to us. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their other indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions.

      As of June 30, 2003, after giving pro forma effect to this offering, our expected borrowings under our new senior credit facility and the use of proceeds of both transactions, we (excluding our subsidiaries) would have had $350.4 million of indebtedness that would have constituted senior debt and $100.0 million of subordinated indebtedness, and our subsidiaries would have had $162.9 million of indebtedness to which the notes would have been effectively subordinated.

The notes will not contain restrictive covenants, and there is limited protection in the event of a change of control.

      The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or to make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of the Notes — Repurchase at Option of Holders — Change of Control Put.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

      If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the antidilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Provisions of the Delaware General Corporation Law and our organizational documents may discourage an acquisition of us.

      Our organizational documents and the Delaware General Corporation Law both contain provisions that will impede the removal of directors and may discourage a third-party from making a proposal to acquire us. For example, our board of directors may, without the consent of the stockholders, issue preferred stock with greater voting rights than the common stock. The existence of these provisions may also have a negative impact on the price of our common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control. See “Description of Capital Stock — Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws” for a discussion of these anti-takeover provisions.

Our ability to repurchase the notes with cash upon a change of control may be limited.

      In certain circumstances involving a change of control of Beverly Enterprises, you may require us to repurchase all or a portion of your notes to the extent set forth in this prospectus supplement. If a change in control were to occur, we cannot assure you that, if required, we will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in that event may be limited by law, by the indenture under which the notes will be issued, by the terms of other agreements relating to our debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the notes, we could seek the consent of lenders to repurchase the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the notes. Our failure to repurchase the notes would constitute an event of default under the indenture under which we will issue the notes, which might constitute a default under the terms of our other indebtedness at that time.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

      Holders of the notes are entitled to convert the notes into our common stock if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last day of the immediately preceding fiscal quarter is more than 120% of the conversion price in effect on that 30th trade day, among other circumstances. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should a conversion contingency be met, diluted earnings per share is expected to decrease as a result of the inclusion of the underlying shares in the diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our diluted earnings per share.

The price of our common stock and therefore the price of the notes may fluctuate significantly.

      We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The price of our common stock has been, and is likely to continue to be, highly volatile, which means that it could decline substantially. The price of our common stock could fluctuate significantly for the following reasons, among others:

•	future announcements concerning us or our competitors;

•	quarterly variations in operating results;

•	business acquisitions or divestitures;

•	changes in earnings estimates by analysts;

•	changes in third-party reimbursement practices;

•	regulatory developments; or

•	fluctuations in the economy or general market conditions.

      In addition, stock markets in general, and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years which have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our common stock may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

      In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder files a securities class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation. See “Business — Legal Proceedings.”

Future issuances and sales of our common stock and conversion of the notes could dilute stockholder ownership and cause our common stock price to decline.

      Future sales of substantial amounts of our common stock into the public markets or the conversion of notes into shares of our common stock will dilute the ownership interests of our existing stockholders. As a result, future sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, including, for example, the shares of common stock into which the notes are convertible, could adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or to facilitate trading strategies involving notes and common stock.

We do not expect to pay cash dividends in the foreseeable future.

      We have not paid any cash dividends on our common stock since 1987, and no future dividends are currently planned. We have not repurchased any of our common stock since March 2000. In addition, we are subject to certain restrictions under the indenture relating to our 9 5/8% senior notes and our new senior credit facility related to the payment of cash dividends on, and the repurchase of, our common stock. If these restrictions were removed and we considered paying cash dividends in the future, our board of directors would take into account such matters as the availability of funds for dividends, general business conditions, our financial results, other capital requirements, contractual, legal and regulatory restrictions on the payment of dividends to our stockholders and such other factors as our board of directors may deem relevant.

There may not be a liquid market for the notes, and you may not be able to sell your notes at attractive prices or at all.

      The notes are a new issue of securities for which there is currently no trading market. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including, but not limited to:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, including our credit quality, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	the market price of our common stock;

•	changes in our industry and competition; and

•	general market and economic conditions.

      As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

Risks Relating to Our Business

We rely on reimbursement from governmental programs for a majority of our revenues, and we cannot assure you that reimbursement levels will not decrease in the future.

      Changes in the reimbursement policies of the Medicaid or Medicare programs as a result of budget cuts by federal and state governments or other legislative and regulatory actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

      In the past, states have curtailed their Medicaid payments as a result of budget considerations. Currently, several states in which we operate are experiencing deficits in their fiscal operating budgets. There can be no assurance that those states in which we operate that are experiencing budget deficits, as well as other states in which we operate, will not reduce payment rates.

      The Budget Act broadened the states’ authority to develop their own standards for setting payment rates. It requires each state to use a public process for establishing proposed rates whereby the methodologies and justifications used for setting such rates are available for public review and comment. This requires nursing facilities to become more involved in the rate setting process since failure to do so may interfere with a facility’s ability to challenge rates later.

      In recent years, there have also been reductions in payments to skilled nursing facilities under the Medicare program. Although BBRA and BIPA reversed certain rate reductions enacted under the Budget Act, some of these increases expired on September 30, 2002, the so-called “Medicare cliff.” While CMS announced two increases to skilled nursing facility rates effective October 2003, and will continue certain add-ons for high-acuity patients until CMS refines the RUG system, there can be no assurances that payments from the Medicare program will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to Medicare patients.

      In addition, as required by the Budget Act, CMS has imposed annual limits per beneficiary of $1,590 for physical and speech therapy services combined and $1,590 for occupational therapy. These caps, which became effective September 1, 2003, are being applied to services provided during the four-month period from September though December of 2003. In the absence of further congressional action, new limits will be established for calendar year 2004 and later and will be adjusted by a Medicare economic index. Based on the historical volume of therapy services we have provided in our nursing facilities that are subject to these caps, we anticipate a decrease in our annual net operating revenues resulting from these caps of approximately $13.8 million. Furthermore, our AEGIS annual outside therapy contract revenue is estimated to be reduced by an additional $5.0 million, and AEGIS may be required to adjust therapy staffing levels to offset a portion of this revenue impact.

      On February 10, 2003, CMS published a proposed rule to reduce by 30% the amount that Medicare reimburses skilled nursing facilities and other non-hospital providers for bad debts arising from uncollectible Medicare coinsurance and deductibles. The proposal is to phase in the reduction over a three-year period at 10% per year for cost report periods beginning on or after October 1, 2003.

      Governmental payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative or executive orders and government funding restrictions, all of which may materially decrease the rate of government program payments to us for our services. Our financial condition and results of operations may be affected by reductions in reimbursement levels and the reimbursement process in general, which in the health care industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

Our industry is heavily regulated by the government, which requires our compliance with a variety of laws.

      The operation of our facilities and the services we provide are subject to periodic inspection by governmental authorities to ensure that we are complying with standards established for continued licensure under state law and certification for participation under the Medicare and Medicaid programs. Additionally, in certain states, certificates of need or other similar approvals are required for expansion of our operations. We could be adversely affected if we are unable to obtain these approvals, if the standards applicable to approvals or the interpretation of those standards change and by possible delays and expenses associated with obtaining approvals. Our failure to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent us from being reimbursed for certain of our services.

      In the ordinary course of our business, and like other providers in the health care industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority and notices of deficiencies for failure to comply with various regulatory requirements. We review all such notices and we believe that we take timely and appropriate corrective action. In most cases, with respect to these notices, the facility and the reviewing agency will agree upon the steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of adverse actions against a facility. These adverse actions include:

•	the imposition of fines;

•	temporary suspension of payment for new patients to the facility;

•	decertification from participation in the Medicaid or Medicare programs; or

•	in extreme circumstances, revocation of a facility’s license.

      We have been subject to certain of these adverse actions in the past and could be subject to adverse actions in the future which could result in significant penalties, as well as adverse publicity. Any such penalties or adverse publicity could have a material adverse effect on our financial condition and results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

      As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from private payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	loss of our right to participate in the Medicare or Medicaid programs or one or more private payor networks; and/or

•	damage to our reputation in various markets.

      Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies and, in particular, skilled nursing facilities. The investigations include:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

      We also are subject to potential lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary awards to private plaintiffs who successfully bring these suits.

We are required to comply with laws governing the transmission and privacy of health information.

      The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) requires us to comply with certain standards for the exchange of individually identifiable health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique identifiers for providers, employers, health plans and individuals; security; and privacy. CMS finalized the transaction standards on August 17, 2000 and published modifications to them on February 20, 2003. While we initially were required to comply with them by October 16, 2002, Congress passed legislation in December 2001 that delayed for one year (until October 16, 2003) the compliance date, but only for entities that submitted a compliance plan to the Department of Health and Human Services (“HHS”) by the original implementation deadline, which we did.

      HHS issued the privacy standards on December 28, 2000, and, after certain delays and modifications, they became effective on April 14, 2001, with a compliance date of April 14, 2003. Sanctions for failing to comply with the HIPAA health information practices provisions include criminal penalties and civil sanctions. The security standards went into effect on April 14, 2003, with a compliance date of April 14, 2005 for most covered entities. We cannot assure you that all of the parties with whom we do business will be in compliance with

HIPAA. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions, which could have a material adverse effect on our financial condition and results of operations. See “Business — Government Regulation.”

Health care reform legislation may adversely affect our business.

      In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of these health care initiatives, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by CMS, enhanced pressure to contain health care costs by Medicare, Medicaid and other payors, greater state flexibility and additional operational requirements, could adversely affect us. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us. That impact may have a material adverse effect on our financial condition and results of operations.

We are subject to increasingly expensive and unpredictable patient care liability costs.

      General and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate. We have experienced substantial increases in both the number of claims and lawsuits, as well as the size of the typical claim and lawsuit. We previously experienced significant, unexpected increases in estimated ultimate costs for claims in certain states or areas. In Texas and Florida, the growth in patient care liability claims and lawsuits reached a level where it was not possible for us to continue to operate profitably in certain facilities and precipitated our disposition of all facilities in Texas and Florida and a number of facilities in the Southeast United States and certain other locations. If patient care claims continue to increase in number and size, our future financial condition and operating results may be adversely affected.

Insurance coverage is becoming increasingly expensive and difficult to obtain for long-term care companies, and our insurance carriers could become insolvent and unable to reimburse us.

      Primarily as a result of patient care liability costs for long-term care providers, insurance companies are ceasing to insure long-term care companies, or severely limiting their capacity to write long-term care general and professional liability insurance. In addition, in the wake of the September 11, 2001 events, reduced overall insurance capacity and increasing insurance company losses, the insurance environment in general has become unstable, making it increasingly difficult to obtain coverage for patient care liabilities and certain other risks. When insurance coverage is available, insurance carriers are typically requiring companies to significantly increase their liability retention levels and/or pay substantially higher premiums for reduced coverage for most insurance coverages, including workers’ compensation, employee healthcare and patient care liability. We are experiencing higher premiums and retention levels. Our insurance covering patient care liability comes up for renewal in the second quarter of 2004. We cannot assure you that we will be able to renew our patient care liability insurance on terms as favorable as those we currently have.

      We have purchased insurance for workers’ compensation, property, casualty and other risks from numerous insurance companies. In many cases, the policies provide coverage for events occurring in specific time frames that may only be determined in later years. We exercise care in selecting companies from which we purchase insurance, including review of published ratings by recognized rating agencies, advice from national brokers and consultants and review of trade information sources. There exists a risk that any of these insurance companies may become insolvent and unable to fulfill their obligation to defend, pay or reimburse us when that obligation becomes due. Although we believe the companies we have purchased insurance from are solvent, in light of the dramatic changes occurring in the insurance industry in recent years, we cannot assure you that they will remain solvent and able to fulfill their obligations.

Our operations are subject to occupational health and safety regulations.

      We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. Among the types of regulatory requirements faced by health care providers such as us are: air and water quality control requirements, occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics), waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substance requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements. If we fail to comply with these standards, we may be subject to sanctions and penalties, which could have a material adverse effect on our financial condition and results of operations.

State efforts to regulate the construction or expansion of health care providers could impair our ability to expand our operations.

      Some states require health care providers (including skilled nursing facilities, home health agencies, hospices and assisted living centers) to obtain prior approval, known as a certificate of need (a “CON”) for:

•	the purchase, construction or expansion of health care facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

      To the extent that we are required to obtain a CON or other similar approvals to expand our operations, either by acquiring facilities or expanding or providing new services or other changes, our expansion could be adversely affected by our failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals. We cannot assure you that we will be able to obtain CON approval for all future projects requiring this approval.

We face national, regional and local competition.

      Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing facility. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing facilities in the local market, the types of services available, quality of care, reputation, age and appearance of each facility and the cost of care in each locality.

      We also compete with a variety of other companies in providing assisted living services, rehabilitation therapy services and home care services. Given the relatively low barriers to entry and continuing health care cost containment pressures in the assisted living industry, the assisted living industry has become increasingly competitive. Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

Our civil settlement agreement with the United States Government with respect to alleged violations of cost allocations under Medicare and our settlement agreement with the State of California negatively impact our cash flows, and our civil settlement agreement with the United States Government subjects us to a Corporate Integrity Agreement.

      On February 3, 2000, we entered into a series of separate agreements with the United States Department of Justice and the Office of Inspector General (the “OIG”) of HHS, which are described in detail under “Business — Legal Proceedings.” Under the civil settlement agreement, we paid the federal government $25.0 million during the first quarter of 2000 and agreed to reimburse the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments ending in the first quarter of 2008. As of June 30, 2003, the present value of the remaining obligation was $68.0 million. As a result of such withholdings, our cash flows from operations were negatively impacted by $18.1 million during the year ended December 31, 2002, and are expected to be negatively impacted at an annual rate of $18.1 million.

      As part of this series of agreements, we entered into a Corporate Integrity Agreement with the OIG. This agreement requires that we monitor, on an ongoing basis, our compliance with the requirements of the federal health care programs. This agreement addresses our obligations to ensure that we comply with the requirements of participation in the federal health care programs. It also includes our functional and training obligations, audit and review requirements and record keeping and reporting requirements. We believe that we are generally in compliance with the requirements of our Corporate Integrity Agreement and file annual reports with the OIG documenting our compliance.

      On August 1, 2002, we reached an agreement with the State of California on the settlement of an investigation by the Attorney General’s office and the District Attorney of Santa Barbara County of patient care issues in several California nursing facilities as described under “Business — Legal Proceedings.” In accordance with the terms of the settlement agreement, Beverly Enterprises-California, Inc. paid a fine of $54,000, reimbursed the Attorney General and the Santa Barbara County District Attorney $533,000 for the costs of their investigations and paid a $2.0 million civil penalty in four equal, quarterly installments of $500,000.

      In addition, certain revisions were made to our Corporate Integrity Agreement to reflect a permanent injunction requiring our nursing facilities in California to conduct additional training programs and to hire an independent quality monitor to assess our quality care systems.

      If we fail to comply with our Corporate Integrity Agreement, we may be subject to penalties or exclusion from the Medicare and Medicaid programs, which could have a material adverse effect on our financial condition and results of operations.

We are subject to material litigation.

      We are, and may in the future be, subject to litigation which, if determined adversely against us, could have a material adverse effect on our business or financial condition. Pending, threatened or future litigation could have a material adverse effect on our financial condition and results of operations. See “Business — Legal Proceedings.”

Our failure to attract and retain qualified personnel could harm our business.

      A national shortage of nurses and other trained personnel and general inflationary pressures have required us to adjust our wage and benefits packages in order to compete for qualified personnel. Labor costs account for approximately 54% of the operating expenses of our Nursing Facilities segment. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. Although we currently do not face a staffing shortage in all markets where we operate, we have used high-priced temporary help to supplement staffing levels in markets with shortages of health care workers, primarily in 2001 and 2000. Although we are addressing this challenge through recruiting and retention programs and training initiatives, these programs and initiatives may not stabilize or improve our ability to attract and retain these personnel. Our inability to control labor availability and cost could have a material adverse effect on our financial condition and results of operations.

If we fail to cultivate new or maintain existing relationships with the physicians in the communities in which we operate, our patient base may decrease.

      Our patient base depends in part upon the admissions and referral practices of the physicians in the communities in which we operate and our ability to cultivate and maintain relationships with these physicians. Physicians referring patients to our facilities are not our employees and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our patient population may decline, which, if significant, could have a material adverse effect on our financial condition and results of operations.

Changes in the mix of our patient population among the Medicaid, Medicare and private categories may significantly affect our revenues and profitability.

      The sources and amounts of our patient revenues are determined by a number of factors, including licensed bed capacity and census of our facilities, average length of stay of our residents, the mix of our patients by payor type (for example, Medicare versus Medicaid or private), and the acuity level of our patients. Changes in the case mix of patients, the mix of patients by payor type and payment methodologies may significantly affect our profitability. In particular, changes which increase the percentage of Medicaid residents within our facilities could have a material adverse effect on our financial operations, especially in states whose reimbursement levels are below our operating costs.

Certain trends in the health care industry are putting pressure on our ability to maintain nursing facility census.

      Over the past decade, a number of trends have developed that impact our census. These trends include:

•	overbuilding of nursing facilities in states that have eliminated the CON process for new construction;

•	creation of nursing facilities by acute-care hospitals to keep discharged patients within their complex;

•	rapid growth of assisted living centers, which sometimes are more attractive to less medically complex patients; and

•	the availability of eldercare services delivered to the home.

      The negative impact of these trends on nursing facility census varies from facility to facility, from community to community and from state to state, and if we are not successful in responding to them, these trends could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

      We expect the net proceeds of this offering will be $97.3 million. Concurrently with the consummation of this offering, we intend to enter into a new $225.0 million senior credit facility with a syndicate of lenders providing for a five-year term loan of $150.0 million and a four-year revolving credit facility of $75.0 million. We intend to use the gross proceeds of this offering, together with $150.0 million of expected borrowings under our new senior credit facility, as follows:

•	to redeem all $180.0 million in aggregate principal amount of our outstanding 9% senior notes due 2006 and to pay applicable premiums of $2.7 million;

•	to redeem $31.0 million of our industrial development revenue and first mortgage bonds;

•	to repay $18.6 million of our mortgage obligations;

•	to pay combined transaction fees and expenses of approximately $9.3 million; and

•	for general corporate purposes.

      Pending use of the net proceeds of the offering and the borrowings under our new senior credit facility, the proceeds will be placed in an escrow account. Our industrial development revenue and first mortgage bonds to be redeemed are due in annual installments through the year 2009, at effective interest rates of 7.0% to 8.75%. Our mortgage obligations to be repaid require monthly installments through the year 2022 and have interest rates ranging from 7.0% to 9.0%. Our new senior credit facility is described under “Description of the New Senior Credit Facility and Other Indebtedness.” We anticipate that the interest rate for the five-year term loan under our new senior credit facility will be the prime lending rate plus 2.25% at closing. At closing, we expect to initially use $36.1 million of availability under the revolving credit facility for letters of credit.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed on the New York and Pacific Stock Exchanges under the symbol “BEV.” The table below sets forth, for the periods indicated, the range of high and low sales prices of our common stock as reported on the New York Stock Exchange composite tape.

	Prices

	High	Low

2001
First Quarter	$8.50	$5.94
Second Quarter	10.73	5.20
Third Quarter	12.10	8.50
Fourth Quarter	10.69	6.50
2002
First Quarter	$9.50	$5.66
Second Quarter	9.18	6.95
Third Quarter	7.95	1.90
Fourth Quarter	3.89	1.60
2003
First Quarter	$3.00	$1.63
Second Quarter	4.30	1.80
Third Quarter	6.99	3.71
Fourth Quarter (through October 15)	6.39	5.06

      On October 15, 2003, the closing sale price of our common stock on the New York Stock Exchange was $5.40 per share. On September 30, 2003, there were 4,992 record holders of our common stock.

DIVIDEND POLICY

      We are subject to certain restrictions under the indenture relating to our 9 5/8% senior notes and our new senior credit facility related to the payment of cash dividends on our common stock. We have not paid any cash dividends on our common stock since 1987, and no future dividends are currently planned. In deciding whether to propose a dividend and determining the dividend amount, our board of directors would take into account such matters as the availability of funds for dividends, general business conditions, our financial results, other capital requirements and contractual, legal and regulatory restrictions on the payment of dividends to our stockholders and such other factors as our board of directors may deem relevant.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and total consolidated capitalization as of June 30, 2003 on an actual basis and an as adjusted basis after giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions as if they had occurred on June 30, 2003. The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

	As of June 30, 2003

	Actual	As Adjusted

	(dollars in thousands)
Cash and cash equivalents	$134,534	$142,934

Total long-term debt (excluding current portion)(1)(2):
Existing senior credit facility	$—	$—
New senior credit facility(3)	—	150,000
9% senior notes due 2006	180,000	—
9 5/8% senior notes due 2009	200,000	200,000
Notes and mortgages	85,351	68,051
Industrial development revenue bonds	60,120	58,300
8 3/4% first mortgage bonds	10,377	—
8 5/8% first mortgage bonds	16,990	—
Capital lease obligations	4,364	4,364
2.75% convertible subordinated notes due 2033	—	100,000

Total long-term debt	557,202	580,715
Stockholders’ equity:
Preferred stock, shares authorized: 25,000,000	—	—
Common stock, shares issued: 115,423,783	11,542	11,542
Additional paid-in capital	893,499	893,499
Accumulated deficit	(611,614)	(619,103)
Accumulated other comprehensive income	1,292	1,292
Treasury stock, at cost: 8,301,795 shares	(108,558)	(108,558)

Total stockholders’ equity	186,161	178,672

Total capitalization	$743,363	$759,387

(1)	We have significant obligations that are not reflected in this table, including, but not limited to, $70.0 million of off-balance sheet medium-term notes, a liability of $68.0 million representing the present value of our obligation under our civil settlement agreement and approximately $194.6 million of discounted insurance liabilities. See “Risk Factors—Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

(2)	The current portion of our long-term debt at June 30, 2003 was $35.7 million. After giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, the current portion of our long-term debt at June 30, 2003 would have been $32.6 million.

(3)	Total availability under the revolving portion of our new senior credit facility is expected to be $75.0 million, of which up to $55.0 million will be available for letters of credit. As of September 30, 2003, there was $39.8 million of availability used under our existing senior credit facility for letters of credit. At the closing of this offering, we expect to initially use $36.1 million of the availability under the revolving portion of our new senior credit facility for letters of credit. See “Description of the New Senior Credit Facility and Other Indebtedness.”

SELECTED CONSOLIDATED FINANCIAL DATA

      In the following table, we provide you with selected consolidated financial and operating data for the periods ended and the dates indicated. The selected consolidated financial and operating data has been restated to reflect asset dispositions during the six months ended June 30, 2003 as discontinued operations. We have prepared the selected consolidated financial data as of and for the six months ended June 30, 2003 and 2002 from our unaudited financial statements and related notes included elsewhere in this prospectus supplement. This summary information should be read along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

	Six months ended June 30,		Years ended December 31,

	2003(1)	2002(1)	2002(1)	2001(1)	2000(1)	1999(1)	1998(1)(2)

	(dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Net operating revenues	$1,105,236	$1,117,899	$2,243,176	$2,428,144	$2,365,247	$2,232,684	$2,565,839
Interest income	2,385	2,135	4,739	2,939	2,501	4,231	10,644

Total revenues	1,107,621	1,120,034	2,247,915	2,431,083	2,367,748	2,236,915	2,576,483
Costs and expenses:
Operating and administrative:
Wages and related	663,137	665,640	1,332,628	1,464,036	1,427,484	1,373,791	1,517,186
Provision for insurance and related items	72,668	60,425	108,986	93,449	115,689	84,611	152,074
Other	296,192	293,939	608,674	651,121	689,410	618,080	757,133
Interest	32,811	32,706	64,713	76,639	77,387	70,731	64,509
Depreciation and amortization	33,015	36,811	74,741	75,741	82,627	83,342	82,951
Florida insurance reserve adjustment	—	22,179	22,179	—	—	—	—
California investigation settlement and related costs	(925)	6,300	6,300	—	—	—	—
Special charges and adjustments related to settlements with the federal government	—	(6,940)	(9,441)	77,495	—	202,447	1,865
Asset impairments, workforce reductions and other unusual items	1,958	—	77,487	197,091	17,249	23,796	70,675
Year 2000 remediation	—	—	—	—	—	12,402	9,719

Total costs and expenses	1,098,856	1,111,060	2,286,267	2,635,572	2,409,846	2,469,200	2,656,112

Income (loss) before provision for (benefit from) income taxes, discontinued operations and cumulative effects of changes in accounting principles	8,765	8,974	(38,352)	(204,489)	(42,098)	(232,285)	(79,629)
Provision for (benefit from) income taxes	2,437	2,410	6,085	60,461	(14,536)	(87,150)	(37,705)

Income (loss) before discontinued operations and cumulative effects of changes in accounting principles	6,328	6,564	(44,437)	(264,950)	(27,562)	(145,135)	(41,924)
Discontinued operations, net of taxes of $0 — 2003; $0 — 2002; $927 — 2001; $(7,726) — 2000; $8,071 — 1999; and $10,712 — 1998	23,351	(74)	(24,482)	(36,322)	(26,940)	10,488	15,318
Cumulative effects of changes in accounting principles, net of taxes of $0 — 2002; $2,811 — 1998(3)	—	(77,171)	(77,171)	—	—	—	(4,415)

Net income (loss)	$29,679	$(70,681)	$(146,090)	$(301,272)	$(54,502)	$(134,647)	$(31,021)

	Six months ended June 30,				Years ended December 31,

	2003(1)		2002(1)		2002(1)	2001(1)	2000(1)	1999(1)	1998(1)(2)

	(dollars in thousands, except per share data)
Basic and diluted income (loss) per share of common stock:
Before discontinued operations and cumulative effects of changes in accounting principles	$0.06		$0.06		$(0.42)	$(2.55)	$(0.27)	$(1.42)	$(0.40)
Discontinued operations, net of taxes	0.22		—		(0.23)	(0.35)	(0.26)	0.11	0.14
Cumulative effects of changes in accounting principles, net of taxes	—		(0.74)		(0.74)	—	—	—	(0.04)

Net income (loss)	$0.28		$(0.68)		$(1.39)	$(2.90)	$(0.53)	$(1.31)	$(0.30)

Shares used to compute per share amounts (in thousands)	105,956		104,587		104,726	104,037	102,452	102,491	103,762
Ratio of earnings to fixed charges(4)	1.20	x	1.19	x	—	—	—	—	—
Consolidated Balance Sheet Data (at period end):
Total assets	$1,356,518		$1,545,857		$1,349,895	$1,681,070	$1,875,993	$1,982,880	$2,160,511
Current portion of long-term debt	35,692		20,684		41,463	64,231	227,111	34,052	27,773
Long-term debt, excluding current portion	557,202		616,107		588,714	677,442	564,247	746,164	878,270
Stockholders’ equity	186,161		306,149		153,472	296,497	583,993	641,124	776,206
Other Data:
Average occupancy(5)	87.7%		87.9%		87.7%	86.7%	86.7%	86.8%	88.4%

(1)	The operations of Matrix, Care Focus, 27 nursing facilities and two assisted living centers, which were disposed of during the six months ended June 30, 2003, have been reported as discontinued operations for all periods presented. In addition, the operations of MK Medical and 10 outpatient clinics have been reclassified as discontinued operations for all periods presented since they have met the criteria under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as assets held for sale. In accordance with Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, the extraordinary loss on the early extinguishment of debt of $2,717 in 1998 has been reclassified as asset impairments, workforce reductions and other unusual items, and its related tax benefit, in the amount of $1,057, has been reclassified as provision for (benefit from) income taxes.

(2)	Includes the operations of American Transitional Hospitals, Inc. through June 30, 1998.

(3)	Includes a $77,171 goodwill impairment charge relating to the 2002 adoption of SFAS No. 142, Goodwill and Other Intangible Assets, and a $4,415 charge in 1998 relating to the adoption of SOP 98-5, Reporting on the Costs of Start-up Activities, which changed the accounting for start-up costs.

(4)	Earnings were inadequate to cover fixed charges by $39.8 million, $206.0 million, $44.4 million, $233.9 million and $81.0 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest during the period) to pre-tax income (loss) from continuing operations. Fixed charges include interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs.

(5)	Calculated by dividing actual patient days by available patient days for continuing operations. Available patient days are calculated by multiplying total calendar days by the number of beds that are operationally ready for use.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

      Our business consists principally of providing health care services, including the operation of nursing facilities, assisted living centers, hospice and home care centers, outpatient clinics and rehabilitation therapy services. We are one of the largest operators of nursing facilities in the United States. As of August 31, 2003, we operated 423 nursing facilities with a total of 45,492 licensed beds. Our nursing facilities are located in 26 states and the District of Columbia and range in capacity from 24 to 355 licensed beds. Our nursing facilities had average occupancy for continuing operations, based on operational beds, of 87.7% during each of the six months ended June 30, 2003 and the year ended December 31, 2002. As of August 31, 2003, we also operated 22 assisted living centers containing 621 units, 23 hospice and home care centers, and 10 outpatient clinics. Net operating revenues from continuing operations were $1,105.2 million for the six months ended June 30, 2003, and $2,243.2 million for the year ended December 31, 2002.

Operations and Services

      Our operations are currently organized into three primary operating segments: Nursing Facilities, AEGIS and Home Care.

      Nursing Facilities. Our Nursing Facilities’ operations provide long-term health care and rehabilitation services through the operation of skilled nursing facilities and assisted living centers and accounted for approximately 95% of our net operating revenues for the six months ended June 30, 2003 and approximately 96% of our net operating revenues for the year ended December 31, 2002. Our facilities provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services and a full range of pharmacy services and medical supplies. Our skilled nursing staff also provides complex and intensive medical services to residents with higher acuity needs outside the traditional acute-care hospital setting. We have designed our assisted living centers to provide residents with a greater degree of independence while still offering routine services and, if required, limited medical care.

      AEGIS. Our AEGIS segment provides rehabilitation therapy services under contract to our nursing facilities, as well as 455 third-party nursing facilities, and accounted for approximately 3% of our net operating revenues for the six months ended June 30, 2003 and approximately 2% of our net operating revenues for the year ended December 31, 2002. AEGIS offers skilled occupational, physical and speech therapy services designed to maximize function and independence, assist in recovery from medical conditions and compensate for remaining disabilities.

      Home Care. Our Home Care operations, which accounted for approximately 2% of our net operating revenues for each of the six months ended June 30, 2003 and the year ended December 31, 2002, primarily provide hospice services within our nursing facilities, in facilities operated by other health care providers and in patients’ homes. Our hospice services include palliative care for terminally ill patients, as well as pastoral, counseling and bereavement services for the families of hospice patients.

Governmental Regulation and Reimbursement

      We are subject to extensive regulation by federal, state and local agencies. Each of our facilities must comply with regulations regarding staffing levels, patient care standards, occupational health and safety, patient confidentiality, billing and reimbursement, as well as environmental and biological hazards, among others. Additionally, government agencies have steadily increased their enforcement activity in this industry over the past several years, particularly with respect to large for-profit, multi-facility providers like us. This regulatory environment may force us to expend considerable resources to ensure compliance and respond to inspections, investigations or other enforcement actions. We believe the government will continue aggressive enforcement in the future.

      In the ordinary course of business, we periodically receive notices of deficiencies for allegations of failure to comply with various regulatory requirements. We review all such notices and take timely and appropriate corrective action. In most cases, the facility and the government will agree upon steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the government may take a number of adverse actions against the facility or us, including imposition of fines, temporary suspension of admission of new patients, decertification from participation in Medicaid or Medicare programs and licensure revocation.

      CMS has announced two increases to skilled nursing facility Medicare rates, which were each effective October 1, 2003. The first increase of 3.26% is a cumulative correction for understated market basket increases that CMS has relied on since 1998. The second increase of 3.0%, which is applied to the Medicare rates subsequent to them being adjusted for the 3.26% increase above, is the annual market basket increase for the federal fiscal year beginning October 1, 2003. Based on our current volume and mix of Medicare patients, we anticipate the combined impact of these proposed increases to result in an increase in our net operating revenues of approximately $7.8 million for the fourth quarter of 2003 and approximately $23.4 million for the first nine months of 2004, for an annual impact of approximately $31.2 million.

      On June 30, 2003, plaintiffs seeking a temporary restraining order to delay the implementation of two Medicare Part B therapy caps scheduled to take effect July 1, 2003 entered into a settlement agreement with CMS. This agreement further delayed the implementation of such caps until September 1, 2003. The annual caps for 2003 of $1,590 for physical and speech therapy services combined and $1,590 for occupational therapy services, which have been adjusted for inflation, are being applied to services provided during the four-month period from September through December of 2003. Based on the historical volume of Part B therapy services provided in our nursing facilities, the anticipated decrease in our annual net operating revenues resulting from reinstatement of the Part B therapy caps is expected to be approximately $13.8 million. Furthermore, our AEGIS annual outside therapy contract revenue will likely be reduced by an additional $5.0 million and AEGIS may be required to adjust therapy staffing levels to offset a portion of this revenue impact.

      On February 10, 2003, CMS published a proposed rule to reduce by 30 percent the amount that Medicare reimburses skilled nursing facilities and other non-hospital providers for bad debts arising from uncollectible Medicare coinsurance and deductibles. The proposal is to phase in the reduction over a three-year period at 10 percent per year for cost report periods beginning on or after October 1, 2003, which would be effective for us January 1, 2004. Based on our current volume of Medicare bad debts, this proposed change would reduce our net operating revenues by approximately $1.6 million, $3.3 million and $4.9 million for 2004, 2005 and 2006, respectively.

Critical Accounting Policies

      Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements because their application requires significant judgment and reliance on estimations of matters that are inherently uncertain. Certain risks related to these critical accounting policies are described in the following paragraphs.

Revenue Recognition, Accounts Receivable and Allowances for Doubtful Accounts

      Our revenues are derived primarily from providing long-term health care services. Approximately 80% of our current net operating revenues is derived from federal and state health care programs (primarily Medicare and Medicaid). We record revenues when services are provided at standard charges adjusted to amounts estimated to be received under governmental programs or other third-party contractual arrangements based on contractual terms and historical experience.

      All providers participating in the Medicare and Medicaid programs are required to meet certain financial cost reporting requirements. Federal and state regulations generally require the submission of annual cost reports covering revenues, costs and expenses associated with the services provided to Medicare beneficiaries and

Medicaid recipients. Annual cost reports are subject to routine audits and retroactive adjustments. These audits often require several years to reach the final determination of amounts due to, or by, us under these programs.

      As adjustments to recorded revenues become known or as cost reporting years are no longer subject to audits, reviews or investigations, the amounts of our revenues and receivables are revised. Our revenues are reported at their estimated net realizable amounts, and we believe adequate provision has been made to reflect any adjustments that could result from audits of cost reports. However, due to the complexity of the laws and regulations governing the Medicare and Medicaid programs, there is at least a possibility that recorded estimates will change by a material amount in the near term.

      Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action including fines, penalties, and possible exclusion from the Medicare and Medicaid programs. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the issue.

      We record bad debt expense monthly using a percentage of revenue approach that reflects our historical experience. Each quarter we adjust the allowance for doubtful accounts according to the aging of the receivables. These adjustments are based on our weighted average experience by payor type, and recognize the relative risk depending on the source of the payment. Private pay accounts usually represent our highest collectibility risk. In addition, specific accounts that are determined to be uncollectible (due to bankruptcy, insufficient documentation, lack of third-party coverage or financial resources and the like) are fully reserved when such determinations are made. If circumstances change (including, but not limited to: economic downturn; higher than expected defaults or denials; reduced collections; and changes in our payor mix), our estimates of the recoverability of our receivables could be reduced by a material amount. Our provisions for bad debts represented 1.7% of net operating revenues from continuing operations for the six months ended June 30, 2003 and 2.5% for the year ended December 31, 2002. Our allowance for doubtful accounts represented approximately 19% and 20% of patient accounts receivable at June 30, 2003 and December 31, 2002, respectively. We believe adequate provision has been made for receivables that may prove to be uncollectible.

Patient Care Liability and Insurance Risks

      General and professional liability costs for the long-term health care industry have become increasingly expensive and difficult to estimate. In addition, insurance coverage for patient care liability and certain other risks, for nursing facilities specifically and companies in general, has become increasingly difficult to obtain. When obtained, insurance carriers are often requiring companies to significantly increase their liability retention levels and pay substantially higher premiums for reduced terms of coverage. The majority of our workers’ compensation and auto liability risks are insured through loss-sensitive insurance policies with affiliated and unaffiliated insurance companies. For our general and professional liabilities, we are responsible for the first dollar of each claim, up to a self-insurance limit determined by the individual policies, subject to aggregate limits in certain prior policy years.

      Our liabilities for general, professional and workers’ compensation risks are estimated by our independent actuaries twice a year using the most recent trends of claims, settlements and other relevant data. On an undiscounted basis, these liabilities totaled $233.3 million at June 30, 2003. On our financial statements, these liabilities are discounted at 10% to their present value using expected loss payment timing patterns. The discount rate is based upon our best estimate of the incremental borrowing rate that would be required to fund these liabilities with uncollateralized debt. A reduction in the discount rate by one-half of a percentage point would have resulted in an additional pre-tax charge of $1.7 million and $1.4 million for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively. Based on information provided by our independent actuaries, we estimate our range of discounted exposure for these liabilities to be $190.4 million to $203.5 million. At June 30, 2003, our recorded reserves for these liabilities totaled $194.6 million. We believe adequate provision has been made in the financial statements for liabilities that may arise out of patient care and other services.

Off-Balance Sheet Obligations

      At June 30, 2003, we had an off-balance sheet financing arrangement of $70.0 million medium-term notes. These notes are obligations of Beverly Funding Corporation (“BFC”), a non-consolidated bankruptcy remote, qualifying special purpose entity. BFC’s sole purpose is to acquire, own, hold, and otherwise administer certain patient accounts receivable originated and sold to it by certain of our operating subsidiaries and to issue beneficial interests in those receivables. Under the terms of the arrangement, certain of our wholly owned operating subsidiaries (groups of nursing facilities within each state that we operate, referred to as the Selling Subsidiaries), which are separate legal entities, sell Medicaid and Veterans Administration patient accounts receivable to Beverly Health and Rehabilitation Services, Inc. (“BHRS”), our wholly owned operating subsidiary. BFC then purchases these receivables under a revolving sales structure from BHRS at a discount of 1%. BFC receives its funding from: (1) the issuance of debt to third-party investors and (2) investments made in BFC by us. At June 30, 2003 and December 31, 2002, BFC had $100.6 million and $101.4 million, respectively, of net patient accounts receivable.

      The medium-term notes were issued in June and July 1999 to third-party investors. The proceeds were used to redeem $40.0 million of then outstanding medium-term notes issued by BFC in 1994 that were nearing maturity and to purchase additional eligible receivables from BHRS. In addition, we increased our investment in BFC, allowing BFC to purchase additional eligible receivables to serve as excess collateral for the new medium-term notes. Under the terms of the arrangement, BFC is required to maintain receivables in excess of the outstanding balance of the medium-term notes based on a calculated formula included in the Master Sale and Servicing Agreement among BHRS, BFC and Beverly Enterprises. The medium-term notes mature in 2005; however, according to the provisions of the notes, principal payments on these obligations are calculated based on quarterly collections of the underlying receivables, and are required to begin during the second quarter of 2004.

      Prior to June 1999, BFC’s assets, liabilities and operating results were consolidated with us. However, in June 1999 in connection with the redemption of previously issued medium-term notes, and issuance of the medium-term notes in June and July 1999, the Master Sale and Servicing Agreement was amended so that BFC met the definition of a qualifying special purpose entity as defined in Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Specifically, BFC was no longer permitted to hold or purchase receivables that originated prior to January 1, 1997 (a condition that prevented it from becoming a qualifying special purpose entity prior to June 1999). We continually evaluate the organizational structure and operations of BFC to ensure that it remains legally isolated from us and each of our operating subsidiaries and that it maintains its status as a qualifying special purpose entity and, thereby, remains deconsolidated.

      Our investment in BFC, which is subject to periodic collectibility review, has been recorded as a non-current asset in our consolidated balance sheets included elsewhere in this prospectus supplement. The primary factor in the collectibility review is the determination of the net realizable value of the excess receivables serving as collateral for the medium-term notes. The net realizable value is determined through a collectibility analysis of the receivables purchased and held by BFC. This collectibility analysis considers historical collection experience and is adjusted according to the aging of the receivables. Once the net realizable value of the excess receivables is determined, we compare it to the carrying value of the asset and adjust the asset when the analysis indicates that it may not be fully recovered.

      At June 30, 2003 and December 31, 2002, our investment of $31.0 million, which approximated the excess level of receivables held by BFC, was included in “Other assets” on our consolidated balance sheets. Our total investments in BFC have been adjusted from their initial value of $35.0 million due to cumulative credit losses incurred by BFC associated with the purchased receivables since June 1999. We believe our asset will be realized upon the maturity and repayment of the medium-term notes and collection of the excess receivables and is expected to approximate the carrying value of our asset. We monitor this off-balance sheet obligation throughout the year and believe the obligation and any related assets should not be included in our consolidated financial statements under current generally accepted accounting principles.

      In addition, as of June 30, 2003, we had off-balance sheet debt guarantees of $24.4 million that primarily arose from our sales of nursing facilities. We also guarantee certain third-party operating leases. Those guarantees arose from our dispositions of leased facilities, and the underlying leases had $22.5 million of minimum rental commitments remaining through the initial lease terms. In addition, we guaranteed an executive officer’s bank loan of approximately $200,000, which is collateralized by shares of our common stock pledged by the officer.

Asset Impairments

      We recorded pre-tax asset impairment charges of $361,000 for the six months ended June 30, 2003 and $69.6 million, $170.8 million (includes $55.1 million of exit and other costs) and $9.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. We also recorded additional impairments of goodwill of $77.2 million in 2002 as the cumulative effect of an accounting change in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). We evaluate our long-lived assets for impairment whenever indicators of impairment exist, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). These indicators of impairment can include, but are not limited to, the following:

•	a history of operating losses, with expected future losses;

•	changes in the regulatory environment affecting reimbursement;

•	decrease in cash flows or cash flow deficiencies;

•	changes in the way an asset is used in the business; and

•	commitment to a plan to sell or otherwise dispose of an asset.

      During 2003, management’s determination to close two nursing facilities led to impairment analyses on these assets. During 2002, changes in the regulatory environment affecting Medicare reimbursement led to a long-lived asset impairment analysis on our Nursing Facilities segment. During 2001, continuing operating losses in several of our lines of business, including certain outpatient clinics, our managed care contracting entity, certain Home Care businesses and a few of our nursing facilities, led to impairment analyses on these assets. During 2000, operating losses at certain outpatient clinics and management’s determination to dispose of, or terminate the leases on, six nursing facilities led to impairment analyses to be calculated on these assets.

      These impairment analyses included:

•	estimating the undiscounted cash flows to be generated by each clinic, unit, facility or property, primarily over the remaining life of the primary asset; and

•	reducing the carrying value of the asset to the estimated fair value when the total estimated undiscounted cash flows was less than the current book value of the clinic, unit, facility or property.

      In estimating the undiscounted cash flows for our nursing facilities, we primarily used our internally prepared budgets and forecast information, with certain probability adjustments, including, but not limited to, the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In order to estimate the fair values of the nursing facilities, we used a discounted cash flow approach, supplemented by public resource information on valuations of nursing facility sales transactions, by region of the country. Where the estimated undiscounted cash flows were negative, we estimated the fair values based on discounted public resource information, sales values or estimated salvage value. For other lines of business that lack significant property investments, we discounted the next five years of expected cash flows. A substantial change in the estimated future cash flows for these facilities or businesses could materially change the estimated fair values of these assets, possibly resulting in an additional impairment.

      In July 2001, SFAS No. 142 was issued, which established new rules on the accounting for goodwill and other intangible assets. In accordance with this standard, we performed the initial screening for potential impairments of our indefinite lived intangible assets by reporting unit as of January 1, 2002. We determined the estimated fair values of each reporting unit using discounted cash flow analyses, along with independent source data related to recent transactions. Based on this determination, we identified potential goodwill impairments at our former Matrix segment and at Care Focus, a former reporting unit within our Home Care segment. We engaged a qualified, independent valuation group to determine the estimated fair values of each of these reporting units. Their analysis was completed in the fourth quarter of 2002, and led to the recording of goodwill impairment charges as the cumulative effect of an accounting change of $77.2 million as of January 1, 2002, including $70.6 million for Matrix and $6.6 million for Care Focus. The outpatient therapy clinic operations and the managed care network of Matrix were sold during January 2003. The Care Focus unit was sold in June 2003. Based on our annual October 1, 2002 assessment of all reporting units, no additional impairment of goodwill was required.

      During 2001, management initiated a formal plan to dispose of all of our nursing facility operations in Florida. Accordingly, these assets were written down to their estimated sales value less selling costs. We ultimately leased these assets to a third-party in the fourth quarter of 2001, with the real estate transaction closing in January 2002. Under accounting standards in effect in 2001, our Florida assets were not considered discontinued operations.

Operating Results

Six Months 2003 Compared to Six Months 2002

  Results of Operations — Continuing Operations

      We reported net income from continuing operations for the six months ended June 30, 2003 of $6.3 million, compared to $6.6 million for the same period in 2002. Net income from continuing operations for the six months ended June 30, 2003 included pre-tax charges for asset impairments, workforce reductions and other unusual items totaling $2.0 million and the reversal of $925,000 related to costs originally accrued for the California investigation settlement (see “Business — Legal Proceedings”). Net income from continuing operations for the six months ended June 30, 2002 included net pre-tax charges totaling $21.5 million, consisting of the following:

•	$22.2 million for prior policy-year patient care liability costs related to our Florida facilities which had been previously sold;

•	$6.3 million related to the settlement and related costs for the California investigation settlement; and

•	partially offset by a decrease of $6.9 million in reserves established in conjunction with previous settlements of federal government investigations.

  Net Operating Revenues

      We reported net operating revenues of $1,105.2 million during the six months ended June 30, 2003, compared to $1,117.9 million for the same period in 2002. Net operating revenues for the six months ended June 30, 2003 and 2002 have been adjusted to exclude net operating revenues related to discontinued operations. The decrease of $12.7 million consists of the following:

•	a decrease of $30.2 million due to the dispositions of 20 nursing facilities, four home care centers and 10 outpatient clinics during 2002;

•	a decrease of approximately $194,000 for facilities we operated during each of the periods ended June 30, 2003 and 2002 (“same facility operations”);

•	an increase of $10.3 million from growth in AEGIS’ non-Beverly therapy business; and

•	an increase of $7.4 million primarily due to the openings of two newly constructed nursing facilities, two hospice centers and two start-up businesses.

      The decrease in net operating revenues of approximately $194,000 from same facility operations for the six months ended June 30, 2003, as compared to the same period in 2002, consists of the following:

•	$18.2 million due to a net decrease in Medicare payment rates associated with the October 1, 2002 elimination of certain Medicare add-on payments; and

•	$9.0 million due to a decline in same facility census;

•	partially offset by $20.0 million due to an increase in Medicaid and private payment rates and increases of $5.1 million due to a positive shift in our patient mix and $1.9 million of various other items.

      Approximately 95% and 96% of our total net operating revenues for the six months ended June 30, 2003 and 2002, respectively, were derived from services provided by our Nursing Facilities segment.

  Operating and Administrative Expenses

      We reported operating and administrative expenses of $1,032.0 million during the six months ended June 30, 2003 compared to $1,020.0 million for the same period in 2002. Operating and administrative expenses for the six months ended June 30, 2003 and 2002 have been adjusted to exclude operating and administrative expenses related to discontinued operations. The increase of $12.0 million consists of the following:

•	an increase of $34.5 million in same facility operations;

•	an increase of $4.7 million primarily due to the openings of two newly constructed nursing facilities and two hospice centers; and

•	a decrease of $27.2 million due to dispositions made during 2002.

      The increase in operating and administrative expenses of $34.5 million from same facility operations for the six months ended June 30, 2003, as compared to the same period in 2002, was due primarily to the following:

•	$23.3 million net increase in wages and related expenses primarily due to an increase in our weighted average wage rates and an increase in employee incentives; and

•	$12.2 million increase in our provision for insurance primarily due to rising patient care liability costs.

      We believe that adequate provision has been made in the financial statements for patient care liabilities that may arise out of providing patient care services. These provisions for insurance are made based upon the results of independent actuarial valuations and other information available, including management’s best judgment and estimates. Our most recent actuarial study indicated our reserves were adequate. However, the provision and liability have been difficult to estimate and have been escalating in recent periods. There can be no assurance that the provision and the resulting reserves will not require material adjustment in future periods.

  Depreciation and Amortization

      Depreciation and amortization expense decreased to $33.0 million for the six months ended June 30, 2003, as compared to $36.8 million for the same period in 2002 primarily due to the impact of asset impairments recorded in the fourth quarter of 2002 and the dispositions of, or lease terminations on, certain facilities in 2002.

  Results of Operations — Discontinued Operations

      The results of operations of the disposed facilities, clinics and other assets in the six-month period ended June 30, 2003, as well as the results of the operations of held-for-sale assets, have been reported as discontinued operations for all periods presented in the condensed consolidated statements of operations included elsewhere in this prospectus supplement. Also included in discontinued operations are the gains and losses on sales, additional impairments, exit costs and other unusual items related to these transactions. A summary of the discontinued operations for the six-month periods ended June 30 is as follows (in thousands):

	2003					2002

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Net operating revenues	$11,533	$5,567	$69,860	$9,981	$96,941	$44,701	$7,608	$76,936	$10,611	$139,856

Operating income (loss)	$108	$(1,851)	$(192)	$1,391	$(544)	$1,040	$(10,057)	$7,663	$1,280	$(74)
Gain (loss) on sale and exit costs	10,940	—	29,255	620	40,815	—	—	—	—	—
Impairments and other unusual items(1)	—	(540)	(16,380)	—	(16,920)	—	—	—	—	—

Discontinued operations, net of income taxes of $0	$11,048	$(2,391)	$12,683	$2,011	$23,351	$1,040	$(10,057)	$7,663	$1,280	$(74)

(1)	Includes an accrual for the purchase of incremental patient care liability insurance on disposed nursing facilities.

      Results of operations for the six months ended June 30, 2002 have been restated for the cumulative effect of a change in accounting for goodwill of $77.2 million, net of income taxes, or $0.74 per share, relating to our former Matrix segment and Care Focus, a former reporting unit within our Home Care segment, resulting from the adoption of SFAS No. 142.

2002 Compared to 2001

  Restatement

      Results of operations for the years ended December 31, 2002 and 2001 have been restated to reflect asset dispositions during the six months ended June 30, 2003 as discontinued operations. The following discussion of “2002 Compared to 2001” reflects this restatement.

  Results of Operations — Continuing Operations

      We reported a net loss from continuing operations for the year ended December 31, 2002 of $44.4 million, compared to a net loss from continuing operations of $264.9 million for the year ended December 31, 2001. The net loss from continuing operations for 2002 included pre-tax charges totaling $96.6 million, including:

•	$77.5 million for asset impairments, workforce reductions and other unusual items;

•	$22.2 million for the Florida insurance reserve adjustment (see “ — Operating and Administrative Expenses”);

•	$6.3 million for the California investigation settlement and related costs; and

•	partially offset by a decrease of $9.4 million in reserves established in conjunction with previous settlements of federal government investigations.

      The $77.5 million for asset impairments, workforce reductions and other unusual items includes the following:

•	$72.6 million write-down of property and equipment on certain nursing facilities whose book value exceeded fair value when tested for impairment as a result of the reduction in Medicare funding effective

October 1, 2002. These assets were included in the total assets of the Nursing Facilities operating segment in 2002;

•	$8.5 million of workforce reductions (see below); and

•	$3.0 million adjustment to asset impairments and approximately $600,000 reversal of workforce reduction charges recorded in 2001, which were no longer needed.

      We recorded a pre-tax charge of $8.5 million during 2002 for workforce reductions which were primarily the result of a continuing operational reorganization required to support the implementation of our three-year strategic plan. During 2002, we notified 133 employees that their positions would be eliminated. The charge included the following:

•	$8.0 million of cash expenses, $4.1 million of which was paid during the year ended December 31, 2002; and

•	non-cash expenses of approximately $500,000 related to the issuance of 124,212 shares under the Beverly Enterprises Stock Grant Plan (the “Stock Grant Plan”).

      We estimate the annual cost savings of this operational reorganization to be approximately $11.2 million. The following table summarizes activity in our estimated workforce reduction and exit costs for the years ended December 31 (in thousands):

	2002		2001		2000

	Workforce		Workforce		Workforce
	Reductions	Exit Costs	Reductions	Exit Costs	Reductions	Exit Costs

Balance beginning of year	$7,631	$15,030	$4,151	$5,208	$5,165	$7,915
Charged to operations	8,454	2,633	23,118	18,165	5,904	3,000
Cash payments	(9,074)	(10,313)	(15,448)	(8,343)	(6,918)	(3,207)
Stock transactions	(1,008)	—	(4,158)	—	—	—
Reversals	(585)	(2,359)	(32)	—	—	(2,500)

Balance end of year	$5,418	$4,991	$7,631	$15,030	$4,151	$5,208

      Net loss from continuing operations for 2001 included pre-tax charges totaling $274.6 million, including $197.1 million for asset impairments, exit costs and workforce reductions and $77.5 million related to a settlement with the federal government to resolve open reimbursement issues under the former cost-reimbursement system for Medicare. See “— 2001 Compared to 2000.”

  Income Taxes

      We recorded a provision for income taxes of $6.1 million for the year ended December 31, 2002, primarily related to state income taxes. We increased our valuation allowance on our deferred tax assets by $45.5 million during 2002 to $199.2 million as of December 31, 2002. This valuation allowance was required under the guidance of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”) due to our historical operating performance and our reported cumulative net losses. Our realization of the deferred tax benefits primarily associated with our net operating losses is dependent upon our achieving sufficient future pre-tax income. Under federal income tax regulations, we have up to 20 years to generate sufficient taxable income to realize the deferred benefits. However, given the size of our pre-tax losses in 2002 and 2001 and uncertainties created by Medicare reimbursement enhancements which expired on September 30, 2002, a valuation allowance was considered to be appropriate under the more stringent accounting standards for the realization of these deferred tax benefits, which is contingent upon future income.

      At December 31, 2002, for income tax purposes, we had federal net operating loss carryforwards of $164.7 million which expire in years 2017 through 2022; general business tax credit carryforwards of $28.7 million which expire in years 2008 through 2022; and alternative minimum tax credit carryforwards of $19.1 million which do not expire. Future tax benefits associated with these carryforwards are not recorded in our 2002 and 2001 consolidated financial statements as a result of the valuation allowance recorded.

  Net Operating Revenues

      We reported net operating revenues of $2,243.2 million during the year ended December 31, 2002 compared to $2,428.1 million for the same period in 2001. Approximately 96% and 97% of our total net operating revenues for each of the years ended December 31, 2002 and 2001, respectively, were derived from services provided by our Nursing Facilities segment. The decrease in net operating revenues of $184.9 million for the year ended December 31, 2002, as compared to the same period in 2001, is due to the following:

•	a decrease of $319.2 million due to dispositions during 2002 and 2001, primarily related to our Florida facilities;

•	an increase of $93.7 million from facilities we operated during each of the years ended December 31, 2002 and 2001 (“same facility operations”);

•	an increase of $35.6 million from growth in AEGIS’ external therapy business; and

•	an increase of $5.0 million due to a facility acquisition, and the opening of a newly constructed facility and four hospice centers.

      The increase in net operating revenues of $93.7 million from same facility operations for the year ended December 31, 2002, as compared to the same period in 2001, was primarily due to the following:

•	$77.3 million due to an increase in Medicaid, Medicare and private payment rates;

•	$16.3 million due to a positive shift in our patient mix;

•	$14.9 million due to an increase in Medicare Part B revenues; and

•	partially offset by a decrease of $21.1 million due to a decline in same facility census.

      Effective October 1, 2002, certain Medicare add-on payments were eliminated when the federal government did not pass legislation to restore the funding. These add-on payments included a 16.66% add-on to the nursing component of all 44 RUG categories and a 4% overall increase in the adjusted rates for all 44 RUG categories. Our net operating revenues were reduced by $13.5 million as a result of the elimination of these add-ons in the fourth quarter of 2002. (This reduction is netted above with the increases in payment rates from all sources of revenue for 2002 over 2001.) Assuming a similar volume and mix of Medicare patients in 2003, we anticipate our net operating revenues will decline an additional $40.6 million from 2002, for an annual impact of approximately $54.2 million.

  Operating and Administrative Expenses

      We reported operating and administrative expenses of $2,050.3 million during the year ended December 31, 2002 compared to $2,208.6 million for the same period in 2001. The decrease of $158.3 million consists of the following:

•	a decrease of $268.8 million due to dispositions during 2002 and 2001, primarily related to our Florida facilities;

•	an increase of $10.2 million due to a facility acquisition, and the opening of a newly constructed facility and four hospice centers; and

•	an increase of $100.3 million in same facility operations.

      The increase in operating and administrative expenses of $100.3 million from same facility operations for the year ended December 31, 2002, as compared to the same period in 2001, was due primarily to the following:

•	$35.9 million of additional wages and related expenses primarily due to an increase in our weighted average wage rate and an increase in nursing hours per patient day;

•	$26.9 million additional provision for reserves on accounts and notes receivable;

•	$21.0 million due to an increase in contracted services, primarily due to outsourcing certain housekeeping, laundry and dietary services in our Nursing Facilities segment; and

•	$15.5 million increase in our provision for insurance and related claims, as discussed below.

      Our provision for insurance and related items increased $15.5 million for the year ended December 31, 2002, as compared to the same period in 2001, primarily due to rising patient care liability costs. Based on the results of our 2002 mid-year actuarial study completed in mid-July, we recorded a pre-tax charge of $43.3 million to increase our reserves for prior policy-year patient care liability costs, including $22.2 million related to our previously operated Florida facilities, which had previously been sold, and $21.1 million related to same facility operations.

  Interest Expense, Net

      Interest income increased to $4.7 million for the year ended December 31, 2002, as compared to $2.9 million for the same period in 2001 primarily due to certain notes receivable accepted as partial consideration for the sale of the Florida facilities. Interest expense decreased to $64.7 million for the year ended December 31, 2002, as compared to $76.6 million for the same period in 2001. This was primarily due to the reduction of debt using the net proceeds from the sale of the Florida facilities.

  Depreciation and Amortization

      Depreciation and amortization expense was $74.7 million for the year ended December 31, 2002, as compared to $75.7 million for the same period in 2001. Depreciation and amortization decreased $5.8 million due to the elimination of amortization on goodwill and other indefinite lived intangible assets with the implementation of SFAS No. 142, and the dispositions of, or lease terminations on, certain facilities. However, these decreases were substantially offset by increases of $4.8 million related to capital additions and improvements, as well as acquisitions and openings.

  Results of Operations — Discontinued Operations

      The results of operations of disposed facilities, clinics and other assets in the six-month period ended June 30, 2003, as well as the results of operations of held-for-sale assets, have been reported as discontinued operations for all periods presented in the consolidated statements of operations included elsewhere in this prospectus supplement. A summary of the discontinued operations for the years ended December 31 is as follows (in thousands):

	2002					2001

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Net operating revenues(1)	$86,852	$(4,452)	$155,011	$21,450	$258,861	$90,694	$23,289	$150,393	$21,428	$285,804

Operating income (loss)(1)	$812	$(31,610)	$12,222	$2,494	$(16,082)	$(8,652)	$(10,674)	$22,775	$2,168	$5,617
Loss on sale and exit costs	(1,001)	(1,257)	(114)	—	(2,372)	—	—	—	—	—
Impairments and other unusual items(2)	230	(4,239)	(2,019)	—	(6,028)	(32,482)	(8,231)	(299)	—	(41,012)

Pre-tax income (loss)	$41	$(37,106)	$10,089	$2,494	(24,482)	$(41,134)	$(18,905)	$22,476	$2,168	(35,395)

Provision for income taxes					—					927

Discontinued operations, net of income taxes					$(24,482)					$(36,322)

(1)	Includes an adjustment of $18.0 million in 2002 for estimated overpayments to MK Medical by government payors.

(2)	Includes $1.0 million in 2002 accrued for legal and related fees associated with the MK Medical estimated overpayment issue.

     Cumulative Effect of Accounting Change

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, which established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the Statement. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002.

      The following is a summary of adjusted operating results reflecting the effects of adopting SFAS No. 142, net of income taxes, for the periods ended December 31 (in thousands, except per share amounts):

	Years Ended December 31,

	2002	2001	2000

Reported net loss	$(146,090)	$(301,272)	$(54,502)
Add back:
Goodwill amortization	—	3,917	4,465
Operating rights amortization	—	252	268

Adjusted net loss	$(146,090)	$(297,103)	$(49,769)

	Years Ended December 31,

	2002	2001	2000

Reported diluted net loss per share	$(1.39)	$(2.90)	$(0.53)
Add back:
Goodwill amortization	—	0.04	0.04
Operating rights amortization	—	—	—

Adjusted diluted net loss per share	$(1.39)	$(2.86)	$(0.49)

      We completed the impairment assessment of our indefinite lived intangible assets, other than goodwill, during the first quarter of 2002, with no impairment identified. SFAS No. 142 described a two-step process for testing goodwill for impairment. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Upon completion of the first step of the goodwill impairment test for all of our reporting units, results indicated that goodwill appeared to be impaired for our Matrix and Home Care Services — Care Focus reporting units. We subjected the goodwill at these reporting units to step two under SFAS No. 142.

      We engaged a qualified, independent third-party to determine the estimated fair value of these two reporting units. Their valuation was completed during the fourth quarter of 2002, and the resulting impairment losses amounted to $70.6 million for Matrix and $6.6 million for Home Care Services — Care Focus. As required by SFAS No. 142, these impairment losses have been recorded in the 2002 statement of operations included elsewhere in this prospectus supplement as the cumulative effect of a change in accounting for goodwill as of January 1, 2002.

      In accordance with SFAS No. 142, we completed our annual impairment assessment of all of our indefinite lived intangible assets, including goodwill, as of October 1, 2002 with no additional impairment required.

2001 Compared to 2000

     Restatement

      Results of operations for the years ended December 31, 2001 and 2000 have been restated to reflect asset dispositions during the six months ended June 30, 2003 as discontinued operations. The following discussion of “2001 Compared to 2000” reflects this restatement.

     Results of Operations — Continuing Operations

      We reported a net loss from continuing operations for the year ended December 31, 2001 of $264.9 million, compared to a net loss from continuing operations of $27.6 million for the year ended December 31, 2000. The net loss from continuing operations for 2001 included pre-tax charges totaling $274.6 million, including $197.1 million for asset impairments, exit costs and workforce reductions and $77.5 million related to a settlement with the federal government to resolve open reimbursement issues under the former cost-reimbursement system for Medicare. The asset impairment and exit costs, which are included in the consolidated statement of operations caption “Asset impairments, workforce reductions and other unusual items,” relate to:

•	$75.1 million write-down of Florida facilities and $55.1 million of Florida exit and other costs, as discussed below. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-down of goodwill of $15.4 million, property, equipment and other intangible assets of $1.0 million and recording of closing and other costs of $2.8 million on under-performing Home Care businesses. These assets were included in the total assets of the Home Care segment as of December 31, 2001;

•	write-down of property and equipment of $9.7 million, and goodwill and other intangibles of $600,000 on certain under-performing nursing facilities. These assets were included in the total assets of the Nursing Facilities operating segment as of December 31, 2001;

•	write-off of abandoned projects and investments totaling $7.8 million; and

•	$3.3 million related to the termination of a lease in Indiana and the write-off of the net book value of the related assets.

      During 2001, a formal plan was initiated by management to pursue the sale of our nursing facility operations in Florida, which included 49 nursing facilities (6,129 beds) and four assisted living centers (315 units) (the “Florida facilities”). The plan included the sale of one additional nursing facility (56 beds) in Florida and certain other assets which would be sold in separate transactions. The decision to sell these properties was made primarily due to the excessive patient care liability costs that we had been incurring in the state of Florida. Accordingly, the property and equipment, identifiable intangibles and operating supplies of our Florida nursing facility operations at March 31, 2001 were considered assets held for sale. Management estimated the fair value less selling costs of such assets and took pre-tax charges in 2001 totaling $75.1 million to write-down the Florida assets. Effective December 1, 2001, we entered into a lease agreement on the Florida facilities with Florida Health Care Properties and we closed the real estate transaction on January 8, 2002.

      In conjunction with the sale of the Florida facilities, we also recorded pre-tax charges totaling $55.1 million for certain exit and other costs. These costs related to severance agreements, termination payments on certain contracts and various other items. At December 31, 2001, the Florida assets held for sale totaled $120.8 million and were classified as current assets in the consolidated balance sheet.

      Annualized revenues for the Florida facilities were $288.0 million. During the year ended December 31, 2001, our Florida nursing facility operations recorded pre-tax income of approximately $600,000. This amount does not include certain costs which were recorded at the parent company level and were not fully allocated to the individual subsidiaries or facilities. We did not record depreciation and amortization expense on the Florida assets during the period these assets were held for sale, since these assets were adjusted to their estimated net realizable value. The amount of depreciation and amortization expense that we did not have to record during the year ended December 31, 2001 on the Florida assets was $6.8 million.

      During 2001, we recorded pre-tax charges totaling $24.2 million for workforce reductions and related costs, of which $23.1 million related to severance and other employment agreements for approximately 240 employees who were notified in 2001 that their positions would be eliminated, including:

•	$18.0 million of cash expenses, $4.9 million and $11.3 million of which was paid during the years ended December 31, 2002 and 2001, respectively;

•	non-cash expenses of $4.5 million related to the issuance of shares under the Stock Grant Plan (discussed below); and

•	non-cash expenses of $600,000 related to other long-term incentive agreements.

      We estimated the annual costs savings of this operational reorganization to be approximately $14.0 million. Much of this savings was realized in 2001, since the majority of the workforce reductions took place in the first quarter. These estimated savings are net of the additional costs we incurred to increase the operations and clinical staff at the facility and district level. Approximately $600,000 of these workforce reduction charges in 2001 were reversed during 2002.

      In January 2001, we filed a registration statement under Form S-8 with the Securities and Exchange Commission (the “SEC”) registering 1,174,500 shares of our common stock. These shares were previously repurchased by us and held in treasury. They will be issued under the Stock Grant Plan to holders of restricted stock who, by virtue of the terms of their employment contracts, severance agreements or other similar arrangements, are entitled to the immediate vesting of their restricted stock. We issued 669,754 shares of common stock in 2002 and 2001 under the Stock Grant Plan to various officers in exchange for shares of restricted stock held by them, which were cancelled.

      On February 4, 2002, we made a settlement offer to the federal government to resolve open reimbursement issues under the former cost-reimbursement system for Medicare. For accounting purposes, this settlement offer was required to be recorded in our operating results for the year ended December 31, 2001 and resulted in a pre-tax charge of $77.5 million which is included in the caption “Special charges and adjustments related to settlements with the federal government.” This charge included a $35.0 million cash settlement and the write-off of $81.5 million of related cost report receivables, offset by a $39.0 million reserve established in 1999 for related issues. This matter was settled with CMS in the fourth quarter of 2002, and required no increase in accruals previously recorded.

      During 2000, we recorded pre-tax charges totaling $17.2 million, including $9.7 million for asset impairments and $6.1 million for workforce reductions. These asset impairment charges primarily related to:

•	a write-down of property and equipment of $5.1 million and recording of closing and other costs of approximately $3.0 million related to six nursing facilities with an aggregate carrying value of approximately $6.0 million. Management closed or terminated the leases on five of these facilities during 2001. These assets generated pre-tax losses of $2.4 million during the year ended December 31, 2000 and were included in the total assets of our Nursing Facilities operating segment;

•	a write-off of abandoned projects totaling $2.1 million;

•	a write-off of an investment in a physician practice management company of approximately $2.0 million; and

•	a reversal of $2.5 million of prior year exit costs.

      The workforce reduction charges of $6.1 million primarily related to severance agreements associated with seven executives. During 2000, $2.2 million was paid, and the remainder was paid during the first quarter of 2001. Four of the executives were notified in late 2000 that their positions would be eliminated as part of a reorganization of our operating and support group functions. This reorganization was formally announced in the first quarter of 2001.

     Income Taxes

      We recorded a provision for income taxes at 26% for the year ended December 31, 2001, even though we had a pre-tax loss, primarily due to the recording of a $153.7 million valuation allowance on our deferred tax assets. This valuation allowance was required under the guidance of SFAS No. 109 due to our historical operating performance and our reported cumulative net losses. Our annual effective tax rate for 2000 was 29%, which was different than the federal statutory rate primarily due to amortization of nondeductible goodwill and state income taxes, partially offset by the benefit of certain tax credits.

     Net Operating Revenues

      We reported net operating revenues of $2,428.1 million during the year ended December 31, 2001 compared to $2,365.2 million for the same period in 2000. Approximately 97% of our total net operating revenues for each of the years ended December 31, 2001 and 2000 were derived from services provided by our Nursing Facilities segment. The increase in net operating revenues of $62.9 million for the year ended December 31, 2001, as compared to the same period in 2000, consists of the following:

•	an increase of $140.1 million from facilities we operated during each of the years ended December 31, 2001 and 2000 (“same facility operations”);

•	an increase of $13.1 million due to acquisitions and openings of newly constructed facilities;

•	an increase of $13.7 million from growth in AEGIS’ external therapy business; and

•	a decrease of $104.0 million due to dispositions.

      The increase in net operating revenues of $140.1 million from same facility operations for the year ended December 31, 2001, as compared to the same period in 2000, was primarily due to the following:

•	$152.6 million due to an increase in Medicaid, Medicare and private payment rates;

•	$8.5 million due to a positive shift in our patient mix;

•	partially offset by a decrease of $12.7 million due to a decline in same facility census; and

•	$5.0 million due to one less calendar day during the year ended December 31, 2001, as compared to the same period in 2000.

     Operating and Administrative Expenses

      We reported operating and administrative expenses of $2,208.6 million during the year ended December 31, 2001 compared to $2,232.6 million for the same period in 2000. The decrease of $24.0 million consists of the following:

•	a decrease of $73.7 million due to dispositions;

•	an increase of $37.3 million in same facility operations; and

•	an increase of $12.4 million due to acquisitions and openings of newly constructed facilities.

      The increase in operating and administrative expenses of $37.3 million from same facility operations for the year ended December 31, 2001, as compared to the same period in 2000, was due primarily to the following:

•	$94.2 million of additional wages and related expenses, primarily due to an increase in our weighted average wage rate;

•	$5.5 million due to an increase in other contracted services;

•	partially offset by a $40.9 million decrease in bad debt expense, primarily due to improved collections on our patient accounts receivable; and

•	$22.2 million decrease in our provision for insurance and related items primarily due to an incremental pre-tax charge of $44.4 million recorded in 2000 to increase reserves for patient care liability costs.

      Excluding this $44.4 million pre-tax charge for 2000, our provision for insurance and related items increased $22.2 million for the year ended December 31, 2001, as compared to the same period in 2000, primarily due to rising patient care liability costs.

     Depreciation and Amortization

      Depreciation and amortization expense decreased $6.9 million to $75.7 million for the year ended December 31, 2001, as compared to $82.6 million for the same period in 2000, primarily due to the discontinuation of depreciation and amortization of our Florida nursing facility assets, as they were classified as held for sale at March 31, 2001.

     Results of Operations — Discontinued Operations

      The results of operations of disposed facilities, clinics and other assets in the six-month period ended June 30, 2003, as well as the results of operations of held-for-sale assets, have been reported as discontinued operations for all periods presented in the consolidated statements of operations included elsewhere in this prospectus supplement. A summary of the discontinued operations for the years ended December 31 is as follows (in thousands):

	2001					2000

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Net operating revenues	$90,694	$23,289	$150,393	$21,428	$285,804	$78,367	$29,429	$136,527	$21,493	$265,816

Operating income (loss)	$(8,652)	$(10,674)	$22,775	$2,168	$5,617	$(30,017)	$(1,170)	$20,466	$1,839	$(8,882)
Impairments and other unusual items	(32,482)	(8,231)	(299)	—	(41,012)	(25,784)	—	—	—	(25,784)

Pre-tax income (loss)	$(41,134)	$(18,905)	$22,476	$2,168	(35,395)	$(55,801)	$(1,170)	$20,466	$1,839	(34,666)

Provision for (benefit from) income taxes					927					(7,726)

Discontinued operations, net of income taxes					$(36,322)					$(26,940)

Liquidity and Capital Resources

      At June 30, 2003, we had $134.5 million in cash and cash equivalents. We anticipate $36.0 million of this cash balance at June 30, 2003, while not legally restricted, will be utilized primarily to fund certain general liability and workers’ compensation claims and expenses. At June 30, 2003, we had $50.9 million of availability under our existing senior credit facility, with utilization of $39.8 million being for standby letters of credit primarily in support of certain insurance programs, security deposits and debt or guaranteed debt obligations. At June 30, 2003, we had negative working capital of $33.8 million reflected on our condensed consolidated balance sheet.

      Net cash provided by operating activities for the six months ended June 30, 2003 was $20.4 million, compared to $71.3 million for the same period in 2002. The decrease in net cash provided by operating activities of $50.9 million was primarily related to a reduction in Medicare funding and an increase in our insurance and related costs, as well as an increase in our patient accounts receivable. Accounts receivable for our Nursing Facilities segment have continued to decline in 2003, and our cash collections continue to be in line with our generated revenues. However, as expected, the higher level of cash collections and reductions in accounts receivable that we experienced throughout 2002 have not continued. In addition, with the growth in our AEGIS non-Beverly contract business, we have experienced an increase in accounts receivable.

      Net cash provided by investing activities and net cash used in financing activities were $106.3 million and $107.6 million, respectively, for the six months ended June 30, 2003. We received net cash proceeds of $135.0 million from the sales of certain of our nursing facilities, Matrix outpatient therapy clinics and managed care network, our Care Focus business unit and other assets. These net proceeds, along with cash generated from operations, were primarily used to:

•	repay $35.9 million of long-term debt;

•	reduce $69.5 million of off-balance sheet lease financing;

•	set aside designated funds of $5.5 million as collateral for certain workers’ compensation policies and for a legal case that is under appeal; and

•	fund capital expenditures totaling $17.4 million.

      In accordance with amendments to our existing senior credit facility made in February 2003, availability was reduced to $100.0 million when we sold our Matrix outpatient clinics and managed care network, and was further reduced to $90.7 million in the second quarter of 2003 when we sold a portfolio of 18 nursing facilities and two assisted living centers. Under these amendments, availability under our existing senior credit facility cannot be reduced below $85.0 million as a result of future dispositions. We used a portion of the proceeds from the sale of these facilities to repurchase all outstanding properties under our off-balance sheet lease arrangement and that obligation was satisfied in June 2003.

      We plan to issue $100.0 million aggregate principal amount of the notes covered by this prospectus supplement and to enter into a new $225.0 million senior credit facility with a syndicate of lenders. The new senior credit facility will replace our existing credit facility. The new senior credit facility will consist of a $150.0 million five-year term loan facility and a $75.0 million four-year revolving credit facility. There will be no borrowings under the revolving credit facility on the closing date; however, we expect to initially use $36.1 million of availability under the revolving credit facility for letters of credit.

      We intend to use the anticipated proceeds of the notes offering and our expected term loan borrowings of $150.0 million under the new senior credit facility to redeem all $180.0 million of our outstanding 9% senior notes due 2006, to redeem $31.0 million of our industrial development revenue and first mortgage bonds, to repay $18.6 million of our mortgage obligations, to pay related fees and expenses and for general corporate purposes. For more information regarding the terms of the new senior credit facility, see “Description of New Senior Credit Facility and Other Indebtedness — The New Senior Credit Facility.”

      The holders of the notes will be entitled to convert the notes into our common stock:

•	during any fiscal quarter, if the market price per share of our common stock for a period of at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last day of the preceding fiscal quarter is more than 120% of the conversion price in effect on that thirtieth day;

•	during the five business day period following any 10 consecutive trading day period in which (1) the trading price of a note for each day of such period was less than 105% of the conversion value (as described in “Description of the Notes”) for the note during that period and (2) the conversion value for each day of such period was less than 95% of the principal amount of a note;

•	if we have called the notes for redemption; or

•	upon the occurrence of any of the specified corporate transactions described under “Description of the Notes — Conversion Rights.”

      Until a conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should a conversion contingency be met, diluted earnings per share is expected to decrease as a result of the inclusion of the underlying shares in our diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a previous or subsequent quarter, increasing the volatility of our diluted earnings per share. After giving pro forma effect to the issuance of the notes, and assuming that a conversion contingency had been met, our net income per share for the six months ended June 30, 2003 would have been $0.25, based on a total number of shares of approximately 119,378,000, and our net loss per share for the year ended December 31, 2002 would have been unchanged. For more information regarding the conversion features and other terms of the notes, see “Description of the Notes.”

      In 2002, we completed a full evaluation of our nursing facility portfolio, which included the identification of non-strategic facilities and facilities that account for a disproportionately high share of projected patient care liability costs. As a result of this analysis, we expect to divest a significant portion of our current nursing facility capacity this year and next. We expect the successful completion of our divestiture strategy, while resulting in a significant reduction in our net operating revenues, will reduce our current patient care liability costs, reduce outstanding debt and strengthen the nursing facility portfolio going forward. Our three-year strategic plan includes implementing initiatives to improve our fundamental business processes, and we plan to reduce costs by approximately $40.0 million throughout the organization over the three year period beginning in 2003. We can give no assurance that we will be able to execute our divestiture strategy in a timely manner at fair values or that we will be able to reduce costs to achieve our stated objective within the time period projected.

      We currently anticipate that cash on hand, cash flows from operations and availability under our banking arrangements will be adequate to repay our debts due within one year of $32.6 million, after giving pro forma effect to this offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, to make normal recurring annual net capital additions and improvements of $65.0 million, to make operating lease and other contractual obligation payments, to make selective acquisitions, including the purchase of previously leased facilities, and to meet working capital requirements through June 30, 2004. If cash flows from operations or availability under our existing or contemplated banking arrangements fall below expectations, we may be required to utilize cash on hand, delay capital expenditures, dispose of certain assets, issue additional debt securities, or consider other alternatives to improve liquidity.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. However, based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flows from operations, available cash and cash equivalents and available borrowings under our new senior credit facility will be adequate to meet our future liquidity needs for at least the next few years.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity of the notes. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility, the notes offered hereby and our 9 5/8% senior notes on commercially reasonable terms or at all. See “Risk Factors — To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control.”

Obligations and Commitments

      At June 30, 2003, we had off-balance sheet debt guarantees of $24.4 million that primarily arose from previous sales of nursing facilities. We also guarantee certain third-party operating leases. Those guarantees arose from our dispositions of leased facilities and the underlying leases have $22.5 million of minimum rental commitments remaining through the initial lease terms. In addition, we guarantee an officer’s bank loan of approximately $200,000 which is collateralized by shares of our common stock pledged by the officer.

      During 2003, we acquired six leased properties (649 beds) and our corporate office building, which had been subject to our off-balance sheet lease arrangement, for cash of $69.5 million. These acquisitions were in accordance with the 2003 amendments to our existing senior credit facility and our off-balance sheet lease arrangement. These acquisitions were primarily funded with the proceeds from the sale of nursing facilities, outpatient therapy clinics and Care Focus.

      Through our wholly owned subsidiary BHRS, we sell on a revolving basis certain Medicaid and Veterans Administration patient accounts receivable to a non-consolidated bankruptcy remote, qualifying special purpose entity, BFC. BFC has $70.0 million of medium-term notes outstanding, which are collateralized by the purchased receivables. The medium-term notes currently mature in March 2005; however, according to the provisions of the notes, principal payments on these obligations, calculated based on quarterly collections of the underlying receivables, begin in the second quarter of 2004. At June 30, 2003 and December 31, 2002, we had an investment in BFC of $31.0 million, included in “Other assets” on the consolidated balance sheets included elsewhere in this prospectus supplement, which approximated the excess level of net receivables held by BFC to over collateralize the medium-term notes.

      A summary of our long-term contractual obligations and commitments in future years as of December 31, 2002 is shown below (in thousands):

		Payments Due by Period

	Total	2003	2004-2005	2006-2007	After 2007

Contractual obligations:
Long-term debt(1)	$621,025	$40,611	$55,466	$216,904	$308,044
Capital lease obligations	9,152	852	1,449	700	6,151
Operating leases	205,984	51,631	79,741	33,084	41,528
Off-balance sheet lease arrangement(2)	69,456	35,000	34,456	—	—
Other long-term obligations	73,891	18,125	36,250	19,516	—
Data processing agreement	9,470	2,196	4,392	2,882	—

Total contractual cash obligations	$988,978	$148,415	$211,754	$273,086	$355,723

		Amount of Commitment Expiration Per Period
	Total Amounts
	Committed	2003	2004-2005	2006-2007	After 2007

Other commercial commitments:
Letters of credit	$25,944	$16,744	$9,200	$—	$—
Guarantees	31,528	9,018	8,450	7,365	6,695
Other commercial commitments	1,500	1,500	—	—	—

Total commercial commitments	$58,972	$27,262	$17,650	$7,365	$6,695

(1)	Does not include the issuance of the notes pursuant to this offering or expected borrowings under our new senior credit facility and the use of proceeds of both transactions, which will result in additional long-term debt of $19.4 million. After giving pro forma effect to the offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, total long-term debt (including current portion) would have been $640.4 million, with payments due of $37.9 million in 2003, $52.9 million in 2004–2005, $70.4 million in 2006–2007 and $479.2 million after 2007.

(2)	Our synthetic lease obligation of $69.5 million was satisfied in June 2003 when we acquired the remaining leased properties and our corporate office building, which had been subject to this arrangement.

      These obligations and commitments do not include $70.0 million of medium-term notes due March 2005, which are off-balance sheet obligations of BFC.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risk because we utilize financial instruments. The market risks inherent in these instruments are attributable to the potential loss from adverse changes in the general level of United States interest rates. We manage our interest rate risk exposure by maintaining a mix of fixed and variable rates for debt and notes receivable.

      The following table provides information regarding our market sensitive financial instruments as of December 31, 2002 and 2001 and constitutes a forward-looking statement.

	Expected Maturity Dates							Fair Value	Fair Value
								December 31,	December 31,
	2003	2004	2005	2006	2007	Thereafter	Total	2002	2001

	(dollars in thousands)
Total long-term debt(1):
Fixed rate	$37,893	$33,381	$21,325	$195,404	$21,541	$313,258	$622,802	$578,282	$734,602
Average interest rate	7.98%	7.11%	8.01%	8.88%	7.73%	9.06%
Variable rate	$3,570	$1,926	$283	$312	$347	$937	$7,375	$7,375	$25,491
Average interest rate	3.85%	3.92%	4.92%	4.88%	4.85%	5.29%
Total notes receivable:
Fixed rate	$16,018	$198	$60	$45	$15,987	$1	$32,309	$24,548	$21,660
Average interest rate	9.32%	8.01%	5.83%	8.30%	12.81%	8.30%
Variable rate	$35	$37	$39	$41	$43	$254	$449	$449	$1,050
Average interest rate	5.25%	5.25%	5.25%	5.25%	5.25%	5.25%
Off-balance sheet obligations(2):
Variable rate	$35,000	$104,456	$—	$—	$—	$—	$139,456	$139,456	$182,357
Average interest rate	5.43%	3.20%	—	—	—	—

(1)	Does not include the issuance of the notes pursuant to this offering or expected borrowings under our new senior credit facility and the use of proceeds of both transactions, which will result in additional long-term debt of $19.4 million. After giving pro forma effect to the offering, expected borrowings under our new senior credit facility and the use of proceeds of both transactions, total long-term debt (including current portion, but excluding capital leases) would have been $640.4 million, with payments due of $37.9 million in 2003, $52.9 million in 2004–2005, $70.4 million in 2006–2007 and $479.2 million after 2007.

(2)	Our synthetic lease obligation of $69.5 million was satisfied in June 2003 when we acquired the remaining leased properties and our corporate office building, which had been subject to this arrangement.

      During the six months ended June 30, 2003, we reduced our fixed rate debt by $35.9 million and our variable rate off-balance sheet obligations by $69.5 million and increased our fixed rate notes receivable by a net of $3.7 million. There have been no material changes in our overall market risk in 2003.

BUSINESS

General

      Our business consists principally of providing health care services, including the operation of nursing facilities, assisted living centers, hospice and home care centers, outpatient clinics and rehabilitation therapy services. We are one of the largest operators of nursing facilities in the United States. As of August 31, 2003, we operated 423 nursing facilities with a total of 45,492 licensed beds, 22 assisted living centers containing 621 units, 23 hospice and home care centers and 10 outpatient clinics.

Industry Overview

      According to CMS, total United States health care spending is expected to grow at an average annual rate of 7.3% from 2002 through 2012. By these estimates, health care expenditures will account for $3.1 trillion, or 17.7%, of the gross domestic product by 2012. The nursing facility segment of the United States health care industry encompasses a broad range of health care services provided in skilled nursing facilities, including traditional skilled nursing care and specialty medical services. Nursing facility expenditures represent one of the largest components of national health care spending, totaling $103.7 billion in 2002.

      According to Aventis Pharmaceuticals’ Managed Care Digest Series™, the long-term care industry consisted of 15,275 skilled nursing facilities and 1,721,241 nursing facility beds at December 31, 2002. The United States Census Bureau estimates, as of July 2002, there were 35.3 million people over the age of 65 in the United States, a number that is expected to grow by 52% to 53.7 million by 2020. The fastest growing segment of the population is comprised of people over the age of 85. As of July 2002, according to United States Census Bureau estimates, there were estimated to be 4.6 million people 85 years of age or older, and growth rates for this segment are expected to average 2.2% per year from 2002 through 2020.

      We believe that demand for long-term care will continue to grow due to longer average life expectancy, the growing segment of the United States population over 85 years of age and cost-containment efforts by third-party payors to encourage shorter stays in acute-care facilities. CMS predicts that nursing facility expenditures will grow from $103.7 billion in 2002 to $178.8 billion in 2012, representing a 5.6% compounded annual growth rate.

      Throughout the 1990s, there were numerous initiatives on the federal and state levels to achieve comprehensive reforms affecting the payment for, and availability of, health care services. Aspects of these initiatives included changes in reimbursement regulation by the Health Care Financing Administration (now CMS) and enhanced pressure to contain health care costs by Medicare, Medicaid and other third-party payors. The passage of the Budget Act was designed to reduce and control the rate of increase in Medicare expenditures for services rendered by various providers. Specifically, the Budget Act eliminated the previously existing “cost-based” Medicare reimbursement system for skilled nursing facilities and implemented a prospective payment system, which reimburses skilled nursing facilities at a pre-determined rate based on health care services required by various categories of patients.

      Medicare is a federal health insurance program for people who are 65 or older, have been disabled for at least two consecutive years or have end-stage renal disease. Medicare provides health insurance benefits in two parts:

•	Hospital Insurance (Part A) covers inpatient hospital care and inpatient skilled nursing facility care for a limited period of up to 100 days, if medically necessary, after a qualifying hospital stay.

•	Medical Insurance (Part B) is supplemental insurance requiring monthly premium payments by the beneficiary, which covers physicians services and other outpatient services, such as physical, occupational, and speech therapy services, enteral nutrition and supplies and X-ray services received outside of a Part A covered inpatient stay.

      In November 1999, Congress passed BBRA and in December 2000, Congress passed BIPA. Both BBRA and BIPA were designed to mitigate certain reductions in Medicare reimbursement resulting from the Budget

Act. Some of the increases in Medicare reimbursement for skilled nursing facilities provided for under BBRA and BIPA expired on September 30, 2002, the so-called “Medicare cliff.” Despite intensive lobbying efforts by the long-term care industry, Congress did not extend these Medicare funding provisions.

      However, CMS has announced two increases to skilled nursing facility Medicare rates, which were each effective October 1, 2003. The first increase of 3.26%, is a cumulative correction for understated market basket increases that CMS has relied upon since 1998. The second increase of 3.0%, which is applied to the Medicare rates subsequent to the 3.26% increase described above, is the annual market basket increase for the federal fiscal year beginning October 1, 2003. CMS estimates that these increases combined will result in an $850.0 million increase in Medicare payments to skilled nursing facilities for the federal fiscal year 2004.

      Certain of the Medicare increases provided under BBRA and BIPA remain in place today, including, among other things:

•	a 20% add-on for 12 high acuity non-therapy RUG categories; and

•	a 6.7% add-on for all rehabilitation RUG categories.

      These add-ons will expire when CMS releases its refinements to the current RUG payment system. CMS has announced that these refinements will not be implemented until at least October 1, 2004.

      In addition, BBRA and BIPA provided for a three-year moratorium on the two $1,500 Part B therapy caps, which expired on December 31, 2002. The implementation of the Part B therapy caps was further delayed until September 1, 2003. The annual caps for 2003 of $1,590 for physical and speech therapy services combined and $1,590 for occupational therapy services, which have been adjusted for inflation, are being applied to services provided during the four-month period from September through December of 2003.

      On February 10, 2003, CMS published a proposed rule to reduce by 30% the amount that Medicare reimburses skilled nursing facilities and other non-hospital providers for bad debts arising from uncollectible Medicare coinsurance and deductibles. The proposal is to phase in the reduction over a three-year period at 10% per year for cost report periods beginning on or after October 1, 2003.

Business Strategy

      We believe that we are well positioned to capitalize on favorable demographic and growth trends in the health care industry by building upon our nursing facilities and health care expertise to profitably expand our eldercare services. We believe our extensive facility network, our ability to offer a broad range of high quality services and our experienced management team form a strong foundation that we expect will help us to enhance our status as one of the nation’s leading long-term health care providers.

      The primary components of our business strategy are:

      Streamline and strengthen our nursing facility portfolio. We are focused on achieving profitable growth within a smaller but stronger nursing facility portfolio. In 2002, we completed a full evaluation of our nursing facility portfolio, which included the identification of non-strategic facilities and facilities that account for a disproportionately high share of expected patient care liability costs. As a result of this analysis, we expect to divest a significant portion of our current nursing facility capacity this year and next. We expect the successful completion of our divestiture strategy will reduce outstanding debt, reduce our projected patient care liability costs and strengthen our nursing facility portfolio, among other things.

      In our remaining facilities, we strive to improve facility level efficiency by analyzing staffing ratios, intensely focusing on working capital management and aggressively monitoring and managing patient care liability risk. We intend to strengthen our nursing facility portfolio by continuing to introduce specialized care units within our facilities. Two years ago, we launched a program that provides specialized care for those suffering from Alzheimer’s disease. As of August 31, 2003, we offer this service at over 100 of our facilities, and we plan to add five additional units by December 31, 2003. These specialized care units address a growing demand for programs and services for patients suffering from Alzheimer’s disease, while generating important occupancy gains, improved patient mix and higher profitability for the host facilities. Based on the success of our

Alzheimer’s units, we conducted pilot programs to introduce advanced care units at our facilities for patients suffering from the latter stages of Alzheimer’s disease. We have opened five of these advanced care units through August 31, 2003 and we expect to open additional units through 2004.

      Expand our service businesses and diversify revenues. Through a combination of selected asset divestitures and the growth of alternative business lines, including rehabilitation, hospice, home health care and health care temporary staffing services, we plan to diversify our revenue base. We are focused on shifting our revenue base to higher margin businesses. We believe that our core skilled nursing facility business can provide a platform on which to develop several eldercare-related businesses. In the near term, we plan to grow rehabilitation, hospice, home health and health care temporary staffing services primarily through organic expansion.

      In 2001, we determined that contract rehabilitation therapy would be a rapidly growing industry with a high quality payor mix. At that time, we did not provide rehabilitation therapy on a significant basis outside of our nursing facilities. Since then, we have formed AEGIS, which now provides rehabilitation therapy services to our nursing facilities, as well as 455 third-party nursing facilities. We are currently focused on expanding our small but growing presence in hospice care, a business that offers significant growth potential and attractive margins. By expanding and developing our service businesses through internal growth and targeted acquisitions, we believe that we will be able to take advantage of favorable market trends in this segment of our industry.

      Focus on eldercare innovation. We are committed to being a leader in eldercare innovation. We have created a distinct, yet integrated, research and development function that is focused on developing new business strategies, products and services. This function generates, screens, tests and launches new products and services for the eldercare market, as well as identifies and implements best practices for our operations. Our rapid expansion in the area of Alzheimer’s care is a product of our commitment to building upon our facilities and core skills to offer profitable, innovative services. Last year we launched our procurement services business, CERES Strategies, which offers our procurement services, including vendor contracting, system-based ordering and processing, to third-party nursing facility operators.

      We plan to accelerate the development and testing of an entirely new approach to long-term care, known as “resident-centered eldercare.” Resident-centered eldercare refers to a quality of life approach offered by our nursing facilities. This approach moves away from the traditional institutional skilled nursing facility to one that is focused on providing residents with the opportunity to make more choices and to participate in more purposeful activities. Ultimately, the resident-centered eldercare approach leads to a resident’s ability to achieve increased satisfaction in daily life. Unlike the traditional nursing facility that encourages nursing facility staff to adhere to routines designed for the staff to provide the care needed on an efficient basis, nursing facilities that have shifted their focus to a resident-centered eldercare model encourage nursing facility staff to work with the residents to determine what works well for the residents. We have introduced the resident-centered eldercare concept at nine facilities through August 31, 2003 and expect to introduce the concept at additional facilities through 2004.

      Re-engineer for improved performance. We have re-engineered our management structure and streamlined reporting relationships to increase local control and overall accountability and, in certain circumstances, eliminated non-critical positions. These changes are aimed at focusing our resources on five core processes to our success:

•	deliver quality care;

•	increase census (volume of residents);

•	collect cash;

•	influence public policy; and

•	recruit, retain and develop qualified professionals.

      Our three-year strategic plan also includes implementing initiatives designed to improve our fundamental business processes and we plan to reduce costs over a three-year period beginning in 2003 by approximately

$40.0 million throughout the organization. These initiatives have been developed internally and with the use of an outside consultant. We incorporated approximately $10.0 million of these savings into our 2003 plan. Our opportunities for improvement include:

•	fundamentally rethinking how we provide support services;

•	updating our technology, thus reducing costs associated with old systems and manual processes; and

•	partnering with strategic vendors to lower our operating costs.

      We believe these changes, among others, will make us more effective in providing quality care to our patients and will improve our financial performance.

Operations and Services

      Our operations are currently organized into three primary operating segments: Nursing Facilities, AEGIS and Home Care.

      Nursing Facilities. Our Nursing Facilities’ operations provide long-term health care and rehabilitation services through the operation of skilled nursing facilities and assisted living centers and accounted for approximately 95% of our net operating revenues for the six months ended June 30, 2003 and approximately 96% of our net operating revenues for the year ended December 31, 2002. Our facilities provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services and a full range of pharmacy services and medical supplies. Our skilled nursing staff also provides complex and intensive medical services to residents with higher acuity needs outside the traditional acute-care hospital setting. We have designed our assisted living centers to provide residents with a greater degree of independence while still offering routine services and, if required, limited medical care.

      AEGIS. Our AEGIS segment provides rehabilitation therapy services under contract to our nursing facilities, as well as 455 third-party nursing facilities, and accounted for approximately 3% of our net operating revenues for the six months ended June 30, 2003 and approximately 2% of our net operating revenues for the year ended December 31, 2002. AEGIS offers skilled occupational, physical and speech therapy services designed to maximize function and independence, assist in recovery from medical conditions and compensate for remaining disabilities.

      Home Care. Our Home Care operations, which accounted for approximately 2% of our net operating revenues for each of the six months ended June 30, 2003 and the year ended December 31, 2002, primarily provide hospice services within our nursing facilities, in facilities operated by other health care providers and in patients’ homes. Our hospice services include palliative care for terminally ill patients, as well as pastoral, counseling and bereavement services for the families of hospice patients.

Revenue Sources

Overview

      We receive payments for services provided to patients from:

•	each of the states in which our facilities are located under the applicable Medicaid program;

•	the federal government under the Medicare program and the Department of Veterans Affairs; and

•	private payors, including commercial insurers and managed care payors.

      The following table sets forth for the periods indicated:

•	nursing facility patient days derived from the indicated sources of payment as a percentage of total nursing facility patient days; and

•	revenues derived from the indicated sources of payment as a percentage of total net operating revenues.

	Medicaid		Medicare		Private and Other

	Patient Days	Revenues	Patient Days	Revenues	Patient Days	Revenues

Six Months Ended:
June 30, 2003.	70%	52%	12%	27%	18%	21%
June 30, 2002.	70%	52%	11%	27%	19%	21%
Years Ended:
December 31, 2002	71%	53%	11%	26%	18%	21%
December 31, 2001	71%	54%	10%	25%	19%	21%
December 31, 2000	71%	56%	10%	22%	19%	22%

      Changes in the mix of our patient population among the Medicaid, Medicare and private categories can significantly affect our revenues and profitability. In most states, private patient care is the most profitable, and Medicaid patient care is the least profitable. We receive ancillary revenues by providing occupational, physical, speech, respiratory and intravenous therapy, as well as through sales of pharmaceuticals and other services.

Reimbursement by Medicaid Programs

      Medicaid programs currently exist in all of the 26 states, and the District of Columbia, in which we operate nursing facilities. These programs differ in certain respects from state to state, but they are all subject to federal-imposed requirements. At least 50% of the funds available under these programs is provided by the federal government under a matching program.

      Currently, many state Medicaid programs use a cost-based reimbursement system. This means that a facility is reimbursed for the reasonable direct and indirect allowable costs it incurs in providing routine patient care services (as defined by the programs). In addition, certain states provide for efficiency incentives, subject to certain cost ceilings. These reasonable costs normally include certain allowances for administrative and general costs, as well as the costs of property and equipment (e.g., depreciation and interest, fair rental allowance or rental expense).

      State Medicaid reimbursement programs vary as to the level of allowable costs that are reimbursed to operators. In some states, cost-based reimbursement is subject to retrospective adjustment through cost report settlement. In other states, reimbursements made to a facility that are subsequently determined to be less than or in excess of allowable costs may be adjusted through future reimbursements to the facility and to other facilities owned by the same operator. Still other states reimburse facilities based upon costs from a prior base year, adjusted for inflation. Several states in which we currently operate have enacted reimbursement programs that are based on patient acuity versus traditional cost-based methodologies. Many other states are actively developing reimbursement systems based on patient acuity or that follow a methodology similar to Medicare’s prospective payment system (see below). We are unable to estimate the ultimate impact of any changes in state reimbursement programs on our future consolidated financial position, results of operations, or cash flows.

      While federal regulations do not provide states with grounds to curtail funding of their Medicaid cost reimbursement programs due to state budget deficiencies, states have done so in the past. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to the present levels. In August 1997, the Budget Act was signed into law. The Budget Act broadened the states’ authority to develop their own standards for setting payment rates. The law requires each state to use a public process for establishing proposed rates whereby the methodologies and justifications used for setting such rates are available for public review and comment. This requires facilities to become more involved in the rate setting process since failure to do so may interfere with a facility’s ability to challenge rates later. Currently, several states in which we have substantial operations are experiencing deficits in their fiscal operating budgets. There can be no assurance that these states, as well as other states in which we operate, will not reduce payment rates.

      Under the Nursing Home Resident Protection Amendments of 1999, a nursing facility that decides to withdraw from a state Medicaid program and continue operations is required to continue providing care to

Medicaid and non-Medicaid residents who were residing at the facility on the day before the effective date of the withdrawal.

Reimbursement by Medicare

      Health care system reform and concerns over rising Medicare costs have been priorities for both the federal and state governments. The Budget Act included numerous program changes directed at balancing the federal budget. In addition to the Medicaid changes described above, the legislation changed Medicare policy in a number of ways, including the phase-in of the Medicare prospective payment system (“PPS”) for skilled nursing facilities. PPS reimburses a skilled nursing facility based upon the acuity level of Medicare patients. Acuity level is determined by classifying a patient into one of 44 RUG categories, based on the nature of the patient’s condition and services needed.

      In 1999 and 2000, refinements were made to the Budget Act. These refinements restored substantial Medicare funding to skilled nursing facilities and other health care providers originally eliminated by the Budget Act. Certain of these refinements were eliminated effective September 30, 2002, including, among other things:

•	a 16.66% add-on to the nursing component of all 44 RUG categories; and

•	a 4% overall increase in the adjusted rates for all 44 RUG categories.

      Our net operating revenues were reduced in 2002 by $13.5 million as a result of the elimination of these add-ons in the fourth quarter. We anticipate our net operating revenues will decline an additional $40.6 million from 2002, for an annual impact of $54.2 million. While it is possible that the federal government may restore some or all of these payments in the future, we can give no assurances that will occur, or if it should occur, when it might happen and whether it will be retroactive.

      A number of the refinements made in 1999 and 2000 remain in place today, including, among other things:

•	a 20% add-on for 12 high acuity non-therapy RUG categories; and

•	a 6.7% add-on for all rehabilitation RUG categories.

      These add-ons are scheduled to expire when CMS releases their refinements to the current RUG payment system. CMS has announced that these refinements will not be implemented until at least October 1, 2004. We generate $39.6 million in annual net operating revenues related to these add-ons. We cannot currently predict when CMS will release its refinements nor can we predict what their ultimate impact will be on our operating results or cash flows.

      In addition, the 1999 and 2000 refinements to the Budget Act included a three-year moratorium on the two $1,500 Part B therapy caps, which expired on December 31, 2002. On February 7, 2003, CMS announced that the Part B therapy caps would be implemented on July 1, 2003 on a prospective basis only. On June 30, 2003, however, plaintiffs seeking a temporary restraining order to delay the implementation of the Medicare Part B therapy caps scheduled to take effect on July 1, 2003 entered into a settlement agreement with CMS. This agreement further delayed the implementation of such caps until September 1, 2003. The annual caps for 2003 of $1,590 for physical and speech therapy services combined and $1,590 for occupational therapy services, which have been adjusted for inflation, will be applied to services provided during the four-month period from September through December of 2003. Based on the historical volume of Part B therapy services we have provided in our nursing facilities, we anticipate a decrease in our annual net operating revenues resulting from reinstatement of the Part B therapy caps of $13.8 million. Furthermore, our AEGIS annual outside therapy contract revenue will likely be reduced by an additional $5.0 million and AEGIS may be required to adjust therapy staffing levels to offset a portion of this revenue impact.

      CMS has announced two increases to nursing facility Medicare rates, which were effective October 1, 2003. The first increase of 3.26% is a cumulative correction for understated market basket increases that CMS has relied on since 1998. The second increase of 3.0%, which is applied to the Medicare rates subsequent to being adjusted for the 3.26% increase above, is an annual market basket increase for the federal fiscal year beginning October 1, 2003. Based on our current volume and mix of Medicare patients, we anticipate the combined impact of these increases to result in an increase in our net operating revenues of $7.8 million for the fourth quarter of 2003 and $23.4 million for the first nine months of 2004, for an annual impact of $31.2 million.

      On February 10, 2003, CMS published a proposed rule to reduce by 30 percent the amount that Medicare reimburses skilled nursing facilities and other non-hospital providers for bad debts arising from uncollectible Medicare coinsurance and deductibles. The proposal is to phase in the reduction over a three-year period at 10 percent per year for cost report periods beginning on or after October 1, 2003, which will be effective for us as of January 1, 2004. Based on our current volume of Medicare bad debts, this proposed rule would reduce our net operating revenues by $1.6 million, $3.3 million and $4.9 million for 2004, 2005 and 2006, respectively.

Government Regulation

      Our nursing facilities, assisted living centers, home health agencies and hospices are subject to state licensure and certification requirements under the Medicare, Medicaid and Veterans Administration programs. While regulations and licensing requirements vary based upon provider and from state to state, they typically address, among other things, administration and supervision, personnel qualifications, physical plant specifications, nursing, rehabilitative therapy and medical services and resident rights and responsibilities. If we fail to comply with applicable licensing or certification requirements, we may be subject to civil money penalties, loss of licensure or termination of our participation in the Medicare, Medicaid or Veterans Administration programs. Changes in the laws or new interpretations of existing laws as applied to our nursing facilities, assisted living centers or other components of our health care businesses may have a significant impact on our operations and costs of doing business.

      In 1989, CMS published new survey and certification regulations to implement the Medicare and Medicaid provisions of the Omnibus Budget Reconciliation Act of 1987 (“OBRA 1987”). OBRA 1987 mandated enhanced quality of care requirements for participation by skilled nursing facilities under Medicare and nursing facilities under Medicaid. The Omnibus Budget Reconciliation Act of 1990 amended OBRA 1987’s survey, certification and enforcement provisions. The survey and certification regulations became effective in October 1990, but the final version was published in September 1991. Final nursing facility enforcement regulations were published in November 1994, and were revised significantly in March 1999. Among the provisions that CMS has adopted are requirements that:

•	surveys focus on residents’ outcomes;

•	all deviations from the participation requirements will be considered deficiencies, but all deficiencies will not constitute noncompliance; and

•	penalties will result for certain types of deficiencies.

      The regulations also identify remedies, as alternatives to termination from participation, and specify the categories of deficiencies for which these remedies will be applied. These remedies include:

•	installation of temporary management;

•	denial of payment for new admissions;

•	denial of payment for all patients;

•	civil money penalties of $50 to $3,000 per day or per instance for deficiencies that do not put a resident in immediate jeopardy and of $3,050 to $10,000 per day for deficiencies that have caused or are likely to cause serious injury or death;

•	closure of facility and/or transfer of patients in emergencies;

•	directed plans of correction; and

•	directed in-service training.

      In the ordinary course of our business, and like other providers in the health care industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority and notices of deficiencies for failure to comply with various regulatory requirements. We review such requests and notices and take appropriate corrective action. In most cases, with respect to the notices, the facility or other provider and the reviewing agency will agree upon the steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of adverse actions against a provider. These adverse actions include:

•	the imposition of fines;

•	temporary suspension of admission of new patients to the facility;

•	decertification from participation in the Medicaid or Medicare programs; or

•	in extreme circumstances, revocation of a facility’s license.

      We have been subject to certain of these adverse actions in the past and could be subject to adverse actions in the future, which could result in significant penalties, as well as adverse publicity. The results of current or future enforcements or actions could have a material adverse effect on our operations or financial position.

      In February 2000, as part of the settlement of an investigation by the federal government into our allocation of certain costs to the Medicare program (see “Business — Legal Proceedings”), we entered into a Corporate Integrity Agreement with the OIG. This agreement requires that we monitor our compliance with the requirements of the federal health care programs and addresses our obligations to ensure that we comply. It includes our functional and training obligations, audit and review requirements, recordkeeping and reporting requirements, as well as penalties for breach/noncompliance of the agreement. We believe that we are generally in compliance with the requirements of the Corporate Integrity Agreement and file annual reports with the OIG documenting our compliance. Failure to comply with the Corporate Integrity Agreement may result in penalties or exclusion from the Medicare and Medicaid programs.

Nursing Facility Quality Initiative

      Beginning in April 2002, CMS conducted a pilot project in six states, Colorado, Florida, Maryland, Ohio, Rhode Island and Washington, where it publicly reported on the performance of each Medicare and Medicaid certified nursing facility in those states in terms of quality of care. This reporting used a set of quality indicators calculated from the minimum data set assessments prepared by the nursing facilities on each resident. This project was extended nationwide in November 2002, and is expected to assist consumers in evaluating nursing facilities, and to assist CMS in working with the nursing facility industry to develop quality improvement programs where needed.

      We use a program called the “Beverly Quality System” to help ensure quality care is provided in all of our facilities. The program is comprised of four elements: facility-based Quality Assurance and Assessment Committees; Quality Councils; facility performance assessments and a performance improvement model. All elements of the Beverly Quality System are addressed by a multi-disciplinary team that includes regional and district level business leaders and clinical consultants. Additional consultative support is provided by designated Quality Management Directors within the organization.

      We have analyzed the revised CMS regulations with respect to our programs and facilities, as well as compliance data for the past year. Results of CMS surveys for the past year determined that a significant majority of our nursing facilities surveyed were in substantial compliance with CMS requirements for participation. Although we could be adversely affected if a substantial portion of our programs or facilities were eventually determined not to be in compliance with CMS regulations, we believe our programs and facilities are generally in compliance.

Regulation Governing Health Care Fraud and Abuse

      The Social Security Act and regulations of HHS state that any entities or individuals who have been convicted of a criminal offense related to the delivery of an item or service under the Medicare or Medicaid programs or who have been convicted, under state or federal law, of a criminal offense relating to neglect or abuse of residents in connection with the delivery of a health care item or service cannot participate in the

Medicare or Medicaid programs. Furthermore, any entities or individuals who have been convicted of fraud, who have had their licenses revoked or suspended, or who have failed to provide services of adequate quality may be excluded from the Medicare and Medicaid programs.

      There are “fraud and abuse” anti-kickback provisions of the Social Security Act (the “Antifraud Amendments”) that make it a criminal felony offense to knowingly and willfully offer, pay, solicit or receive payment or any other remuneration in order to induce, or in return for the receipt of, business for which reimbursement is provided under government health programs, including Medicare and Medicaid. In addition, violators can be subject to civil penalties, as well as exclusion from government health programs. The Antifraud Amendments have been broadly interpreted to make payment of any kind, including many types of business and financial arrangements among providers, and between providers and beneficiaries, potentially illegal if any purpose of the payment or financial arrangement is to induce a referral. Accordingly, joint ventures, space and equipment rentals, management and personal services contracts, and certain investment arrangements among providers may be subject to increased regulatory scrutiny.

      From time to time, HHS puts into effect regulations describing or clarifying certain arrangements that are not subject to enforcement action under the Social Security Act (the “Safe Harbors”). The Safe Harbors described in the regulations are narrow, leaving a wide range of economic relationships, which many hospitals, physicians and other health care providers consider to be legitimate business arrangements, possibly subject to enforcement action under the Antifraud Amendments. The Safe Harbor regulations do not intend to comprehensively describe all lawful relationships between health care providers and referral sources. The Safe Harbor regulations state that just because an arrangement does not qualify for Safe Harbor protection does not mean it violates the Antifraud Amendments. However, a failure to meet all the elements of a potentially applicable Safe Harbor may subject a particular arrangement or relationship to increased regulatory scrutiny.

      In addition to the Antifraud Amendments, Section 1877 of the Social Security Act, known as the “Stark Law,” imposes restrictions on referrals between physicians and certain entities with which the physicians have financial relationships. The Stark Law provides that if a physician (or an immediate family member of a physician) has a financial relationship with an entity that provides certain designated health services, the physician may not refer a Medicare or Medicaid patient to the entity for those designated services, unless an exception applies. In addition, the entity may not bill for services provided by that physician unless an exception to the financial relationship exists. Designated health services include certain services, such as physical therapy, occupational therapy, outpatient prescription drugs and home health. The types of financial relationships that can trigger the referral and billing prohibitions include ownership or investment interests, as well as compensation arrangements. Penalties for violating the law are severe, and include:

•	denial of payment for services provided;

•	civil money penalties of $15,000 for each item or service claimed;

•	refunds of any amounts collected;

•	assessments of up to twice the amount claimed for each service;

•	civil money penalties up to $100,000 for each arrangement or scheme designed to circumvent the Stark Law’s prohibitions; and

•	exclusion from the Medicare and Medicaid programs.

      Many states where we operate have laws similar to the Antifraud Amendments and the Stark Law, but with broader effect since they apply regardless of the source of payment for care. These laws typically provide criminal and civil penalties, as well as loss of licensure. The scope of these state laws is broad and little precedent exists for their interpretation or enforcement.

      HIPAA includes comprehensive revisions or supplements to the Antifraud Amendments. Under HIPAA, it is a federal criminal offense to commit health care fraud. Health care fraud is defined as knowingly and willfully executing or attempting to execute a “scheme or device” to defraud any health care benefit program. In addition, for the first time, HIPAA granted federal enforcement officials the ability to exclude from the Medicare and Medicaid programs any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the investor, officer or employee had no actual knowledge of the fraud. HIPAA established that it is a violation to pay or otherwise give anything of value to a Medicare or Medicaid beneficiary if one knows or has reason to know that the payment would be likely to influence such beneficiary to order or receive services from a particular provider or practitioner. Most of the provisions of HIPAA became effective January 1, 1997.

      The Budget Act also contained a significant number of new fraud and abuse provisions. For example, civil money penalties may also be imposed for violations of the Antifraud Amendments (previously, exclusion or criminal prosecution were the only actions under the Antifraud Amendments), as well as for contracting with an individual or entity that a provider knows or should know is excluded from a federal health care program. A person is subject to mandatory exclusion from participation in federal health care programs upon conviction for certain defined health care offenses. The Budget Act provides a minimum ten-year period for exclusion from participation in federal health care programs for providers convicted of a prior health care offense. The Budget Act also provides for civil money penalties of $50,000 and damages of not more than three times the amount of payment received from the prohibited activity.

      In 1976, Congress established the OIG at HHS to identify and eliminate fraud, abuse and waste in HHS programs and to promote efficiency and economy in HHS departmental operations. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. In order to provide guidance to health care providers on ways to engage in legitimate business practices and avoid scrutiny under the fraud and abuse statutes, the OIG has from time to time issued “fraud alerts” identifying segments of the health care industry and particular practices that are vulnerable to abuse. The fraud alerts encourage persons having information about potentially abusive practices or transactions to report such information to the OIG. The OIG has issued three fraud alerts targeting the skilled nursing industry:

•	an August 1995 alert which relates to the provision of medical supplies to nursing facilities, fraudulent billing for medical supplies and equipment and fraudulent supplier transactions;

•	a May 1996 alert which focuses on the provision of fraudulent professional services to nursing facility residents; and

•	a March 1998 alert which addresses the interrelationship between hospice services and the nursing facility industry, and potentially illegal practices and arrangements.

      In addition to laws addressing referral relationships, several federal laws impose criminal and civil sanctions for fraudulent and abusive billing practices. The Federal False Claims Act imposes sanctions, consisting of monetary penalties of up to $11,000 for each claim and three times the amount of damages, on entities and persons who knowingly present or cause to be presented to the federal government a false or fraudulent claim for payment. Also, the statute allows private parties to bring qui tam whistleblower lawsuits alleging false claims. Some states have adopted similar whistleblower and/or false claims provisions. The Social Security Act prohibits the knowing and willful making of a false statement or misrepresentation of a material fact with respect to the submission of a claim for payment under government health programs (including the Medicare and Medicaid programs). Violations of this provision are a felony offense punishable by fines and imprisonment. The HIPAA provisions establish criminal penalties for fraud, theft, embezzlement, and the making of false statements with respect to health care benefits programs (which includes private, as well as government programs). Government prosecutors are increasing their use of the Federal False Claims Act to prosecute quality of care deficiencies in health care facilities. Their theory behind this is that the submission of a claim for services provided in a manner that falls short of quality of care standards can constitute the submission of a false claim.

      In addition to increasing the resources devoted to investigating allegations of fraud and abuse in the Medicare and Medicaid programs, federal and state regulatory and law enforcement authorities are taking an increasingly strict view of the requirements imposed on health care providers by the Social Security Act and Medicare and Medicaid regulations. From time to time, we, like other health care providers, are required to provide records to state or federal agencies to aid in such investigations. It is possible that these entities could initiate investigations in the future at facilities we operate and that such investigations could result in significant penalties, as well as adverse publicity.

      A joint federal/state initiative, Operation Restore Trust, was created in 1995 to focus audit and law enforcement efforts on geographic areas and provider types receiving large concentrations of Medicare and Medicaid funds. Under Operation Restore Trust, the OIG and CMS have undertaken a variety of activities to address fraud and abuse by nursing facilities, home health providers and medical equipment suppliers. These activities include financial audits, creation of a Fraud and Waste Report Hotline, and increased investigations and enforcement activity.

Regulation Governing the Privacy and Transmission of Health Care Information

      In addition to its antifraud provisions, HIPAA also requires improved efficiency in health care delivery by standardizing electronic data interchange and by protecting the confidentiality and security of health data. More specifically, HIPAA calls for:

•	standardization of electronic patient health, administrative and financial data;

•	unique health identifiers for individuals, employers, health plans and health care providers;

•	privacy standards protecting the privacy of individually identifiable health information; and

•	security standards protecting the confidentiality and integrity of individually identifiable health information.

      In August 2000, final regulations establishing standards for electronic data transactions and code sets, as required under HIPAA, were released. These standards are designed to allow entities within the health care industry to exchange medical, billing and other information and to process transactions in a more timely and cost effective manner. These new transactions and code sets standards were required to be implemented by October 2002, unless a covered entity applied for, and was granted, an extension of up to one year. We have updated our systems, and we believe we are compliant with the new standards for electronic transactions and code sets. However, we applied for and were granted an extension until October 16, 2003, primarily because several of our trading partners, including some state Medicaid agencies, were not prepared to implement the new transactions and code sets.

      In December 2000, HIPAA privacy standards were released, and were then further revised in August 2002. Most covered entities under HIPAA were required to implement the privacy standards by April 2003. The privacy standards are designed to protect the privacy of certain individually identifiable health information. The privacy standards have required us to make certain updates to our policies and procedures and conduct training for our employees surrounding these standards. We believe we are compliant with the privacy standards.

      On February 20, 2003, CMS issued final regulations with respect to HIPAA’s security standards and modifications to the electronic data transactions and code sets. Most covered entities must comply with the security standards by April 14, 2005. The regulations governing electronic data transaction standards, which went into effect on March 24, 2003, will not delay our October 2003 compliance deadline. All standards are required to be fully implemented within two years of final issuance, with civil and criminal penalties established for noncompliance.

      HHS has estimated that implementation of the electronic transactions and code sets, the privacy standards and the security standards will cost the health care industry between $1.8 billion and $6.3 billion over a five-year period. We continue to evaluate and update our processes and procedures to meet the requirements of the new standards; however, we cannot assure you that all of the parties with whom we do business will be in compliance with HIPAA. We do not believe our ongoing implementation to comply with HIPAA will have a material impact on our consolidated financial position, results of operations or cash flows. See “Risk Factors — We are required to comply with laws governing the transmission and privacy of health information.”

Insurance

      We insure the majority of our auto liability and workers’ compensation risks through loss-sensitive insurance policies with affiliated and unaffiliated insurance companies. For our general and professional liabilities, we are responsible for the first dollar of each claim, up to a self-insurance limit determined by the individual policies, subject to aggregate limits in certain prior policy years. We insure other business risks such as property losses, crime losses, and claims against directors and officers with affiliated and unaffiliated insurance companies subject to various limits, terms, and deductibles. We have several insurance programs placed with a wholly owned captive insurance company, Beverly Indemnity, Ltd., as well as certain reinsurance agreements (including our loss portfolio transfers) between third-party insurers and Beverly Indemnity, Ltd. Third-party insurance and reinsurance are subject to retentions, aggregates and the risk of nonrenewal. See “Risk Factors — We are subject to increasingly expensive and unpredictable patient care liability costs” and “Risk Factors — Insurance coverage is becoming increasingly expensive and difficult to obtain for long-term care companies, and our insurance carriers could become insolvent and unable to reimburse us.”

Competitive Conditions

      Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing facility. Our primary national competitors include Manor Care, Inc., Kindred Healthcare, Inc., Genesis Health Ventures, Inc. and Extendicare Health Services, Inc. Our ability to compete successfully varies from location to location and depends on a number of factors, which include:

•	the number of competing centers in the local market;

•	the types of services available;

•	quality of care;

•	reputation, age and appearance of each center; and

•	the cost of care in each locality.

      In general, we seek to compete in each market by establishing a reputation within the local community for quality health care services, attractive and comfortable facilities, and providing specialized health care.

      We also compete with a variety of other companies in providing assisted living services, rehabilitation therapy services and home health care services. Given the relatively low barriers to entry and continuing health care cost-containment pressures in the assisted living industry, the assisted living industry has become increasingly competitive. Increased competition in the future could limit our ability to attract and retain residents or to expand our business. See “Risk Factors — We face national, regional and local competition.”

Employees and Labor Relations

      At August 31, 2003, we had approximately 40,500 full and part time employees.

      Approximately 8% of our employees, employed in approximately 90 of our nursing facilities, are represented by various labor unions. Certain labor unions have publicly stated that they are concentrating their organizing efforts within the long-term health care industry.

      Being one of the largest employers within the long-term health care industry, we have been the target of two AFL-CIO affiliated unions attempting to organize certain of our facilities. Although our facilities have never experienced any material work stoppages and we believe that our relations with employees and labor organizations are generally good, we cannot predict the effect continued union representation or organizational activities will have on our future operations.

      A national shortage of nurses and other trained personnel and general inflationary pressures have required us to adjust our wage and benefits packages in order to compete for qualified personnel. In 2002 and the first six months of 2003, labor costs accounted for approximately 54% of the operating expenses of our Nursing

Facilities segment. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. Although we currently do not face a staffing shortage in all markets where we operate, we have used high-priced temporary help to supplement staffing levels in certain markets with shortages of health care workers, primarily in 2001 and 2000. Although we are addressing this challenge through recruiting and retention programs and training initiatives, these programs and initiatives may not stabilize or improve our ability to attract and retain these personnel. Our inability to control labor availability and costs could have a material adverse effect on our future operating results.

Properties

      On August 31, 2003, we operated 423 nursing facilities, 22 assisted living centers, 10 outpatient clinics and 23 hospice and home care centers in 28 states and the District of Columbia. Most of our 122 leased nursing facilities are subject to “net” leases that require us to pay all taxes, insurance and maintenance costs. Most of these leases have original terms from ten to fifteen years and contain at least one renewal option. Renewal options typically extend the original terms of the leases by five to fifteen years. Many of these leases also contain purchase options. We consider our physical properties to be in good operating condition and suitable for the purposes for which they are being used. Certain of our nursing facilities and assisted living centers are included in the collateral securing our obligations under various debt agreements, including our new senior credit facility.

The following is a summary of our nursing facilities, assisted living centers, outpatient clinics and hospice and home care centers at August 31, 2003:

			Assisted Living
	Nursing Facilities		Centers
						Hospice and
		Total		Total	Outpatient	Home Care
Location	Number	licensed beds	Number	units	Clinics	Centers

Alabama	14	1,670	—	—	—	—
Arizona	3	480	—	—	—	—
Arkansas	33	4,006	2	48	—	—
California	57	5,947	1	72	—	3
District of Columbia	1	355	—	—	—	—
Georgia	13	1,595	2	72	—	1
Hawaii	2	396	—	—	—	—
Illinois	3	275	—	—	—	—
Indiana	28	3,470	1	16	—	1
Iowa	—	—	—	—	—	1
Kansas	20	1,217	1	9	—	—
Kentucky	8	1,039	—	—	—	—
Maryland	4	585	1	19	—	—
Massachusetts	18	2,048	—	—	—	—
Minnesota	29	2,300	1	16	—	—
Mississippi	10	1,149	—	—	—	—
Missouri	22	2,162	3	103	—	1
Nebraska	24	2,043	1	19	—	3
New Jersey	1	140	—	—	—	—
North Carolina	10	1,278	—	—	10	2
Ohio	9	1,222	—	—	—	—
Pennsylvania	42	4,769	3	72	—	7
South Dakota	17	1,176	1	36	—	—
Tennessee	5	555	2	55	—	—
Texas	—	—	—	—	—	2
Virginia	14	1,864	3	84	—	—
Washington	8	749	—	—	—	—
West Virginia	3	310	—	—	—	—
Wisconsin	25	2,692	—	—	—	2

	423	45,492	22	621	10	23

Classification

Owned	301	32,143	20	520	—	—
Leased	122	13,349	2	101	10	23
Managed	—	—	—	—	—	—

	423	45,492	22	621	10	23

Legal Proceedings

      On October 2, 1998, a purported class action lawsuit was filed in the United States District Court for the Eastern District of Arkansas by Jack Kushner against us and certain of our officers (the “Class Action”). Plaintiffs filed a second amended complaint on September 9, 1999, which asserted claims under Section 10(b) (including Rule 10b-5 promulgated thereunder) and under Section 20 of the Securities Exchange Act of 1934 arising from practices that were the subject of the federal government’s investigation of our allocation to the Medicare program of certain nursing labor costs in our skilled nursing facilities. The defendants filed a motion to dismiss that complaint on October 8, 1999. Oral argument on this motion was held on April 6, 2000. By order and judgment dated October 17, 2001, defendants’ motion to dismiss was granted, and the complaint was dismissed with prejudice. Plaintiffs appealed this decision to the Eighth Circuit Court of Appeals (Case No. 01-3677). On January 23, 2003, the Eighth Circuit entered an order affirming the district court’s order dismissing the case with prejudice. The plaintiffs appealed the order of the Eighth Circuit en banc, but, on February 27, 2003, the Eighth Circuit denied the petition. The Eighth Circuit issued a mandate denying the petition and ordering the district court to enforce its ruling and dismiss the case. The plaintiffs did not petition for a writ of certiorari to the United States Supreme Court.

      The following derivative lawsuits have been filed in the state court of Arkansas, as well as the federal district court in Arkansas, assertedly on our behalf:

•	Norman M. Lyons v. David R. Banks, et al., Case No. OT99-4041, was filed in the Chancery Court of Pulaski County, Arkansas (4th Division) on or about July 29, 1999, and the parties filed an Agreed Motion to Stay the proceedings on January 17, 2000;

•	Badger v. David R. Banks, et al., Case No. LR-C-99-881, was filed in the United States District Court for the Eastern District of Arkansas (Western Division) on November 30, 1999; and

•	Richardson v. David R. Banks, et al., Case No. LR-C-99-826, was filed in the United States District Court for the Eastern District of Arkansas (Western Division) on November 4, 1999.

      The Badger and Richardson actions were ordered to be consolidated as In re Beverly Enterprises, Inc. Derivative Litigation and by agreed motion, plaintiffs filed an amended, consolidated complaint on April 21, 2000. Defendants filed a motion to dismiss the consolidated derivative complaint and a motion to strike portions thereof on July 21, 2000. The parties agreed to stay the consolidated action pending the outcome of the motion to dismiss in the Class Action filed by Jack Kushner. In light of the dismissal of the Class Action, the Court entered a Scheduling Order dated July 17, 2003, which sets a trial date of March 29, 2004, for this case.

      These derivative actions each name our directors as defendants, as well as us as a nominal defendant. The Lyons action also names as defendants certain of our current and former officers. The derivative actions each allege breach of fiduciary duties to our Company and our stockholders as a result of alleged conduct giving rise to the Class Action. The Lyons and Richardson actions also assert claims for abuse of control and constructive fraud arising from the same allegations and the Richardson action also claims unjust enrichment.

      Due to the preliminary state of these derivative actions, we are unable at this time to assess the probable outcome of these derivative actions or the materiality of the risk of loss. We can give no assurances of their ultimate impact on our consolidated financial position, results of operations or cash flows.

      On August 16, 2002, August 26, 2002, and September 26, 2002, respectively, Ernest Baer v. Beverly Enterprises, Inc., et. al. (CIV. No. 02-2190), Stanley V. Kensic v. Beverly Enterprises, Inc., et. al. (CIV. No. 02-2193) and Charles Krebs v. Beverly Enterprises, Inc., et. al. (CIV. No. 02-2222) were filed in the United States District Court, Western District of Arkansas, Fort Smith Division. These cases were filed as purported securities fraud class actions under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

      These cases separately name us as a defendant along with various of our current officers and our independent auditors. In all three cases, the purported class period runs from October 16, 2000 to and including July 19, 2002. Plaintiffs claim that the defendants, during the purported class period, made multiple false and misleading statements. In early March 2003, these cases were consolidated as In re Beverly Enterprises, Inc. Securities Litigation. On April 30, 2003, plaintiffs filed an amended complaint. On May 30, 2003, the defendants filed a motion to dismiss the amended complaint. Briefing on the motion to dismiss was completed July 11, 2003. The court heard oral argument on our motion on August 28, 2003 and has not yet ruled on the motion. Due to the preliminary state of this action, we are unable to assess the probable outcome of the case. We can give no assurances of the ultimate impact on our consolidated financial position, results of operations or cash flows as a result of these proceedings.

      On October 31, 2002, a shareholder derivative action entitled Paul Dunne and Helene Dunne, derivatively on behalf of nominal defendant Beverly Enterprises, Inc. v. Beryl F. Anthony, Jr., et al. was filed in the Circuit Court of Sebastian County, Arkansas, Fort Smith Division (No. CIV-2002-1241). This case is purportedly brought derivatively on our behalf against various of our current and former officers and directors. We learned of this case when it was served on one defendant on January 22, 2003. The complaint alleges causes of action for breach of fiduciary duty against the defendants based on: (1) allegations that defendants failed to establish and maintain adequate accounting controls such that we failed to record adequate reserves for patient care liability costs; and (2) allegations that certain defendants sold our common stock while purportedly in possession of material non-public information. On May 16, 2003, two additional derivative complaints (Holcombe v. Floyd, et al. and Flowers v. Floyd, et al.) were filed and subsequently transferred to the Circuit Court of Sebastian County, Arkansas, Fort Smith Division and consolidated with the Dunne action as Holcombe v. Beverly Enterprises, Inc. Plaintiffs subsequently dismissed the Dunnes as plaintiffs. On June 9, 2003, pursuant to a stipulation of the parties, the Court entered a scheduling order providing, among other things, that plaintiffs will have thirty days from a ruling on the motion to dismiss filed by defendants in the related securities class action in federal court, In re Beverly Enterprises, Inc. Securities Litigation (Case No. 2:02 cv 2190) to file an amended complaint and that defendants shall have thirty days thereafter to respond to the complaint. Due to the preliminary state of this action, we are unable to assess the probable outcome of the case and can give no assurance of the ultimate impact on our financial position, results of operations and cash flows.

      We notified federal and California health care regulatory authorities (CMS, OIG, the California Attorney General’s office and the California Department of Health Services) of our intent to conduct an internal investigation of past billing practices relating to MK Medical, our medical equipment business unit based in Fresno, California. An independent accounting firm has reviewed MK Medical’s government payor billings since October 1, 1998, the date we acquired the unit. Deficiencies identified by the accounting firm primarily relate to inadequate documentation supporting Medicare and Medi-Cal claims for reimbursement for drugs, wheelchairs, and other durable medical equipment distributed by MK Medical. Specifically, the review identified instances of missing or incomplete certificates of medical necessity, treatment authorization requests, prescriptions, and other documentation MK Medical is required to maintain in order to be entitled to reimbursement from government payors. Based on the results of the accounting firm’s review, we have established a reserve, included in “Other accrued liabilities” on our consolidated balance sheet in the amount of $18.0 million to cover potential overpayments from government payors for the period from October 1, 1998 to 2002. We have advised regulatory authorities of the results of the accounting firm’s review. On September 15, 2003, we received a subpoena from the United States Attorney’s Office in Oakland, California, requesting the production of additional documents relating to MK Medical’s operations and our review of MK Medical’s claims. We are cooperating with the government’s information request. Our liability with respect to this matter could exceed the reserved amount. We can give no assurance of the final outcome of this matter or its impact on our financial position, results of operations and cash flows.

      On August 1, 2002, we reached an agreement with the State of California on the settlement of an investigation by the Attorney General’s office and the District Attorney of Santa Barbara County of patient care issues in several California nursing facilities. In accordance with the terms of the settlement agreement, Beverly Enterprises-California, Inc. entered a plea of nolo contendere to two felony charges under California’s Elder Abuse statute and paid a fine of $54,000 related to the plea. In addition, Beverly Enterprises-California, Inc. reimbursed the Attorney General and the Santa Barbara County District Attorney $533,000 for the costs of their investigations and paid a $2.0 million civil penalty in four equal, quarterly installments of $500,000.

      A Permanent Injunction was entered requiring nursing facilities in California, operated by our subsidiaries, to comply with all applicable laws and regulations and to conduct certain training and education programs. We recorded a pre-tax charge of $6.3 million against earnings during the second quarter of 2002 to reflect the terms of the settlement and related costs, and we expect to incur additional annual costs for implementation of the Permanent Injunction.

      Certain revisions were made to our Corporate Integrity Agreement in conjunction with the Permanent Injunction requiring:

•	additional training for clinical employees, contractors and agents who perform services in our California nursing facilities; and

•	hiring an independent quality monitor to assess the effectiveness, reliability and thoroughness of our quality care systems and our response to quality of care issues in our nursing facilities in California, Arizona, Hawaii and Washington.

      On February 3, 2000, we entered into a series of agreements with the U.S. Department of Justice and the OIG of HHS. These agreements settled the federal government’s investigations of our company relating to our allocation to the Medicare program of certain nursing labor costs in our skilled nursing facilities from 1990 to 1998.

      The agreements consist of:

•	a Plea Agreement;

•	a Civil Settlement Agreement;

•	a Corporate Integrity Agreement; and

•	an agreement concerning the disposition of 10 nursing facilities.

      Under the Plea Agreement, one of our subsidiaries pled guilty to one count of mail fraud and 10 counts of making false statements to Medicare and paid a criminal fine of $5.0 million during the first quarter of 2000.

      Under the Civil Settlement Agreement, we paid the federal government $25.0 million during the first quarter of 2000 and are reimbursing the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments through the first quarter of 2008. In addition, we agreed to resubmit certain Medicare filings to reflect reduced labor costs allocated to the Medicare program.

      Under the Corporate Integrity Agreement, we are required to monitor our compliance with the requirements of the federal health care programs, and this agreement addresses our obligations to ensure that we comply with the requirements for participation in the federal health care programs. It also includes our functional and training obligations, audit and review requirements and recordkeeping and reporting requirements, as well as penalties for breach/noncompliance of the agreement. We believe that we are generally in compliance with the requirements of the Corporate Integrity Agreement and file annual reports with the OIG documenting our compliance.

      In accordance with our agreement to dispose of 10 nursing facilities, we disposed of seven of the facilities during 2000 and the remaining three facilities during 2001.

      Effective October 15, 2002, we entered into a settlement agreement (the “Settlement Agreement”) with CMS to resolve certain reimbursement issues relating to all Medicare cost reporting periods ending on or before December 31, 2000. This agreement settles all outstanding issues from the February 2000 settlement of the federal government’s investigation of our allocation to the Medicare program of certain nursing labor costs in our skilled nursing facilities. Under the terms of the Settlement Agreement, we paid CMS $35.0 million in November 2002.

      We are party to various legal matters relating to patient care, including claims that our services have resulted in injury or death to residents of our facilities. Over the past few years, we have experienced an increasing trend in the number and severity of the claims asserted against us. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on us.

      There are various other lawsuits and regulatory actions pending against us arising in the normal course of business, some of which seek punitive damages that are generally not covered by insurance. We do not believe that the ultimate resolution of such other matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

      The following table sets forth the name, age and position of each of our directors and executive officers. Each director holds office until a successor is elected, or until the earliest of death, resignation or removal. Each executive officer is elected or appointed by the Board of Directors. The executive officers and directors, as of August 31, 2003, are as follows:

Name	Position	Age

William R. Floyd	Chairman of the Board, President, Chief Executive Officer and Director	58
Douglas J. Babb	Executive Vice President and Chief Administrative and Legal Officer and Secretary	51
David R. Devereaux	Chief Operating Officer — Nursing Facilities	41
Jeffrey P. Freimark	Executive Vice President, Chief Financial and Information Officer	48
Pamela H. Daniels	Senior Vice President, Controller and Chief Accounting Officer	39
James M. Griffith	Senior Vice President — Investor Relations and Corporate Communications	61
Patricia C. Kolling	Senior Vice President — Compliance	56
Blaise J. Mercadante	Senior Vice President — Marketing and New Business Innovation	50
Diane L. Munson	Senior Vice President — Professional Services	53
Harold A. Price	Senior Vice President — Sales and Business Development	53
Richard D. Skelly, Jr.	Senior Vice President and Treasurer	44
Patrice K. Acosta	President — AEDON Staffing	46
Chris W. Roussos	President — CERES Strategies	38
Cindy H. Susienka	President — AEGIS Therapies and Home Care	44
John D. Fowler, Jr.(1)(2)	Director	46
James R. Greene(1)(3)	Director	81
Edith E. Holiday(2)(3)	Director	51
John P. Howe, III, M.D.(2)(3)	Director	60
James W. McLane(1)	Director	64
Donald L. Seeley(1)	Director	59
Marilyn R. Seymann(2)(3)	Director	61

(1)	Member of the Audit and Compliance Committee.

(2)	Member of the Nominating Committee and Compensation Committee.

(3)	Member of the Quality Management Committee.

      Mr. Floyd joined us in April 2000 as President and Chief Operating Officer. He was elected Chief Executive Officer in February 2001 and Chairman of the Board in December 2001. From 1996 to 1998, he was Chief Executive Officer of Choice Hotels International, and from 1995 to 1996, he was Chief Operating Officer of Taco Bell Corporation. He has been a director since July 2000.

      Mr. Babb joined us in April 2000 as Executive Vice President, General Counsel and Secretary. He was named head of Government Relations in January 2001 and Chief Administrative and Legal Officer in October 2002. Mr. Babb was Senior Vice President and Chief of Staff for Burlington Northern Santa Fe Corporation (“BNSF”) from 1995 to 1997 and Senior Vice President — Merchandise Business Unit for BNSF from 1997 to 1999.

      Mr. Devereaux joined us in August 1998 as Senior Vice President — Operations for the Specialty Services Division of the Nursing Facilities segment. He was elected President of the corporations within the Nursing Facilities segment in January 2001 and Chief Operating Officer in July 2001. From 1996 to 1998, Mr. Devereaux was District Vice President of Manor Care Health Services.

      Mr. Freimark joined us in January 2002 as Executive Vice President and Chief Financial Officer. He became head of Information Technology in October 2002. From May 2001 to January 4, 2002, he was Senior Executive Vice President and Chief Financial Officer of OfficeMax, Inc. From March 1997 to May 2001, he was with The Grand Union Company where he held positions as Executive Vice President, Chief Financial Officer and President and Chief Executive Officer.

      Ms. Daniels joined us in May 1988 as Audit Coordinator. She was elected Vice President, Controller and Chief Accounting Officer in October 1996 and Senior Vice President in December 1999.

      Mr. Griffith joined us in November 1995 as Senior Vice President — Investor Relations and Corporate Communications.

      Ms. Kolling joined us in February 1989 as a rehabilitation consultant. She was elected Vice President — Rehabilitation in 1994, Vice President — PPS in 1998 and Vice President — Medicare Programs in 2000. She was elected Senior Vice President — Compliance in October 2002.

      Mr. Mercadante joined us in 2002 as Senior Vice President — Marketing and New Business Innovation. From 1999 to 2002, he was President of Blazing Insights Group, and from 1996 to 1999, he was Executive Vice President — Marketing at Universal Studios.

      Ms. Munson joined us in June 2002 as Vice President — General Manager of New Business Innovations. In April 2003, she was elected Senior Vice President — Professional Services. From 2001 to 2002, she was President and Chief Executive Officer of Fluidsense, Inc., a medical device start-up company. From 1999 to 2000, she was Senior Vice President, Healthcare Services of Inlight, Inc., a health care information technology corporation. From 1997 to 1999, she served as a consultant for Heidrick & Struggles.

      Mr. Price joined us in August 2002 as Senior Vice President — Sales and Business Development. Prior to that, he worked with us on a consulting basis for 18 months. Before becoming a consultant, he was Vice President — Strategic Relations and Business Development for SelfCare, Inc. from 1999 to 2000. For the 17 years prior, he held various positions with Nova Care, Inc. ultimately as Senior Vice President — Sales and Marketing.

      Mr. Skelly joined us in April 2002 as Senior Vice President and Treasurer. From September 2001 to March 2002, he served as Senior Vice President and Treasurer of OfficeMax, Inc. From June 1997 to August 2001, he held various positions with The Grand Union Company, including Acting Chief Financial Officer and Treasurer.

      Ms. Acosta joined us in October 1996 as Vice President — Risk Management. She was elected Senior Vice President — Professional Services in January 2001 and President — AEDON Staffing in April, 2003. From January 1995 to September 1996, Ms. Acosta was Vice President — Risk Management at Regency Health Services.

      Mr. Roussos joined us in August 2001 as a management designee of Matrix Rehabilitation. He was elected President of Matrix Rehabilitation in February 2002 and President of CERES Strategies in October 2002. From 2000 to 2001, he was Division General Manager of American Homestar, and from 1996 to 2000 he was General Manager of Fleetwood Enterprises.

      Ms. Susienka joined us in June 1998 as President — AEGIS Therapies and was elected President — Home Care Services in March 2002. From 1987 to 1998, she held various positions at NovaCare, Inc., including Regional Vice President.

      Mr. Fowler is Managing Director of Baycrest Capital, LLC, a private equity investment and advisory firm. From 2001 to 2003, he was President and a director of Large Scale Biology Corporation. From 1998 to 2001, he

was Managing Director of JPMorgan & Co.’s Healthcare Group and from 1992 to 1998, he was Managing Director and Head of Salomon Brothers, Inc.’s Healthcare Group. He has been a director since February 2002.

      Mr. Greene’s principal occupation has been that of a director and consultant to various United States and international businesses since 1986. He is a director of Buck Engineering Company and Bank Leumi. He has been a director since January 1991.

      Ms. Holiday is an attorney. She served as a Former Assistant to the President of the United States and Secretary of the Cabinet during the George H.W. Bush administration. Prior to that, Ms. Holiday served as General Counsel of the United States Treasury Department. She is a director of Amerada Hess Corporation, Canadian National Railway Company, H.J. Heinz Company and RTI International Metals, Inc. She is also a director or trustee of various investment companies in the Franklin Templeton group of funds and Operating Trustee of TWE Holdings I & II Trusts. She has been a director since March 1995.

      Dr. Howe, III is President and Chief Executive Officer of Project Hope. From 1985 to 2001, he was President of The University of Texas Health Center at San Antonio. He is also a director of Southwest Foundation for Biomedical Research and San Antonio Medical Foundation. He has been a director since July 2001.

      Mr. McLane is Chairman, President, Chief Executive Officer and Director of Healthaxis Inc. From 1997 until early 2000, he was President, Chief Operating Officer and Director of NovaCare, Inc. He previously served as Executive Vice President of Aetna, Inc. and as Chief Executive Officer of Aetna Health Plans. He has been a director since October 2000.

      Mr. Seeley is Director of the Applied Investment Management Program at the University of Arizona Department of Finance. From 1997 to 2000, he was Vice Chairman and Chief Financial Officer of True North Communications. He is a director of Modem Media Inc. He also serves on the Board of Trustees of William Blair Funds. He has been a director since April 2002.

      Ms. Seymann is President and Chief Executive Officer of M One, Inc., a management, risk and information systems consulting firm for financial institutions. She is a director of Community First Bankshares, Inc., Eos International, Inc., NorthWestern Corporation and Maximus, Inc. She has been a director since March 1995.

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of August 31, 2003, the beneficial ownership of our common stock by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock. Except as indicated by footnote, we believe that each stockholder named in the table has sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of each beneficial owner listed is c/o Beverly Enterprises, One Thousand Beverly Way, Fort Smith, Arkansas, 72919.

	Sole Voting	Options
	and	Exercisable	Other				Percentage of
	Investment	Within	Beneficial	Deferred			Common
Directors and Officers	Power	60 Days	Ownership(1)	Compensation		Total	Stock

Douglas J. Babb	145,000	166,200	—	—		311,200	*
David R. Devereaux	213,494 (2)	112,850	—	—		326,344	*
William R. Floyd	511,216	675,000	—	—		1,186,216	1.11%
John D. Fowler, Jr.	5,000	14,667	—	35,063	(3)	54,730	*
Jeffrey P. Freimark	125,000	37,500	6,450	—		168,950	*
James R. Greene	8,875	42,250	—	60,530	(3)	111,655	*
Edith E. Holiday	800	45,625	200	22,752	(3)	69,377	*
John P. Howe, III, M.D.	—	21,083	—	20,146	(3)	41,229	*
James W. McLane	—	23,968	—	14,857	(3)	38,825	*
Donald L. Seeley	23,000	12,833	—	—		35,833	*
Marilyn R. Seymann	1,000	45,625	—	21,258	(3)	67,883	*
Cindy H. Susienka	73,601	77,000	—	—		150,601	*
All Directors and Executive officers as a group (22 persons)	1,952,169 (2)	1,618,751	16,900	174,607		3,762,427	3.51%

		Percentage of
		Common
5% Beneficial Owners	Total	Stock

ICM Asset Management, Inc.(4)(5)	10,916,040	10.19%
601 W. Main Avenue, Suite 600
Spokane, Washington 99201
ML Global Allocation Fund, Inc.(4)(6)	7,909,000	7.38%
800 Scudders Mill Road
Plainsboro, New Jersey 08536
Dimensional Fund Advisors Inc.(4)(7)	7,784,445	7.26%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Strong Capital Management, Inc.(4)(8)	6,028,377	5.63%
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051
Mellon Financial Corporation(4)(9)	5,791,404	5.40%
One Mellon Center
500 Grant Street
Pittsburgh, Pennsylvania 15258

*	Percentage of stock owned does not exceed 1%.

(1)	Shares owned by family members.

(2)	Includes shares allocated through participation in the Employee Stock Purchase Plan.

(3)	Shares credited under the Non-Employee Director Deferred Compensation Plan.

(4)	We have been notified by these persons that they were the beneficial owners of more than 5% of our voting securities as of December 31, 2002. According to the most recent Schedule 13G filed by the owner with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

(5)	Information based on Schedule 13G dated January 30, 2003. Includes all shares reported by ICM Asset Management, Inc., an investment advisor registered under the Investment Advisors Act of 1940, and James M. Simmons, the President of ICM Asset Management, Inc. under an agreement to file jointly on Schedule 13G. ICM Asset Management, Inc. and James M. Simmons have shared voting power with respect to 6,373,562 shares and shared dispositive power with respect 10,916,040 shares. Based on the Schedule 13G dated September 30, 2003, ICM Asset Management, Inc. and James M. Simmons currently have shared voting power with respect to 5,066,265 shares, or 4.7%, of our outstanding common stock.

(6)	Information based on Schedule 13G dated January 7, 2003. Includes all shares reported by ML Global Allocation Fund, Inc., which has shared voting power and shared dispositive power with respect to these shares.

(7)	Information based on Schedule 13G dated February 12, 2003. Includes all shares reported by Dimensional Fund Advisors Inc., an investment advisor registered under the Investment Advisors Act of 1940. Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power with respect to these shares.

(8)	Information based on Schedule 13G dated February 6, 2003. Includes all shares reported by Strong Capital Management, Inc., an investment advisor registered under the Investment Advisors Act of 1940, and Richard S. Strong, the Chairman of the Board of Strong Capital Management, Inc. under an agreement to file jointly on Schedule 13G. Strong Capital Management, Inc. and Richard S. Strong have shared voting power with respect to 6,009,447 shares and shared dispositive power with respect 6,028,377 shares.

(9)	Information based on Schedule 13G dated January 14, 2003. Includes all shares reported by Mellon Financial Corporation, a parent holding company that includes Boston Safe Deposit and Trust Company, Mellon Bank, N.A., Dreyfus Investment Advisors, Inc., Mellon Capital Management Corporation, The Dreyfus Corporation, The Boston Company Asset Management, LLC and MBC Investments Corporation. Mellon Financial Corporation has sole voting power over 4,883,019 of these shares and sole dispositive power over 5,664,704 of these shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Beryl F. Anthony, who served as one of our directors until May 24, 2002, provided government relations consulting and legal advice to us in 2002. We paid Mr. Anthony $160,000 for these services in 2002.

      Harris Diamond, who served as one of our directors until March 6, 2002, is Chief Executive Officer of FRB/ Weber Shandwick Worldwide. During 2002, we engaged FRB/ Weber Shandwick Worldwide to provide public relations consulting services. The fees paid to FRB/ Weber Shandwick Worldwide for 2002 were $176,903.

      Since 2001, we have engaged Rhino Internet Solutions to develop corporate, business unit and facility-specific web sites for us. The Rhino Internet Solutions account manager for this relationship is Rebecca Seymann, daughter-in-law of Dr. Marilyn Seymann, a director. We paid Rhino Internet Solutions $182,018 in 2002.

      During 2002, we engaged Silver Summit Group to provide consulting services relating to research and development of new business opportunities and sales and marketing strategies. The fees paid to Silver Summit Group for 2002 were $176,742. Mr. Hal Price, one of our executive officers, is a principal of Silver Summit Group; however, he is no longer active in that business.

      Mr. Freimark, our Chief Financial and Information Officer, was indebted to his former employer. As part of his employment agreement with us, we loaned Mr. Freimark $194,092, which was used to pay off the loan from his former employer. Such amount is the maximum principal amount of the loan. The interest rate varies based upon the federal short-term rate as published by the Internal Revenue Service. One-quarter of the principal and interest is being forgiven annually for so long as Mr. Freimark remains employed by us, such that the loan will be forgiven entirely at the end of Mr. Freimark’s fourth year of employment. The amounts forgiven are being grossed-up for taxes. The principal amount outstanding under this loan as of June 30, 2003 was approximately $97,000.

DESCRIPTION OF THE NEW SENIOR CREDIT FACILITY AND OTHER INDEBTEDNESS

The New Senior Credit Facility

      Concurrently with the consummation of this offering, we will enter into a new senior credit facility with a syndicate of lenders. Set forth below is a summary of the expected terms of our new senior credit facility. As the final terms of our new senior credit facility have not been agreed upon, the final terms may differ from those set forth herein and, in certain cases, such differences may be significant.

      Our new senior credit facility will provide for senior secured financing of $225.0 million, of which $150.0 million will be funded at closing. Our new senior credit facility will consist of a five-year $150.0 million Tranche B term loan facility to be drawn in full on the closing date and a four-year $75.0 million revolving credit facility. The revolving credit facility will be available for general corporate purposes and up to $55.0 million of the facility will initially be available for the issuance of letters of credit for our account. We expect to initially use approximately $36.1 million of availability under the revolving credit facility for letters of credit at closing, with the balance of availability remaining undrawn. All borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. Proceeds of the term loan facility will be used as described under “Use of Proceeds.”

  Interest and Fees

      Borrowings under the term loan facility and under the revolving credit facility will bear interest at a floating rate determined by reference to the prime lending rate or the Eurodollar rate, plus, in each case, an applicable margin. We expect the applicable margin under the credit facility will change from time to time based on our senior secured leverage ratio. We will pay a commitment fee calculated at a rate equal to 0.50% per annum, subject to increase to 0.625% per annum under certain circumstances, of the unused portion of the revolving credit facility.

  Prepayments

      If we do not redeem our 9% senior notes due 2006 within 75 days of the closing date of our new senior credit facility, then the funds designated for that purpose in the escrow account to be established at the closing of this offering will be used to repay the term loan.

      In addition, we will be required to make certain mandatory prepayments of the term loan, subject to certain exceptions, in an amount equal to: (1) 100% of the net proceeds from any incurrence of indebtedness (other than the notes offered hereby and certain other indebtedness); (2) 50% of the net proceeds from equity issuances, subject to certain exceptions; (3) 100% of the net proceeds from sales or other dispositions of assets not in the ordinary course of business (including as a result of casualty or condemnation), subject to certain exceptions; and (4) 75% of excess cash flow (provided that this percentage will be reduced to 50% when our senior secured leverage ratio is less than 2.0 to 1.0). Optional prepayments will be permitted without premium or penalty.

      Voluntary prepayments of loans under our new senior credit facility and voluntary reductions in the unused commitments under the revolving credit facility will be permitted in whole or in part, in minimum amounts and subject to certain other limitations as set forth in the credit agreement.

  Amortization of Principal

      The term loan will amortize as follows: 0.25% of the original principal amount of the term loan will be payable quarterly during the first 16 calendar quarters after the closing date and 24% of the original principal amount of the term loan will be payable quarterly during the last 4 calendar quarters, with the last installment being payable on the fifth anniversary of the closing date.

  Collateral and Guarantees

      Substantially all of our present and future domestic subsidiaries will guarantee our obligations under the new senior credit facility. Substantially all of our and our guarantors’ tangible and intangible domestic assets

(including, without limitation, intellectual property, certain owned real property to be agreed upon and all of the capital stock of our and our guarantors’ direct and indirect domestic subsidiaries and approximately two-thirds of the capital stock of our and our guarantors’ first-tier foreign subsidiaries) will secure our borrowings under the new senior credit facility.

  Covenants and Other Matters

      Our new senior credit facility will require us to comply with certain financial covenants, including a maximum total lease adjusted leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio. Our new senior credit facility will include certain negative covenants restricting or limiting our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase certain debt (including the notes);

•	incur liens and engage in sale leaseback transactions;

•	make loans or investments;

•	restrict our subsidiaries’ ability to pay dividends or make other stockholder distributions;

•	guarantee or incur additional debt;

•	amend or otherwise alter terms of certain debt (including the notes);

•	make capital expenditures;

•	engage in mergers, acquisitions or other business combinations;

•	sell assets;

•	change our fiscal year;

•	transact with affiliates; and

•	alter the business we conduct.

      Our new senior credit facility will contain certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.

9 5/8% Senior Notes

      We have $200.0 million of 9 5/8% senior notes due April 15, 2009, which we sold through a private placement. We filed a registration statement in 2001 under Form S-4 with the SEC registering our 9 5/8% senior notes and exchanged all of our 9 5/8% senior notes issued through the private placement for publicly registered 9 5/8% senior notes. Our 9 5/8% senior notes are unsecured obligations, guaranteed by substantially all of our present and future subsidiaries and impose on us certain restrictive covenants.

      Our 9 5/8% senior notes are redeemable at our option in whole or in part, at any time, subject to a make whole premium.

      Upon the occurrence of a change of control, each holder of our 9 5/8% senior notes will have the right to require us to repurchase all or any part of such holder’s 9 5/8% senior notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In certain circumstances, we may be required to offer to redeem our 9 5/8% senior notes from excess proceeds from asset sales. We are not otherwise required to make any mandatory redemption or sinking fund payments with respect to our 9 5/8% senior notes.

9% Senior Notes

      We have $180.0 million of 9% senior notes due February 15, 2006, which were sold through a public offering. Our 9% senior notes are unsecured obligations, guaranteed by substantially all of our present and future subsidiaries and impose on us certain restrictive covenants.

      Our 9% senior notes are redeemable at our option, in whole or in part, at any time at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 15 of the years indicated below, in each case, together with accrued and unpaid interest thereon to the redemption date:

Year	Percentage

2003	101.5%
2004 and thereafter	100.0%

      Upon the occurrence of a change of control, each holder of our 9% senior notes will have the right to require us to repurchase all or any part of such holder’s 9% senior notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In certain circumstances, we may be required to offer to redeem our 9% senior notes from excess proceeds from asset sales. We are not otherwise required to make any mandatory redemption or sinking fund payments with respect to our 9% senior notes.

      We intend to redeem all of our outstanding 9% senior notes with a portion of the proceeds of this offering and borrowings under our new senior credit facility. See “Use of Proceeds.”

Medium-Term Notes

      Our subsidiary, BFC, has $70.0 million of outstanding medium-term notes due March 2005. Principal payments on these obligations, calculated based on quarterly collections of the underlying receivables, are required to begin during the second quarter of 2004. The medium-term notes are collateralized by patient accounts receivable, which are sold, from time to time, by us to BFC. Under applicable accounting rules, BFC is not consolidated in our financial statements. At June 30, 2003, BFC had total assets of $102.1 million. BFC is required to maintain receivables and certain other liquid assets based upon the amount of outstanding medium-term notes. BHRS, our wholly owned subsidiary, services and administers the receivables sold by us to BFC.

      The medium-term notes bear interest at LIBOR plus 0.70%. We are not otherwise required to make any mandatory redemption or sinking fund payments with respect to the medium-term notes.

Notes and Mortgages

      As of June 30, 2003, we had $111.2 million of outstanding notes and mortgages, less imputed interest. The notes and mortgages mature in installments through 2031 at effective interest rates ranging from 3.8% to 12.5%. A portion of these notes and mortgages is secured by property, equipment and other assets with a net book value of $154.6 million at June 30, 2003.

Other Indebtedness

      We have industrial development revenue bonds outstanding, which were originally issued prior to 1986 primarily for the construction or acquisition of nursing facilities. Our industrial development revenue bonds are due in installments through the year 2013 at effective interest rates of 5% to 10% and are secured in part by property and other assets with a net book value of $88.3 million at June 30, 2003.

      In addition, we have other obligations with respect to the OIG Settlement and patient care liability claims. See “Risk Factors — Our civil settlement agreement with the United States Government with respect to alleged violations of cost allocations under Medicare and our settlement agreement with the State of California negatively impact our cash flows, and our civil settlement agreement with the United States Government subjects us to a Corporate Integrity Agreement” and “Risk Factors — We are subject to increasingly expensive and unpredictable patient care liability costs.”

DESCRIPTION OF THE NOTES

      We will issue the notes under an indenture, to be dated as of October 22, 2003, as supplemented by the first supplemental indenture, to be dated as of October 22, 2003 (as so supplemented, the “indenture”), between us and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture and the notes.

      The following description is only a summary of the material provisions of the notes and the indenture. The indenture has been, and the supplemental indenture will be, filed with the SEC. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes.

      When we refer to “Beverly Enterprises,” “we,” “our” or “us” in this section, we refer only to Beverly Enterprises, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

      The notes to be issued in this offering will:

•	be limited to $100.0 million aggregate principal amount (or $115.0 million if the underwriters’ option to purchase additional notes to cover over-allotments is exercised in full);

•	bear interest at a rate of 2.75% per year, subject to interest rate adjustments as described below;

•	be our general unsecured obligations, junior in right of payment to any existing and all of our future Senior Debt (as defined below) and, as indebtedness of Beverly Enterprises, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries;

•	be convertible into our common stock at an initial conversion price of approximately $7.45 per share, subject to adjustment as described below under “— Conversion Rights,” in the following circumstances:

•	if the market price (as defined below) of our common stock measured over a specified number of trading days is above 120% of the conversion price;

•	if (1) the ratio of the trading price (as defined below) of the notes to the conversion value of the notes, measured over a specified number of trading days, is below 105% and (2) the conversion value for each day of such period is less than 95% of the principal amount of the notes;

•	if we have called the notes for redemption; or

•	upon the occurrence of any of the specified corporate transactions described below;

•	be redeemable at our option in whole or in part beginning on November 5, 2010 upon the terms and for the prices described in this prospectus supplement plus accrued and unpaid interest as set forth under “— Optional Redemption by Beverly Enterprises;”

•	be subject to repurchase by us at your option on November 1, 2010, 2013, 2018, 2023 and 2028 or if a change of control occurs, in each case as set forth below under “— Repurchase at Option of Holders;” and

•	be due on November 1, 2033, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      The indenture will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, incurring additional Indebtedness, including Senior Debt or any other Indebtedness, or issuing or repurchasing our other securities. In addition, the indenture will not protect you in the event of a highly leveraged transaction or a change in control of Beverly Enterprises except to the extent described below under “— Repurchase at Option of Holders — Change of Control Put.”

      No sinking fund is provided for the notes. The notes will not be subject to defeasance.

      The notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see “— Form, Denomination and Registration.”

      The notes are new securities for which there is currently no market. The notes will not be listed in any securities exchange or automated quotation system. Accordingly, we cannot assure liquidity of, or trading market for, the notes.

Interest

      The notes will bear interest from October 22, 2003 at the rate of 2.75% per year, subject to adjustment upon the occurrence of a Reset Transaction (as defined below). See “— Interest Rate Adjustments” below.

      We will pay interest semiannually on May 1 and November 1 of each year to the holders of record at the close of business on the preceding April 15 and October 15, respectively, beginning May 1, 2004. There are two exceptions to the preceding sentence:

•	In general, we will not pay cash with respect to accrued and unpaid interest on any notes that are converted into our common stock. See “— Conversion Rights.” If a holder of notes converts its notes after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on these notes on the interest payment date, notwithstanding the conversion of these notes prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. But, at the time such holder surrenders these notes for conversion, it will be required to remit to us an amount equal to the interest that will be paid on the interest payment date. The preceding sentence does not apply to a holder which has delivered a notice of conversion to us or which converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date to the same person to whom we will pay the principal of these notes.

      Except as provided below, we will pay interest on:

•	the global securities to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those notes.

      At maturity, we will pay interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

      We will pay principal on:

•	the global securities to DTC in immediately available funds; and

•	the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

      If a Reset Transaction occurs, the interest rate on the notes will be adjusted to equal the Adjusted Interest Rate (as defined below) from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction or, if there is no succeeding Reset Transaction, the maturity or redemption, if any, of the notes.

      A “Reset Transaction” means:

•	a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the notes are then convertible is a party;

•	a sale of all or substantially all the assets of that entity;

•	a recapitalization of that common stock; or

•	a distribution described under paragraph (4) under “— Conversion Rights — Conversion Price Adjustments” below,

after the effective date of which transaction or distribution the notes would be convertible into:

•	shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5 percentage points higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

•	shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity’s common stock for the next four fiscal quarters that would be more than 2.5 percentage points higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution.

      The “Adjusted Interest Rate,” with respect to any Reset Transaction, will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

•	the public announcement of the Reset Transaction; or

•	the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average trading price of the notes for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than 2.75% per year.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per notes obtained by us or the conversion agent, which may be the trustee, for $10,000,000 principal amount of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that, if at least three such bids cannot reasonably be obtained by us or the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the conversion agent, this one bid shall be used. If either we or the conversion agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (1) the then-applicable conversion rate of the notes multiplied by (2) the market price of our common stock on such determination date.

      For purposes of the definition of Reset Transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average market price of the security during that period and, if with respect to dividends proposed to be paid on the security, the market price of such security on the effective date of the related Reset Transaction.

      The “market price” of a security on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

•	if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

•	if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

Conversion Rights

General

      You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of approximately $7.45 per share, equal to a conversion rate of 134.1922 shares per $1,000 principal amount of notes, under the circumstances summarized below. The conversion price will be subject, however, to adjustment as described below under “— Conversion Price Adjustments.” We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the market price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

      You may surrender notes for conversion into our common stock prior to the close of business on their stated maturity date if any of the following conditions are satisfied:

•	during any fiscal quarter, if the market price of our common stock for a period of at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last day of the preceding fiscal quarter is more than 120% of the conversion price on that thirtieth trading day;

•	during the five business day period following any 10 consecutive trading day period in which (1) the trading price of a note for each day of such period was less than 105% of the conversion value, as described below and (2) the conversion value for each day of such period was less than 95% of the principal amount of a note;

•	if we have called the notes for redemption; or

•	upon the occurrence of any of the specified corporate transactions described below.

      If you have exercised your right to require us to repurchase your notes as described under “— Repurchase at Option of Holders,” you may convert your notes into our common stock only if you withdraw your notice of exercise of repurchase and convert your notes prior to the close of business on the applicable repurchase date.

Conversion Upon Satisfaction of Market Price Conditions

      A holder may convert any of its notes into our common stock during any fiscal quarter if the market price per share of our common stock for a period of at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last day of the preceding fiscal quarter is more than 120% of the conversion price in effect on that thirtieth trading day.

      A holder also may convert its notes into our common stock during the five business day period following any 10 consecutive trading day period in which (1) the trading price of a note for each day of such period was less than 105% of the conversion value for the note and (2) the conversion value for each day of such period was less than 95% of the principal amount of a note.

      The “conversion price” per share of common stock as of any day equals the quotient of the principal amount of a note divided by the number of shares of common stock issuable upon conversion of such note on that day, and the “conversion value” is equal to the product of the market price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is then convertible.

Conversion Upon Notice of Redemption

      A holder may surrender for conversion any notes which we call for redemption at any time until the close of business on the day that is one business day prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered, however, a notice informing us of its exercise of its repurchase rights, as described below under “— Repurchase at Option of Holders,” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      If:

•	we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the market price of the common stock at the time of the announcement of that distribution;

•	we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the market price of the common stock on the business day preceding the declaration date for the distribution; or

•	a change of control as described under “— Repurchase at Option of Holders — Change of Control Put” occurs but holders of notes do not have the right to require us to repurchase their notes as a result of such change of control because either (1) the market price of our common stock for a specified period prior to that change of control exceeds a specified level or (2) because the consideration received in the change of control consists of capital stock that is freely traded and the notes become convertible into that capital stock, each as more fully described under “— Repurchase at Option of Holders — Change of Control Put,”

then we must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution or within 20 business days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may convert their notes at any time until either (a) the earlier of close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place, in the case of a distribution, or (b) within 20 business days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of notes to convert will be made if the holder participates or will participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock will be converted into cash, securities or other property, a holder may convert notes at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, and you do not otherwise convert your notes in connection therewith, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a “change of control” (as defined below) the holder can require us to repurchase all or a portion of its notes as described under “— Repurchase at Option of Holders — Change of Control Put.”

Conversion Procedures

      Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any cash payment for interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

      If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. But, at the time of surrender of such notes for conversion, you must pay us an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, the notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call your notes for redemption in such circumstances and you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

      You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

      To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, you will be required to:

•	complete the conversion notice on the back of the note (or a facsimile of it);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the note to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

      The conversion agent, which will initially be the trustee, will, on our behalf, determine if the notes are convertible as a result of the market price of our common stock on a daily basis, in the case of the right to convert upon satisfaction of market price conditions, and at the end of each quarter, in the case of the other bases upon which holders may convert their notes, in each case, notifying us and the trustee (if not then the conversion agent). Notwithstanding the foregoing, the conversion agent will have no obligation to determine the trading price of the notes for purposes of a conversion described in the second paragraph under “— Conversion Upon Satisfaction of Market Price Conditions” unless we have requested such determination; and we will have no obligation to make such request unless you provide us with reasonable evidence that the trading price of the notes would be less than 105% of the conversion value for the notes on any day and the conversion value of the notes on such day was less than 95% of the principal amount of the notes. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and each successive trading day until the trading price of the notes over any consecutive 10 trading day period is greater than or equal to 105% of the conversion value of the notes (or, if earlier, until the conversion value for any day during such period is greater than or equal to 95% of the principal amount of the notes).

Conversion Price Adjustments

      We will adjust the initial conversion price for certain events, including:

(1)	issuances of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions, combinations or reclassifications of our common stock;

(3)	issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock), for a period expiring within 60 days after the date of distribution, at less than (or having a conversion price per share less than) the then current market price of our common stock; provided that the conversion price will be readjusted to the extent such rights or warrants are not exercised prior to expiration;

(4)	distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

•	the rights and warrants to the extent included pursuant to paragraph (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph;

•	any dividends or distributions paid exclusively in cash; or

•	common stock distributions to the extent included pursuant to paragraph (1) above);

(5)	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, other than dividends or distributions made in connection with our liquidation, dissolution or winding-up; and

(6)	purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender or exchange offer by us or any of our subsidiaries for our common stock concluded within the 12 months preceding such tender offer for which no adjustment has been made, exceeds 5% of our market capitalization on the expiration of such tender offer.

      We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

      In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

      In the event we elect to make a distribution described in paragraph (3) or (4) above, which, in the case of paragraph (4) above, has a per share value equal to more than 5% of the market price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “— Conversion Upon Specified Corporate Transactions,” or if the notes are otherwise convertible, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a notes to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

      If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

      If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Considerations.”

      We may from time to time, to the extent permitted by applicable law, reduce the conversion price or increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

      If we adjust the conversion price or conversion ratio pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc, Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Optional Redemption by Beverly Enterprises

Optional Redemption

      We may not redeem the notes in whole or in part at any time prior to November 5, 2010. At any time on or after November 5, 2010, we may redeem some or all of the notes on at least 20 but not more than 60 days’ notice, at the redemption price equal to 100% of the principal amount of the notes to be redeemed. In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

Partial Redemption

      If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or by such other method that the trustee determines is fair and appropriate. If any notes are to be redeemed in part only, we will issue a new note in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

Optional Put

      On November 1, 2010, 2013, 2018, 2023 and 2028, holders may require us to repurchase for cash all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of those notes plus any accrued and unpaid interest on those notes to, but excluding, the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable repurchase date until the close of business on the repurchase date.

Change of Control Put

      If a change of control occurs, holders may require us to repurchase for cash all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest on those notes to, but excluding, the repurchase date.

      A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(2)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(3)	the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

           (a) any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)	pursuant to which immediately after such transaction any such “person” or “group” of persons or entities shall not have become the beneficial owner of the securities of the continuing or surviving corporation of such merger or consolidation representing 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b)	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

•	the market price per share of our common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under paragraph (1) above; or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under paragraph (2) or (3) above,

      equals or exceeds 105% of the conversion price of the notes in effect on each such trading day; or

•	at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

      “continuing directors” means, as of any date of determination, any member of the board of directors of Beverly Enterprises who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

      The definition of “change of control” includes a phrase relating to the conveyance, sale, transfer, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

      Within 20 business days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be 20 business days after the date we give that notice. With respect to repurchase rights pursuant to the optional put, we will be required to give notice 20 business days prior to any repurchase date to all holders. The notices will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

      If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

      To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the repurchase date and must state certain information, including:

•	if certificated, the certificate numbers of the holders’ notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any of the notes that remain subject to the repurchase notice.

      The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

      Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

      If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

      We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

      The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

      Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future debt, including any Senior Debt. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other debt. If it results in an event of default under an indenture or agreement governing Senior Debt, any repurchase of the notes could, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Debt is repaid in full. See “— Subordination.” In addition, our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in the agreements governing our other debt.

      The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger and Assumption

      The indenture will provide that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	that person assumes all of our obligations under the indenture and the notes; and

•	Beverly Enterprises or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

      The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Subordination

      The notes will be subordinated in right of payment, to the extent set forth in the indenture, to the payment when due of any of our existing and future Senior Debt. The notes will also be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries. The indenture will provide that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our Senior Debt will first be paid in respect of all Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt before we make any payments of principal of, or premium, if any, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any Senior Debt would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an event of default.

      The indenture will further provide if any default by us has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any Senior Debt, no payment may be made on account of principal of, premium, if any, or interest on the notes (except in Permitted Junior Securities), until all such payments due in respect of that Senior Debt have been paid in full in cash or other payment satisfactory to the holders of that Senior Debt; provided, however that we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from each of the Representatives of the Senior Debt. During the continuance of any event of default with respect to any Designated Senior Debt (as defined below) (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any Designated Senior Debt), permitting the holders thereof to accelerate the maturity thereof immediately without any further grace periods (or in the case of any lease constituting Senior Debt, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder, in each case immediately without any further grace periods), no payment may be made by us, directly or indirectly, with respect to principal of or premium, if any, or interest on the notes (except in Permitted Junior Securities) for 179 days following written notice to the trustee and us, from the Representative of the holders of the Designated Senior Debt, that such an event of default has occurred and is continuing and that such Representative is electing to effect a blockage period, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or unless such period is earlier terminated by written notice to the trustee and us from the person or persons who gave such notice. However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease constituting Senior Debt, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes except as provided in the first sentence of this paragraph. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to the Designated Senior Debt during such period.

      By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Debt to the extent necessary to pay Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt. As a result of these payments, our general creditors may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of the notes.

      “Disqualified Capital Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a change of control), in whole or in part, on or prior to November 5, 2010; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to November 5, 2010 shall be deemed Disqualified Capital Stock.

      “Designated Senior Debt” means any Senior Debt of ours which, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20.0 million and is specifically designated in the instrument evidencing or governing that Senior Debt as “Designated Senior Debt” for purposes of the indenture. However, the terms of such Senior Debt may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt.

      “Senior Debt” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness, the instrument creating or evidencing such Indebtedness or the assumption or guarantee thereof expressly provides that the Indebtedness shall not be senior in right of payment to the notes or expressly provides that such

Indebtedness is equal with or junior to the notes. However, the term “Senior Debt” does not include our Indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.

      “Indebtedness” means, with respect to any person:

(1)	all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

(3)	all obligations and liabilities (contingent or otherwise) in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person;

(4)	all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5)	all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

(6)	any indebtedness or other obligations described in clauses (1) through (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

(7)	any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

      “Permitted Junior Securities” means (1) any Qualified Capital Stock issued by us or any of our subsidiaries, (2) securities substantially identical to the notes issued by us in payment of interest accrued thereon or (3) debt securities issued by us which are subordinated to the Senior Debt at least to the same extent as the notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the notes.

      “Qualified Capital Stock” means capital stock other than Disqualified Capital Stock.

      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Debt; provided, however, that if, and for so long as, any issue of Senior Debt lacks such a representative, then the Representative for such issue of Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Debt.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including the payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      The notes will be our obligations exclusively and will be, in effect, subordinated to all Indebtedness (including trade payables) of any subsidiaries that we currently own or may own in the future. The indenture does not limit the amount of Indebtedness or other liabilities any current or future subsidiaries may incur. Our ability to make required interest, principal, repurchase, cash conversion or redemption payments on the notes may be impaired as a result of the obligations of any current and future subsidiaries. Any subsidiaries would be separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore, whether by dividends, loans or other payments. Any right we have to receive assets of any current or future subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Events of Default

      Each of the following will constitute an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	our failure to pay an installment of interest on any of the notes for 30 days after the date when due;

(3)	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture and such default continues for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	our default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $20.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•	is caused by our failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(5)	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

      The indenture will provide that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

      If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above (the default not having been cured or waived as provided under “— Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

      The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

      The indenture, including the terms and conditions of the notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or the date any installment of interest is due on any note;

•	reduce the principal amount, repurchase price or redemption price of or interest on any note;

•	change the currency of payment of such notes or interest thereon;

•	alter the manner of calculation or rate of accrual of interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York, New York;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, and except for repurchase rights contemplated by the next bullet point, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

•	after our obligation to repurchase the notes in connection with a change of control arises under the indenture, amend, modify, or change our obligation to repurchase the notes upon a change of control or waive any default in the performance thereof;

•	modify the subordination provisions of the indenture in a manner adverse to the holders of the notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of the notes; or

•	reduce the percentage in aggregate principal amount of the notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring Majority Approval

      Except as otherwise provided in respect of changes requiring the approval of each affected holder and changes requiring no approval, the indenture, including the terms and conditions of the notes, may be modified or amended either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting.

Changes Requiring No Approval

      The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any notes, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation or conveyance, sale, transfer or lease of all or substantially all of our assets;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes (after taking into account tax and other consequences of such reduction);

•	complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	adding guarantees with respect to the notes; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

      The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

Denomination and Registration

      The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Securities; Book-Entry Form

      Except as provided below, the notes will be evidenced by one or more global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

      Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. You may hold your interests in a global security directly through DTC if you are a participant in DTC, or indirectly through organizations which are direct DTC participants if you are not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s procedures and will be settled in same-day funds. You may also beneficially own interests in the global securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global securities.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. None of Beverly Enterprises, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

      It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      Neither Beverly Enterprises nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the notes for which directions have been given.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Certain DTC participants or their representatives, together with other entities, own DTC. Access to the DTC system is available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global securities. None of Beverly Enterprises, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

General

      We are authorized to issue 300,000,000 shares of common stock, par value $0.10, and 25,000,000 shares of preferred stock, par value $1.00. As of September 30, 2003, our outstanding capital stock consisted of 107,122,286 shares of common stock. The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our certificate of incorporation and bylaws and by applicable law.

Common Stock

      The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. We are subject to certain restrictions under our long-term debt agreements related to the payment of cash dividends on, and the repurchase of, our common stock. We currently do not plan to pay future dividends on our common stock.

      Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      No shares of common stock are subject to redemption or a sinking fund. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of our common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our certificate of incorporation, our board of directors, without any further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

     Effect of Delaware Anti-Takeover Statute

      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder or the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

     Certificate of Incorporation and Bylaw Provisions

      Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

      Authorized But Unissued or Undesignated Capital Stock. At the closing of this offering, our authorized capital stock consists of 300,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of September 30, 2003, we had outstanding 107,122,286 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required bylaw.

      Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, our Chairman of the board of directors or our President.

      Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that written notice of such stockholder proposals must be delivered to our Secretary not less than 75 days prior to the meeting. The notice must contain certain information specified in our bylaws.

      No Cumulative Voting. Holders of our common stock have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. The lack of cumulative voting will make it more difficult not only for another party to obtain control of us by replacing our board of directors, but also for our existing stockholders to replace our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

      Indemnification Arrangements. Our bylaws provide that our directors and officers shall be indemnified in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is The Bank of New York.

Listing

      Our common stock is listed on the New York and Pacific Stock Exchanges under the symbol “BEV.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes, and with respect to Non-U.S. Holders (as defined below), of common stock. This discussion applies only to:

•	notes purchased by initial holders at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	notes and/or stock held as capital assets (in general, assets held for investment).

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a straddle, hedge, integrated or constructive sale or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors in partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; and

•	persons that own, or are deemed to own, more than 5% of our common stock or who, on the date of the acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock.

      In addition, this discussion does not address any tax consequences under state, local or foreign tax laws, or under U.S. estate and gift tax law or any U.S. federal alternative minimum tax consequences.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which, subsequent to the date of this prospectus, may affect the tax consequences described herein.

      This summary is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to particular tax consequences to it of purchasing, owning and disposing of the notes or common stock, including the applicability and effect of any state, local, or foreign or other tax laws, and of any proposed changes in applicable law.

Tax Consequences to U.S. Holders

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purpose, created or organized in or under the laws of the United States or any political subdivision thereof;

•	a trust if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

      It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

      Upon the occurrence of a Reset Transaction, the interest rate on the notes will be adjusted to equal the Adjusted Interest Rate as described in “Description of Notes — Interest Rate Adjustments.” According to the applicable Treasury regulations, the possibility of a change in the interest rate on the notes will not cause the notes to be treated as contingent payment debt or otherwise affect the amount or timing of interest income recognized by a holder of a note prior to the time of such change if the likelihood of such a change is remote as of the date the notes are issued. We intend to take the position that the likelihood of a Reset Transaction is remote. Accordingly, any additional interest payable to the holders upon the occurrence of a Reset Transaction should be includible in gross income by a U.S. Holder at the time the payment is made or accrued in accordance with such holder’s regular method of accounting.

      If, however, contrary to current expectations, the Internal Revenue Service (“IRS”) successfully asserts that the likelihood of a Reset Transaction was not remote as of the issue date so that the notes are contingent payment debt, a U.S. holder would likely be required to accrue interest income over the term of the notes in excess of the cash received, regardless of the holder’s method of accounting. In addition, any gain and to some extent loss on a sale, exchange, redemption or retirement of the notes would be treated as ordinary income.

Conversion into Common Stock

      A U.S. Holder’s conversion of a note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis attributable to the fractional share, as described in the next paragraph), and the fair market value of common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

      A U.S. Holder’s tax basis in common stock received upon a conversion of a note will be the same as the U.S. Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share and increased, for a cash method Holder, by the amount of income recognized with respect to accrued interest. The U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

Sale, Exchange, Redemption or Retirement of the Notes

      Unless a non-recognition provision applies, upon the sale, exchange, redemption or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the holder’s adjusted tax basis in the note. The adjusted tax basis in a note will generally equal its cost. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest. Amounts attributable to accrued and unpaid interest are treated as interest, as described under “— Payments of Interest” above. Gain or loss realized on the sale, exchange, redemption or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Constructive Dividends on Notes

      If we were to make certain distributions of property to stockholders (for example, distributions of evidences of indebtedness or assets or certain cash dividends or distributions, but generally not stock dividends or rights to subscribe for our common stock) and the conversion price underlying the notes were decreased pursuant to the anti-dilution provisions of the indenture, such decrease would be deemed to be a distribution to U.S. Holders. In addition, other decreases in the conversion price of the notes may, depending on the circumstances, be deemed to be distributions to U.S. Holders, taxable as a dividend to the extent of our current or accumulated earnings and profits, even though the U.S. Holder will not have received any cash or property as a result of the adjustment. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. In certain circumstances, the failure to make an adjustment of the conversion price under the indenture may result in a taxable distribution to holders of our common stock.

Backup Withholding and Information Reporting

      Unless you are an exempt recipient such as a corporation, information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “Non-U.S. Holder” means a beneficial owner that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien and who is not, by reason of being a U.S. expatriate or former long-term resident, taxable under Section 877 of the Code;

•	a foreign corporation; or

•	a foreign estate or trust.

      Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments on the Notes

      Subject to the discussion below concerning backup withholding, principal payments will not be subject to U.S. federal withholding tax, and interest payments (including additional amounts) will not be subject to U.S. federal withholding tax if:

•	the certification requirements described below have been fulfilled with respect to the beneficial owner, and either:

•	the interest is effectively connected with a U.S. trade or business, or

•	each of the following three conditions has been satisfied:

•	the holder is not a bank that receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

•	the holder is not a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership.

      To the extent interest on the notes is adjusted to equal the Adjusted Interest Rate, as described above under “Description of the Notes — Interest Rate Adjustments,” it is unclear whether the interest would be described in section 871(h)(4)(A) of the Code and therefore not be eligible for the exemption from withholding generally provided under section 871(h) of the Code. As a result, the 30% U.S. federal withholding tax might not be avoided by satisfying the portfolio interest rule described above to the extent interest on the notes is adjusted to equal the Adjusted Interest Rate. However, assuming certification requirements are met, withholding could be reduced or eliminated under an applicable income tax treaty.

Certification Requirement

      Except as provided below with respect to “U.S. trade or business income” (as defined below), interest with respect to a note will not be exempt from withholding tax unless the beneficial owner of the note provides a properly-executed IRS Form W-8BEN and certifies on such form, under penalties of perjury, that it is not a U.S. person.

      If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, or, in the case of treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, although exempt from the withholding tax as discussed in the preceding paragraphs, the income will be “U.S. trade or business income” and will generally be taxed in the same manner as if the holder were a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the holder will be required to provide a properly-executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of corporations, the possible imposition of a branch profits tax at a 30% rate (or an applicable lower treaty rate).

      Payments of interest on the notes that do not meet the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable income tax treaty rate, provided certain certification requirements are met).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

      Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on gain realized upon sale or other disposition of notes or common stock, unless:

•	the note holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met;

•	the gain is U.S. trade or business income; or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

      We are uncertain whether we are, or in the future might be, a U.S. real property holding corporation. If we were a U.S. real property holding corporation during the applicable five-year period, Non-U.S. Holders that own (or are treated as owning) five percent or less of our common stock will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock if our common stock continues to be traded on an established securities market. Furthermore, if we were a U.S. real property holding corporation during the applicable five-year period and our common stock continues to be traded on an established securities market, then

•	if the notes are not regularly traded on an established securities market, only a Non-U.S. Holder of notes who holds or held notes which at the time of acquisition (or subsequent acquisition of additional notes) had a fair market value greater than the fair market value of five percent of our common stock at that time will be subject to U.S. federal income tax on the disposition of such notes; and

•	if the notes are regularly traded on an established securities market, only a Non-U.S. Holder of notes who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of our debentures will be subject to U.S. federal income tax on the disposition of such notes.

Conversion into Common Stock

      A Non-U.S. Holder’s conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion or is deemed to receive accrued and unpaid interest, any such gain and/or interest would be subject to the rules described above.

Dividends

      Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders — Constructive Dividends on Notes”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Except as described below with respect to U.S. trade or business income, in order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

      The withholding tax also does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are U.S. trade or business income. Instead, such dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. corporation receiving such dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

      Information returns will be filed with the IRS in connection with payments of interest on the notes and dividends on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and common stock and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments of interest on the notes or on dividends or the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from U.S. federal withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

General

      We have entered into an underwriting agreement with Lehman Brothers Inc. and Harris Nesbitt Gerard, Inc. as underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have severally agreed to purchase from us, and we have agreed to sell to the underwriters, all of the notes (other than those covered by the over-allotment option described below) offered hereby in the respective number of notes opposite their names below. Subject to the terms and conditions of the underwriting agreement, including the effectiveness of our new senior credit facility, the underwriters are committed to take and pay for all of the notes (other than those covered by the over-allotment option described below), if any are taken, and have agreed to resell such notes to purchasers as described in this section.

Principal Amount
Underwriter	of Notes

Lehman Brothers Inc.	$88,200,000
Harris Nesbitt Gerard, Inc.	11,800,000

$100,000,000

Commission

      The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to certain conditions, which include that:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

      The underwriters have advised us that they propose to offer the notes directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers at the public offering price less a selling concession not in excess of 1.65% of the principal amount. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of 0.01% of the principal amount to brokers and dealers. After the offering of the notes, the underwriters may change the offering price and other selling terms.

      The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes to cover over-allotments.

	No Exercise	Full Exercise

Per note	$27.50	$27.50
Total	$2,750,000	$3,162,500

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to an aggregate of an additional $15.0 million principal amount of notes at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement to cover over-allotments. Any additional purchases must be consummated on or before 30 days after the original issuance of the notes.

Expenses

      We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $655,000. The underwriters have agreed to reimburse us for up to $425,000 of our expenses of this offering.

Indemnification

      The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including any liabilities under the Securities Act of 1933, as amended, and will contribute to any payments the underwriters may be required to make for such liabilities.

Lock-Up Agreements

      We have agreed, except as contemplated by this offering and subject to certain exceptions, not to offer for sale, sell, pledge or otherwise dispose of any of our debt or equity securities, any securities convertible into or exchangeable for our common stock or substantially similar securities or debt securities for a period of 90 days from the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc. All of our executive officers and directors have agreed pursuant to lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, except in certain limited circumstances, directly or indirectly, offer for sale, sell, pledge or otherwise dispose of any of our debt securities, any shares of our common stock or any securities convertible into or exchangeable for our common stock or substantially similar securities or debt securities for a period of 90 days from the date of this prospectus supplement.

Listing

      The notes are new securities for which there is currently no market. The notes will not be listed on any securities exchange or automated quotation system. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure the liquidity of, or trading market for, the notes.

Stamp Taxes

      Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus supplement.

Stabilization, Short Positions and Penalty Bids

      The underwriters may engage in over-allotment and stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of the notes and our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of notes over-allotted by each underwriter is not greater than the number of notes that it may purchase with its option to purchase additional notes. In a naked short position, the number of notes involved is greater than the number of notes that it may purchase with its option to purchase additional notes. The underwriters may close out any short position by either exercising their option and/or purchasing notes in the open market. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through its option. If the underwriters sell more notes than could be covered by its option, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

      Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock or the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

Electronic Distribution

      This prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by its affiliates. In these cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific principal amount of notes for the sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

      Other than this prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters are not a part of this prospectus supplement and have not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

      From time to time, Lehman Brothers Inc. and Harris Nesbitt Gerard, Inc. and their affiliates have provided investment and commercial banking or financial advisory services to us, for which we have paid customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions. Lehman Brothers Inc. will act as our sole advisor, sole arranger and sole book-runner and Harris Nesbitt Gerard, Inc. or its affiliates will act as an agent in connection with our new senior credit facility. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., acts as administrative agent and as a lender under our new senior credit facility. In addition, an affiliate of Harris Nesbitt Gerard, Inc. holds $70.0 million of our off-balance sheet medium-term notes.

Settlement

      It is expected that delivery of the notes will be made against payment therefore on or about October 22, 2003, which is the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+4”). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

LEGAL MATTERS

      The validity of the notes offered hereby and the shares of common stock issuable upon conversion thereof and certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP, New York, New York, Weil, Gotshal & Manges LLP, New York, New York, and Dallas, Texas and John G. Arena, our General Counsel — Corporate. The validity of the notes offered hereby and the shares of common stock issuable upon conversion thereof will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT AUDITORS

      The consolidated financial statements of Beverly Enterprises, Inc. as of and for the three years ended December 31, 2002 included in this prospectus supplement have been audited by Ernst & Young LLP, our independent auditors, as stated in their report appearing herein.

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

      The condensed consolidated balance sheet of Beverly Enterprises, Inc. as of June 30, 2003 and the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2003 and 2002 and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2003 and 2002 included in this prospectus supplement have been reviewed by Ernst & Young LLP, our independent accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      As long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, we will provide holders of the notes, security analysts and prospective purchasers with the information required by Rule 144A(d)(4) under the Securities Act at their request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We are “incorporating by reference” into this prospectus supplement certain information filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent modified or superseded, as described below. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. Those documents contain important information about us and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on October 14, 2003.

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 10, 2003.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2003.

•	Our Current Report on Form 8-K filed with the SEC on May 13, 2003.

•	Our Current Report on Form 8-K filed with the SEC on October 14, 2003.

      All documents filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus supplement to the end of this offering (other than current reports on Form 8-K containing Regulation FD disclosure furnished under Item 9 or Results of Operations and Financial Condition disclosure furnished under Item 12 and exhibits relating to such disclosures, unless otherwise specifically stated in such current report on Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus supplement. Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Beverly Enterprises, Inc.
Attention: Corporate Secretary
One Thousand Beverly Way
Fort Smith, Arkansas 72919
Tel: (479) 201-2000

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

(This page intentionally left blank)

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

The Board of Directors

Beverly Enterprises, Inc.

      We have reviewed the accompanying condensed consolidated balance sheet of Beverly Enterprises, Inc. as of June 30, 2003, and the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2003 and 2002 and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management.

      We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Little Rock, Arkansas

August 5, 2003

BEVERLY ENTERPRISES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

June 30,
2003

(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$134,534
Accounts receivable — patient, less allowance for doubtful accounts: $40,588	177,199
Accounts receivable — nonpatient, less allowance for doubtful accounts: $1,562	13,835
Notes receivable, less allowance for doubtful notes: $2,920	9,932
Operating supplies	12,261
Assets held for sale	6,357
Prepaid expenses and other	38,935

Total current assets	393,053
Property and equipment, net	786,711
Other assets:
Goodwill, net	58,593
Other, less allowance for doubtful accounts and notes: $5,096	118,161

Total other assets	176,754

$1,356,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,169
Accrued wages and related liabilities	104,411
Accrued interest	12,745
General and professional liabilities	80,874
Federal government settlement obligations	12,462
Liabilities held for sale	680
Other accrued liabilities	119,829
Current portion of long-term debt	35,692

Total current liabilities	426,862
Long-term debt	557,202
Other liabilities and deferred items	186,293
Commitments and contingencies
Stockholders’ equity:
Preferred stock, shares authorized: 25,000,000	—
Common stock, shares issued: 115,423,783	11,542
Additional paid-in capital	893,499
Accumulated deficit	(611,614)
Accumulated other comprehensive income	1,292
Treasury stock, at cost: 8,301,795 shares	(108,558)

Total stockholders’ equity	186,161

$1,356,518

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net operating revenues	$558,337	$564,328	$1,105,236	$1,117,899
Interest income	1,175	1,045	2,385	2,135

Total revenues	559,512	565,373	1,107,621	1,120,034
Costs and expenses:
Operating and administrative:
Wages and related	333,779	330,779	663,137	665,640
Provision for insurance and related items	39,051	42,732	72,668	60,425
Other	147,599	148,799	296,192	293,939
Interest	16,276	16,041	32,811	32,706
Depreciation and amortization	16,710	19,120	33,015	36,811
Florida insurance reserve adjustment	—	22,179	—	22,179
California investigation settlement and related costs	(925)	6,300	(925)	6,300
Adjustment to estimated reserves related to settlements of federal government investigations	—	(6,940)	—	(6,940)
Asset impairments, workforce reductions and other unusual items	771	—	1,958	—

Total costs and expenses	553,261	579,010	1,098,856	1,111,060

Income (loss) before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	6,251	(13,637)	8,765	8,974
Provision for income taxes	1,201	1,331	2,437	2,410

Income (loss) before discontinued operations and cumulative effect of change in accounting for goodwill	5,050	(14,968)	6,328	6,564
Discontinued operations, net of income taxes of $0	12,441	954	23,351	(74)
Cumulative effect of change in accounting for goodwill, net of income taxes of $0	—	—	—	(77,171)

Net income (loss)	$17,491	$(14,014)	$29,679	$(70,681)

Net income (loss) per share of common stock:
Basic and diluted:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$0.05	$(0.14)	$0.06	$0.06
Discontinued operations, net of income taxes	0.11	0.01	0.22	—
Cumulative effect of change in accounting for goodwill, net of income taxes	—	—	—	(0.74)

Net income (loss) per share of common stock	$0.16	$(0.13)	$0.28	$(0.68)

Shares used to compute basic net income (loss) per share	107,156	104,731	105,956	104,587

Shares used to compute diluted net income (loss) per share	107,161	104,731	105,959	104,587

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2003	2002

Cash flows from operating activities:
Net income (loss)	$29,679	$(70,681)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, including discontinued operations:
Depreciation and amortization	35,811	43,986
Provision for reserves on patient, notes and other receivables, net	18,380	24,978
Amortization of deferred financing costs	2,422	1,562
Florida insurance reserve adjustment	—	22,179
California investigation settlement and related costs	(925)	6,300
Adjustment to estimated reserves related to settlements of federal government investigations	—	(6,940)
Asset impairment, workforce reductions and other unusual items	1,958	—
Cumulative effect of change in accounting for goodwill	—	77,171
(Gains) losses on dispositions of facilities, clinics and other assets, net	(41,109)	2,354
Insurance related accounts	17,239	17,424
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable — patient	(30,569)	9,810
Operating supplies	843	2,262
Prepaid expenses and other receivables	(8,908)	(5,015)
Accounts payable and other accrued liabilities	(2,509)	(53,632)
Income taxes payable	2,323	5,719
Other, net	(4,189)	(6,173)

Total adjustments	(9,233)	141,985

Net cash provided by operating activities	20,446	71,304
Cash flows from investing activities:
Capital expenditures	(17,369)	(61,143)
Proceeds from dispositions of facilities, clinics and other assets	134,955	156,876
Payments for designated funds, net	(5,538)	(124)
Other, net	(5,765)	(2,536)

Net cash provided by investing activities	106,283	93,073
Cash flows from financing activities:
Repayments of long-term debt	(35,876)	(104,882)
Repayments of off-balance sheet financing	(69,456)	(42,901)
Proceeds from exercise of stock options	—	1,605
Deferred financing costs	(2,308)	(76)

Net cash used for financing activities	(107,640)	(146,254)

Net increase in cash and cash equivalents	19,089	18,123
Cash and cash equivalents at beginning of period	115,445	89,343

Cash and cash equivalents at end of period	$134,534	$107,466

Supplemental schedule of cash flow information:
Cash paid (received) during the period for:
Interest, net of amounts capitalized	$31,442	$34,003
Income tax payments (refunds), net	177	(3,309)

See accompanying notes.

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003
(Unaudited)

Note 1.	General

Basis of Presentation

      References throughout this document to the Company include Beverly Enterprises, Inc. and its wholly owned subsidiaries. In accordance with the Securities and Exchange Commission’s “Plain English” guidelines, these notes have been written in the first person. In this document, the words “we,” “our,” “ours” and “us” refer only to Beverly Enterprises, Inc. and its wholly owned subsidiaries and not to any other person.

      We have prepared these condensed consolidated financial statements, without audit. In management’s opinion, these condensed consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the results of operations for the three-month and six-month periods ended June 30, 2003 and 2002 in accordance with the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures required by accounting principles generally accepted in the United States have been condensed or omitted, we believe that the disclosures in these condensed consolidated financial statements are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read along with our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Our results of operations for the three-month and six-month periods ended June 30, 2003 are not necessarily indicative of the results for a full year.

      Results of operations for the six months ended June 30, 2002 have been restated for the cumulative effect of a change in accounting for goodwill of approximately $77.2 million, net of income taxes, or $0.74 per share, resulting from the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

      The Company’s website — www.beverlycares.com — provides access to the Company’s Securities and Exchange Commission reports within 24 hours of filing.

Use of Estimates

      Accounting principles generally accepted in the United States require management to make estimates and assumptions when preparing financial statements that affect:

•	the reported amounts of assets and liabilities at the date of the financial statements; and

•	the reported amounts of revenues and expenses during the reporting period.

      They also require management to make estimates and assumptions regarding contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Transfers of Financial Assets

      The Company has an agreement to sell, on an ongoing basis, certain of its patient accounts receivable through a revolving sales structure and retains servicing responsibilities for the transferred receivables. The Company accounts for the transfers of receivables as sales in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Accordingly, the related patient accounts receivable are not included in the consolidated balance sheets.

      During 2003 and 2002, the Company, through its wholly owned subsidiary Beverly Health and Rehabilitation Services, Inc. (“BHRS”), sold on a revolving basis certain Medicaid and Veterans Administration patient accounts receivable to a non-consolidated bankruptcy remote, qualifying special purpose entity, Beverly

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 1.	General — (Continued)

Funding Corporation (“BFC”) at a discount of 1%. These daily transactions constitute true sales of receivables for which BFC bears the risk of collection.

      Activities related to the revolving sales structure with BFC were as follows for the three-month and six-month periods ended June 30 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

New receivables sold	$214,569	$215,531	$422,609	$433,008
Cash collections remitted	213,970	220,761	419,559	424,018
Fees received for servicing	534	551	1,065	1,063
Loss on the sale of receivables	2,146	2,155	4,226	4,330

      BHRS provides invoicing and collection services related to the receivables for a market-based servicing fee. BHRS recognizes a loss for the 1% discount at the time of sale which is included in “Other operating and administrative costs and expenses” and in “Net cash provided by operating activities” in our condensed consolidated financial statements. The loss on sale and the servicing fee revenue are not considered material to the Company’s operating results or cash flows.

Revenues

      Approximately 80% of our net operating revenues for the three-month and six-month periods ended June 30, 2003 and 2002, was derived from federal and state medical assistance programs (primarily Medicare and Medicaid). We record revenues when services are provided at standard charges adjusted to amounts estimated to be received under governmental programs and other third-party contractual arrangements based on contractual terms and historical experience. These revenues are reported at their estimated net realizable amounts and are subject to audit and retroactive adjustment.

      All providers participating in the Medicare and Medicaid programs are required to meet certain financial cost reporting requirements. Federal and state regulations generally require the submission of annual cost reports covering revenues, costs and expenses associated with the services provided to Medicare beneficiaries and Medicaid recipients. Annual cost reports are subject to routine audits and retroactive adjustments. These audits often require several years to reach the final determination of amounts due to, or by, us under these programs.

      Retroactive adjustments are estimated in the recording of revenues in the period the related services are rendered. These amounts are revised in future periods as adjustments become known or as cost reporting years are no longer subject to audits, reviews or investigations. We believe adequate provision has been made to reflect any adjustments that could result from audits of cost reports. However, due to the complexity of the laws and regulations governing the Medicare and Medicaid programs, there is at least a possibility that recorded estimates will change by a material amount in the near term.

      Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action including fines, penalties, and possible exclusion from the Medicare and Medicaid programs. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the issue.

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 1.	General — (Continued)

Comprehensive Income (Loss)

      Comprehensive income (loss) includes charges and credits to stockholders’ equity not included in net income (loss). The components of comprehensive income (loss), net of income taxes, consist of the following for the three-month and six-month periods ended June 30 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net income (loss)	$17,491	$(14,014)	$29,679	$(70,681)
Net unrealized gains (losses) on available-for-sale securities, net of income taxes	1,479	301	775	(276)

Comprehensive income (loss)	$18,970	$(13,713)	$30,454	$(70,957)

      Accumulated other comprehensive income, net of income taxes, primarily consists of net unrealized gains on available-for-sale securities of approximately $1.3 million at June 30, 2003 and unrealized gains of approximately $512,000 at December 31, 2002.

Earnings Per Share

      Shares used to compute basic net income (loss) per share for the three-month and six-month periods ended June 30, 2003 and 2002, and diluted net income (loss) per share for the three-month and six-month periods ended June 30, 2002, include the weighted average outstanding shares during the corresponding periods. Shares used to compute diluted net income (loss) per share for the three-month and six-month periods ended June 30, 2003 include the weighted average outstanding shares plus the dilutive effect of employee stock options during the corresponding periods. Diluted earnings per share does not include the impact of approximately 8.2 million of employee stock options outstanding for the three-month and six-month periods ended June 30, 2003 because their effect would have been antidilutive.

Note 2.	Asset Impairments, Workforce Reductions and Other Unusual Items

      During the six-month period ended June 30, 2003, we recorded net pre-tax charges totaling approximately $2.0 million, including $361,000 for asset impairments, $1.8 million for workforce reductions, approximately $273,000 of other unusual items, net of an adjustment of $447,000 primarily resulting from the settlement of a previously impaired asset at a price above the carrying value. The $1.8 million for workforce reductions, which primarily related to 102 associates who were notified in 2003 that their positions will be eliminated, included the following:

•	approximately $2.1 million of cash expenses, approximately $1.5 million of which was paid during the six months ended June 30, 2003; and

•	non-cash expenses of approximately $125,000 related to the vesting of restricted stock, less approximately $400,000 due to the cancellation of restricted stock.

      During the six-month period ended June 30, 2002, we recorded net pre-tax charges totaling $21.5 million, consisting of the following:

•	approximately $22.2 million for prior policy-year patient care liability costs related to our Florida facilities which had been previously sold;

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 2.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

•	$6.3 million related to the settlement and related costs of investigation for patient care issues at certain California nursing homes (the “California investigation settlement”); and

•	partially offset by a decrease of approximately $6.9 million in reserves established in conjunction with previous settlements of federal government investigations.

      The following table summarizes activity in our accruals for estimated workforce reductions and exit costs (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,

	2003		2002		2003		2002

	Workforce	Exit	Workforce	Exit	Workforce	Exit	Workforce	Exit
	Reductions	Costs	Reductions	Costs	Reductions	Costs	Reductions	Costs

Balance beginning of period	$3,585	$5,086	$3,147	$8,570	$5,418	$4,991	$7,631	$15,030
Charged to operations	584	158	—	—	1,771	1,433	—	—
Cash payments	(1,169)	(283)	(1,299)	(1,650)	(4,281)	(1,463)	(4,826)	(8,110)
Stock transactions	(8)	—	(70)	—	84	—	(1,027)	—
Reversals/adjustments	75	34	(284)	—	75	34	(284)

Balance end of period	$3,067	$4,995	$1,494	$6,920	$3,067	$4,995	$1,494	$6,920

Note 3.	Discontinued Operations

      During the fourth quarter of 2002, a formal plan was approved by our Board of Directors to pursue the sale of our Matrix segment and MK Medical business unit. The decision to sell these non-strategic assets was made primarily to allow us to further reduce our debt level and to reinvest in facilities, technology and other business opportunities consistent with our strategic objectives.

      During the six months ended June 30, 2003, we disposed of the following facilities, clinics and other assets:

•	27 nursing facilities (3,426 beds), two assisted living centers (61 units) and certain other assets for cash proceeds totaling approximately $91.0 million;

•	the outpatient rehabilitation clinic operations and the managed care network of our former Matrix segment for cash proceeds of $36.0 million;

•	the Care Focus business unit of our Home Care segment for cash proceeds of approximately $6.4 million received in the second quarter of 2003, with additional contingent cash proceeds of approximately $1.2 million expected to be received in the third quarter of 2003; and

•	one non-operational nursing facility for $5.5 million, including cash and a $4.1 million note receivable.

      We recognized net pre-tax gains of approximately $40.8 million as a result of these 2003 disposal activities. The operations of Matrix, the nursing facilities and Care Focus were immaterial to our consolidated financial position and results of operations. We expect to sell the remaining Matrix and MK Medical operations during 2003.

      In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the remaining assets and liabilities of Matrix and the assets of MK Medical have been classified in the “held for sale” asset and liability line items in the accompanying consolidated balance sheets. The related asset carrying values have been adjusted, if appropriate, to reflect the estimated fair values less

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 3.	Discontinued Operations — (Continued)

costs to sell. In addition, we have included certain non-operational assets, which we expect to dispose of in 2003, in assets held for sale in the accompanying consolidated balance sheets.

      A summary of the asset and liability line items from which the reclassifications have been made at June 30, 2003 is as follows (in thousands):

		MK	Other
	Matrix	Medical	Assets	Total

Current assets	$1,799	$966	$—	$2,765
Property and equipment, net	1,052	792	1,315	3,159
Goodwill	332	—	—	332
Other assets	24	77	—	101

Total assets held for sale	$3,207	$1,835	$1,315	$6,357

Current liabilities held for sale	$680	$—	$—	$680

      The results of operations of the disposed facilities, clinics and other assets in the six-month period ended June 30, 2003, as well as the results of operations of the held-for-sale assets, have been reported as discontinued operations for all periods presented in the accompanying condensed consolidated statements of operations. Also included in discontinued operations are the gains and losses on sales, additional impairments and exit costs relative to these transactions. A summary of the discontinued operations for the three-month and six-month periods ended June 30 is as follows (in thousands):

	2003					2002

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Three months ended June 30
Net operating revenues	$3,436	$2,718	$33,394	$5,006	$44,554	$22,335	$3,061	$38,719	$5,435	$69,550

Operating income (loss)	$(213)	$(1,098)	$(430)	$649	$(1,092)	$981	$(4,113)	$3,531	$555	$954
Gain (loss) on sale and exit costs	(198)	14	30,017	620	30,453	—	—	—	—	—
Impairments and other unusual items(a)	—	(540)	(16,380)	—	(16,920)	—	—	—	—	—

Discontinued operations, net of income taxes of $0	$(411)	$(1,624)	$13,207	$1,269	$12,441	$981	$(4,113)	$3,531	$555	$954

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 3.	Discontinued Operations — (Continued)

	2003					2002

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Six months ended June 30
Net operating revenues	$11,533	$5,567	$69,860	$9,981	$96,941	$44,701	$7,608	$76,936	$10,611	$139,856

Operating income (loss)	$108	$(1,851)	$(192)	$1,391	$(544)	$1,040	$(10,057)	$7,663	$1,280	$(74)
Gain (loss) on sale and exit costs	10,940	—	29,255	620	40,815	—	—	—	—	—
Impairments and other unusual items(a)	—	(540)	(16,380)	—	(16,920)	—	—	—	—	—

Discontinued operations, net of income taxes of $0	$11,048	$(2,391)	$12,683	$2,011	$23,351	$1,040	$(10,057)	$7,663	$1,280	$(74)

(a)	Includes an accrual for the purchase of incremental patient care liability insurance on disposed nursing facilities.

Note 4.	Income Taxes

      The provisions for income taxes for the three-month and the six-month periods ended June 30, 2003 and 2002, primarily relate to current state income taxes estimated to be due in “separate return” filing states where we conduct business. The provisions differ from those calculated using the federal statutory rate due to changes in the valuation allowance for net deferred tax assets established at December 31, 2001. In 2003, the valuation allowance decreased primarily due to the reversal of temporary differences associated with the Matrix disposition and certain MK Medical related costs, which were partially offset by an increase in the net operating loss carryforwards. In 2002, the valuation allowance decreased primarily due to taxable income for the six-month period ended June 30, 2002, which was partially offset by net operating loss carryforwards.

Note 5.	Acquisitions

      During 2003, we acquired the remaining six leased properties (649 beds) and our corporate office, which had been subject to our off-balance sheet lease arrangement for cash of approximately $69.5 million. These acquisitions were in accordance with the 2003 amendments to our credit facility and our off-balance sheet lease arrangement. The acquisitions were primarily funded with the proceeds from the sale of nursing facilities, the outpatient rehabilitation clinics and Care Focus.

Note 6.	Stockholders’ Equity

      Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”), issued on December 31, 2002, amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to provide alternative methods of transitioning to the fair value method of accounting for stock-based compensation, and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based compensation. We currently do not recognize compensation expense for our stock option grants, which are issued at fair market value on the date of grant, and are accounted for under the intrinsic value method. We are in full compliance with the current accounting rules surrounding stock-based compensation. The Board of Directors and management are carefully reviewing and considering the expensing of stock options in our

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 6.	Stockholders’ Equity — (Continued)

consolidated statements of operations. Currently, we believe that adopting fair value accounting would be premature since the accounting standard setters, both in the United States and internationally, are reviewing and could revise the stock option accounting rules by the end of 2003.

      For purposes of pro forma disclosures, the estimated fair market value of all stock options currently outstanding is amortized to expense over the respective vesting periods. The fair market value has been estimated at the date of grant using a Black-Scholes option pricing model. The following table summarizes our pro forma net income (loss) and basic and diluted net income (loss) per share assuming we accounted for our stock option grants using the fair value method in accordance with SFAS No. 123, for the three-month and six-month periods ended June 30 (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Reported net income (loss)(a)	$17,491	$(14,014)	$29,679	$(70,681)
Stock option compensation expense	1,862	2,064	3,312	3,764

Pro forma net income (loss)	$15,629	$(16,078)	$26,367	$(74,445)

Reported basic and diluted net income (loss) per share	$0.16	$(0.13)	$0.28	$(0.68)

Pro forma basic and diluted net income (loss) per share	$0.15	$(0.15)	$0.25	$(0.71)

(a)	Includes total charges to our condensed consolidated statements of operations related to restricted stock grants for the three-month periods ended June 30, 2003 and 2002 of approximately $655,000 and approximately $349,000, respectively, and for the six-month periods ended June 30, 2003 and 2002 of approximately $761,000 and approximately $667,000, respectively.

      In order to adopt the recognition provisions of SFAS No. 148 on a prospective basis, under the current rules we must make this election during the year ending December 31, 2003 and change to fair value accounting for stock options. The prospective method of recognizing the fair value of stock-based compensation requires compensation expense to be recorded only on stock options granted in the year the recognition provisions are adopted as well as grants in subsequent years. All options issued in years prior to adopting the fair value recognition provisions would continue to be accounted for under the intrinsic value method. We do not anticipate a material amount of options being granted this year. Therefore, adopting the prospective method in 2003 would not have a material impact on our consolidated results of operations. We will continue to evaluate the transition provisions of SFAS No. 148 throughout 2003.

      In April 2003, we issued approximately 2.5 million shares of restricted stock to certain officers and other employees. These shares vest one-third per year over the three years following the grant date. These restricted stock grants were made, along with certain cash incentives, as part of a program designed to retain key associates. If these additional shares had been issued prior to January 1, 2003, there would have been no material impact on the Company’s net income per share for the six-month period ended June 30, 2003. We recognize compensation expense for our restricted stock grants at the fair market value of our common stock on the date of grant, amortized over the respective vesting periods on a straight-line basis.

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 7.	Contingencies and Legal Proceedings

      A previously reported class action lawsuit filed in the United States District Court for the Eastern District of Arkansas by Jack Kushner against the Company and certain of its officers was dismissed with prejudice by the district court. The plaintiffs appealed to the Eighth Circuit, which affirmed the district court ruling. Further petition to the Eighth Circuit was denied and plaintiff did not petition to the United States Supreme Court.

      We are party to various legal matters relating to patient care, including claims that our services have resulted in injury or death to residents of our facilities. Over the past few years, we have experienced an increasing trend in the number and severity of the claims asserted against us. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on us.

      We are a party to various state and federal shareholder derivative actions that we have previously disclosed. Due to the preliminary state of these actions, we cannot assess the probable outcome of these actions or the materiality of the risk of loss. We can give no assurances of the ultimate impact of these proceedings on our consolidated financial position, results of operations or cash flows.

      There are various other lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages that are generally not covered by insurance. We do not believe that the ultimate resolution of such other matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Note 8.	Segment Information

      Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, provides disclosure guidelines for segments of a company based on a management approach to defining operating segments. Our operations are organized into three primary segments:

•	Nursing Facilities, which provide long-term healthcare through the operation of skilled nursing facilities and assisted living centers;

•	AEGIS, which provides rehabilitation therapy services under contract to Beverly and non-Beverly facilities; and

•	Home Care, which provides home health, hospice and home medical equipment products and services. A portion of this segment, MK Medical, was held for sale as of June 30, 2003 and as such, its operations are included in discontinued operations in the accompanying condensed consolidated statements of operations.

BEVERLY ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2003
(Unaudited)

Note 8.	Segment Information — (Continued)

      The following table summarizes certain information for each of our operating segments (in thousands):

	Nursing			All		Discontinued
	Facilities	AEGIS	Home Care	Other(1)	Total	Operations(2)

Three months ended June 30, 2003
Revenues from external customers	$527,701	$19,326	$10,133	$1,177	$558,337	$44,554
Intercompany revenues	43	39,582	—	388	40,013	—
Interest income	590	8	(1)	578	1,175	3
Interest expense	3,536	—	1	12,739	16,276	541
Depreciation and amortization	14,488	204	178	1,840	16,710	1,234
Pre-tax income (loss)	15,169	11,749	1,457	(22,124)	6,251	12,441
Goodwill	46,927	—	11,724	(390)	58,261	332
Total assets	1,089,195	21,042	24,625	215,299	1,350,161	6,357
Capital expenditures	6,069	427	32	3,286	9,814	281
Three months ended June 30, 2002
Revenues from external customers	$541,313	$13,026	$9,381	$608	$564,328	$69,550
Intercompany revenues	—	38,396	—	—	38,396	—
Interest income	417	8	10	610	1,045	(1)
Interest expense	3,623	—	—	12,418	16,041	565
Depreciation and amortization	17,103	148	204	1,665	19,120	3,145
Pre-tax income (loss)	38,948	9,498	(2,631)	(59,452)	(13,637)	954
Goodwill	46,576	—	21,159	(3,116)	64,619	—
Total assets	1,237,620	15,802	45,726	162,842	1,461,990	6,696
Capital expenditures	26,853	677	295	2,233	30,058	2,178
Six months ended June 30, 2003
Revenues from external customers	$1,047,299	$35,400	$19,485	$3,052	$1,105,236	$96,941
Intercompany revenues	43	79,329	—	388	79,760	—
Interest income	1,174	17	(1)	1,195	2,385	5
Interest expense	7,041	—	8	25,762	32,811	1,015
Depreciation and amortization	28,791	426	361	3,437	33,015	2,796
Pre-tax income (loss)	26,408	23,071	890	(41,604)	8,765	23,351
Goodwill	46,927	—	11,724	(390)	58,261	332
Total assets	1,089,195	21,042	24,625	215,299	1,350,161	6,357
Capital expenditures	11,042	639	62	4,563	16,306	1,063
Six months ended June 30, 2002
Revenues from external customers	$1,072,949	$24,088	$20,650	$212	$1,117,899	$139,856
Intercompany revenues	—	76,364	—	626	76,990	—
Interest income	777	18	15	1,325	2,135	8
Interest expense	7,804	—	—	24,902	32,706	1,121
Depreciation and amortization	32,832	255	411	3,313	36,811	7,175
Pre-tax income (loss)	74,447	18,966	(3,998)	(80,441)	8,974	(74)
Goodwill	46,576	—	21,159	(3,116)	64,619	—
Total assets	1,237,620	15,802	45,726	162,842	1,461,990	6,696
Capital expenditures	51,086	916	485	3,894	56,381	4,762

(1)	Consists of the operations of our corporate headquarters and related overhead, as well as certain non-operating revenues and expenses. Such amounts also include: (a) pre-tax charges totaling approximately $771,000 and $2.0 million for the three-month and six-month periods ended June 30, 2003, respectively, for asset impairments, workforce reductions and other unusual items; and (b) pre-tax charges related to the Florida insurance reserve adjustment, the California investigation settlement and related costs and the adjustment to estimated reserves related to settlements of federal government investigations, netting to approximately $21.5 million for the three-month and six-month periods ended June 30, 2002.

(2)	In accordance with the provisions of SFAS No. 144, the results of operations of Matrix, MK Medical, Care Focus and certain nursing facilities have been reclassified, for all periods presented, as discontinued operations. The remaining assets and liabilities of Matrix are classified as held for sale and the assets of MK Medical and certain non-operational assets are classified as held for sale at June 30, 2003. Prior to the sale of the Matrix outpatient therapy clinics and managed care network in the first quarter of 2003, Matrix was one of our primary operating segments.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Beverly Enterprises, Inc.

      We have audited the accompanying consolidated balance sheets of Beverly Enterprises, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Enterprises, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

/s/ ERNST & YOUNG LLP

Little Rock, Arkansas

October 2, 2003

BEVERLY ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,

	2002	2001

ASSETS

Current assets:
Cash and cash equivalents	$115,445	$89,343
Accounts receivable — patient, less allowance for doubtful accounts:
2002 — $43,189; 2001 — $51,400	169,100	242,865
Accounts receivable — nonpatient, less allowance for doubtful accounts:
2002 — $1,347; 2001 — $908	6,799	12,914
Notes receivable, less allowance for doubtful notes:
2002 — $6,038; 2001 — $714	10,388	18,662
Operating supplies	13,980	25,701
Assets held for sale	36,418	120,843
Prepaid expenses and other	23,577	13,720

Total current assets	375,707	524,048
Property and equipment, net	789,283	873,585
Other assets:
Goodwill, net	63,377	144,884
Other, less allowance for doubtful accounts and notes:
2002 — $1,853; 2001 — $4,393	121,528	138,553

Total other assets	184,905	283,437

	$1,349,895	$1,681,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65,546	$93,728
Accrued wages and related liabilities	98,206	109,295
Accrued interest	12,783	14,708
General and professional liabilities	77,025	51,784
Federal government settlement obligations	11,915	45,891
Liabilities held for sale	3,239	—
Other accrued liabilities	107,241	112,609
Current portion of long-term debt	41,463	64,231

Total current liabilities	417,418	492,246
Long-term debt	588,714	677,442
Other liabilities and deferred items	190,291	214,885
Commitments and contingencies
Stockholders’ equity:
Preferred stock, shares authorized: 25,000,000	—	—
Common stock, shares issued:
2002 — 113,249,341; 2001 — 112,813,303	11,325	11,281
Additional paid-in capital	891,782	887,668
Accumulated deficit	(641,293)	(495,203)
Accumulated other comprehensive income	517	2,029
Treasury stock, at cost:
2002 — 8,391,546 shares; 2001 — 8,515,758 shares	(108,859)	(109,278)

Total stockholders’ equity	153,472	296,497

	$1,349,895	$1,681,070

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,

	2002	2001	2000

	(Restated)	(Restated)	(Restated)
Net operating revenues	$2,243,176	$2,428,144	$2,365,247
Interest income	4,739	2,939	2,501

Total revenues	2,247,915	2,431,083	2,367,748
Costs and expenses:
Operating and administrative:
Wages and related	1,332,628	1,464,036	1,427,484
Provision for insurance and related items	108,986	93,449	115,689
Other	608,674	651,121	689,410
Interest	64,713	76,639	77,387
Depreciation and amortization	74,741	75,741	82,627
Florida insurance reserve adjustment	22,179	—	—
California investigation settlement and related costs	6,300	—	—
Special charges and adjustments related to settlements with the federal government	(9,441)	77,495	—
Asset impairments, workforce reductions and other unusual items	77,487	197,091	17,249

Total costs and expenses	2,286,267	2,635,572	2,409,846

Loss before provision for (benefit from) income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	(38,352)	(204,489)	(42,098)
Provision for (benefit from) income taxes	6,085	60,461	(14,536)

Loss before discontinued operations and cumulative effect of change in accounting for goodwill	(44,437)	(264,950)	(27,562)
Discontinued operations, net of income taxes (benefit):
2002 — $0; 2001 — $927; 2000 — $(7,726)	(24,482)	(36,322)	(26,940)
Cumulative effect of change in accounting for goodwill, net of income taxes of $0.	(77,171)	—	—

Net loss	$(146,090)	$(301,272)	$(54,502)

Basic and diluted loss per share of common stock:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$(0.42)	$(2.55)	$(0.27)
Discontinued operations, net of income taxes (benefit)	(0.23)	(0.35)	(0.26)
Cumulative effect of change in accounting for goodwill, net of income taxes	(0.74)	—	—

Net loss per share of common stock	$(1.39)	$(2.90)	$(0.53)

Shares used to compute net loss per share	104,726	104,037	102,452

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)

				Accumulated
		Additional		other
	Common	paid-in	Accumulated	comprehensive	Treasury
	stock	capital	deficit	income (loss)	stock	Total

Balances at January 1, 2000	$11,038	$875,637	$(139,429)	$1,061	$(107,183)	$641,124
Employee stock transactions related to 2,436,442 shares of common stock, net	244	1,344	—	—	—	1,588
Purchase of 1,174,500 shares of common stock for treasury	—	—	—	—	(3,874)	(3,874)
Comprehensive income (loss):
Foreign currency translation adjustments, net of income taxes of $257	—	—	—	383	—	383
Unrealized losses on securities, net of income tax benefit of $177	—	—	—	(263)	—	(263)
Gains reclassified into earnings from other comprehensive income, net of income tax benefit of $311	—	—	—	(463)	—	(463)
Net loss	—	—	(54,502)	—	—	(54,502)

Total comprehensive loss						(54,845)

Balances at December 31, 2000	11,282	876,981	(193,931)	718	(111,057)	583,993
Employee stock transactions related to 5,495 shares of common stock, net	(1)	8,456	—	—	—	8,455
Reissuance of 545,542 shares of common stock from treasury	—	2,231	—	—	1,779	4,010
Comprehensive income (loss):
Foreign currency translation adjustments, net of income tax benefit of $222	—	—	—	(330)	—	(330)
Unrealized gains on securities, net of income taxes of $1,104	—	—	—	1,641	—	1,641
Net loss	—	—	(301,272)	—	—	(301,272)

Total comprehensive loss						(299,961)

Balances at December 31, 2001	11,281	887,668	(495,203)	2,029	(109,278)	296,497
Employee stock transactions related to 436,038 shares of common stock, net	44	3,680	—	—	—	3,724
Reissuance of 124,212 shares of common stock from treasury	—	434	—	—	419	853
Comprehensive loss:
Unrealized losses on securities, net of income taxes of $0	—	—	—	(1,464)	—	(1,464)
Foreign currency translation adjustments, net of income taxes of $0	—	—	—	(48)	—	(48)
Net loss	—	—	(146,090)	—	—	(146,090)

Total comprehensive loss						(147,602)

Balances at December 31, 2002	$11,325	$891,782	$(641,293)	$517	$(108,859)	$153,472

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net loss	$(146,090)	$(301,272)	$(54,502)
Adjustments to reconcile net loss to net cash provided by operating activities, including discontinued operations:
Depreciation and amortization	88,943	93,001	100,061
Provision for reserves on patient, notes and other receivables, net	55,570	44,251	72,481
Amortization of deferred financing costs	3,096	4,051	2,571
Florida insurance reserve adjustment	22,179	—	—
California investigation settlement and related costs	6,300	—	—
Special charges and adjustments related to settlements with the federal government	(9,441)	77,495	—
Asset impairments, workforce reductions and other unusual items	85,773	238,102	43,033
Cumulative effect of change in accounting for goodwill	77,171	—	—
Gains on dispositions of facilities and other assets, net	(1,855)	(568)	(2,013)
Deferred income taxes	—	54,901	(26,262)
Insurance related accounts	8,411	11,830	38,376
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable — patient	7,896	(3,523)	(78,608)
Operating supplies	3,081	567	2,367
Prepaid expenses and other receivables	988	728	(3,188)
Accounts payable and other accrued liabilities	(85,335)	8,846	(47,144)
Income taxes payable	9,790	188	1,348
Other, net	(9,844)	(7,700)	(11,510)

Total adjustments	262,723	522,169	91,512

Net cash provided by operating activities	116,633	220,897	37,010
Cash flows from investing activities:
Capital expenditures	(100,103)	(89,401)	(76,027)
Proceeds from dispositions of facilities and other assets	169,471	20,795	24,335
Payments for acquisitions, net of cash acquired	—	(4,024)	(3,797)
Collections on notes receivable	1,616	238	17,804
Proceeds from (payments for) designated funds, net	(260)	(8,950)	503
Other, net	(8,389)	(5,312)	(4,555)

Net cash provided by (used for) investing activities	62,335	(86,654)	(41,737)
Cash flows from financing activities:
Revolver borrowings	—	442,000	1,508,000
Repayments of Revolver borrowings	—	(606,000)	(1,458,000)
Proceeds from issuance of long-term debt	5,000	205,248	—
Repayments of long-term debt	(116,496)	(106,150)	(39,217)
Repayments of off-balance sheet financing	(42,901)	—	—
Purchase of common stock for treasury	—	—	(3,874)
Proceeds from exercise of stock options	1,699	3,648	81
Deferred financing costs	(168)	(9,554)	(1,007)

Net cash provided by (used for) financing activities	(152,866)	(70,808)	5,983

Net increase in cash and cash equivalents	26,102	63,435	1,256
Cash and cash equivalents at beginning of year	89,343	25,908	24,652

Cash and cash equivalents at end of year	$115,445	$89,343	$25,908

Supplemental schedule of cash flow information:
Cash paid (received) during the year for:
Interest, net of amounts capitalized	$65,658	$76,358	$75,839
Income tax payments (refunds), net	(3,705)	6,299	2,652

See accompanying notes.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2002, 2001 and 2000

1. Summary of Significant Accounting Policies

Basis of Presentation

      References herein to the Company include Beverly Enterprises, Inc. and its wholly owned subsidiaries.

      On December 31, 2002, we operated 452 nursing facilities, 29 assisted living centers, 151 outpatient clinics and 49 hospice and home care centers in 32 states and the District of Columbia. Our operations also include rehabilitation therapy services. Our consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Restatement

      The accompanying consolidated financial statements have been restated to report facilities, clinics and other assets which were sold, closed or classified as held-for-sale during the six months ended June 30, 2003 as discontinued operations.

Use of Estimates

      Generally accepted accounting principles require management to make estimates and assumptions when preparing financial statements that affect:

•	the reported amounts of assets and liabilities at the date of the financial statements; and

•	the reported amounts of revenues and expenses during the reporting period.

      They also require management to make estimates and assumptions regarding contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash and cash equivalents include time deposits and certificates of deposit with original maturities of three months or less.

Property and Equipment

      Property and equipment is stated at the lower of carrying value or fair value, or where appropriate, the present value of the related capital lease obligations less accumulated amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

Intangible Assets

      Goodwill ($87.9 million and $197.1 million at December 31, 2002 and 2001, respectively, net of accumulated amortization of $24.5 million and $52.2 million, respectively) and other indefinite lived intangible assets ($11.4 million and $11.1 million at December 31, 2002 and 2001 respectively, net of accumulated amortization of $5.4 million and $5.6 million, respectively) are stated at the lower of carrying value or fair value. In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets(“SFAS No. 142”) was issued, which established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the Statement. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

      Following is a summary of adjusted operating results reflecting the effects of adopting SFAS No. 142, net of income taxes, for the periods ended December 31 (in thousands, except per share amounts):

	Years Ended December 31,

	2002	2001	2000

Reported net loss	$(146,090)	$(301,272)	$(54,502)
Add back:
Goodwill amortization	—	3,917	4,465
Operating rights amortization	—	252	268

Adjusted net loss	$(146,090)	$(297,103)	$(49,769)

	Years Ended December 31,

	2002	2001	2000

Reported diluted net loss per share	$(1.39)	$(2.90)	$(0.53)
Add back:
Goodwill amortization	—	0.04	0.04
Operating rights amortization	—	—	—

Adjusted diluted net loss per share	$(1.39)	$(2.86)	$(0.49)

      In accordance with this standard, we performed the initial screening for potential impairments of our indefinite lived intangible assets by reporting unit as of January 1, 2002. We determined the estimated fair values of each reporting unit using discounted cash flow analyses, along with independent source data related to recent transactions. Based on this determination, we identified potential goodwill impairments at our Matrix and Home Care Services — Care Focus reporting units.

      We engaged a qualified independent valuation group to determine the estimated fair values of each of these reporting units. Their valuation analysis was completed in the fourth quarter of 2002, and led to the recording of a cumulative effect of a change in accounting for goodwill of $77.2 million as of January 1, 2002, including $70.6 million for Matrix and $6.6 million for Care Focus. In accordance with SFAS No. 142, we test goodwill for impairment on an annual basis as of October 1 for each of our reporting units. We also test goodwill for impairment, between annual tests, if an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Based on the October 1, 2002 analysis, no additional impairment of goodwill or other indefinite lived intangibles was identified.

      Following is a summary of our finite lived intangible assets and related accumulated amortization, by major classification, which are included in “Other assets” at December 31 (in thousands):

			Accumulated
	Cost Basis		Amortization		Carrying Value

	2002	2001	2002	2001	2002	2001

Operating rights and licenses	$2,161	$4,440	$114	$2,003	$2,047	$2,437
Leasehold interests	2,134	3,900	2,053	3,747	81	153

Total	$4,295	$8,340	$2,167	$5,750	$2,128	$2,590

      The weighted-average amortization period for these intangibles is approximately 18 years, including 20 years for operating rights and licenses and 16 years for leasehold interests. Amortization expense related to

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

these intangibles for the years ended December 31, 2002, 2001 and 2000 was $300,000, $400,000 and $800,000, respectively. Our estimated aggregate annual amortization expense for these intangibles for each of the next five years is approximately $100,000.

      On an ongoing basis, we review the carrying value of our finite lived intangibles in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted and make any necessary adjustments. As of December 31, 2002, we do not believe there are any indications that the carrying values, or the useful lives, of these assets need to be adjusted. We have no residual values assigned to our finite lived intangible assets.

Impairment of Long-Lived Assets

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for long-lived assets to be disposed of. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS No. 121”) and Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. We adopted the provisions of SFAS No. 144 in 2002. Similar to SFAS No. 121, SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present. (See Note 4.)

Discontinued Operations

      SFAS No. 144 also addresses the accounting for and disclosure of long-lived assets to be disposed of by sale. Under SFAS No. 144, when a long-lived asset or group of assets (disposal group) meets certain criteria set forth in the Statement, including a commitment by the Company to a plan to sell the long-lived asset (disposal group) within one-year:

•	the long-lived asset (disposal group) will be measured at the lower of its carrying value or fair value less costs to sell and classified as held for sale on the consolidated balance sheet; and

•	the related operations of the long-lived asset (disposal group) will be reported as discontinued operations in the consolidated statement of operations, with all comparable periods restated.

      At December 31, 2002, Matrix and MK Medical met the criteria set forth in SFAS No. 144 to be classified as held for sale. The statements of operations have been restated for all periods presented to report 27 nursing facilities, two assisted living centers and our Care Focus business unit which were disposed of during the six months ended June 30, 2003. (See Note 5.)

Transfers of Financial Assets

      The Company has an agreement to sell, on an ongoing basis, certain of its patient accounts receivable through a revolving sales structure and retains servicing responsibilities for the transferred receivables. The Company accounts for the transfers of receivables as sales in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

Liabilities (“SFAS No. 140”). Accordingly, the related patient accounts receivable are not included in the consolidated balance sheets.

      During 2002, 2001 and 2000 the Company, through its wholly owned subsidiary Beverly Health and Rehabilitation Services, Inc. (“BHRS”), sold on a revolving basis certain Medicaid and Veterans Administration (“VA”) patient accounts receivable to a non-consolidated bankruptcy remote, qualifying special purpose entity (“QSPE”), Beverly Funding Corporation (“BFC”) at a discount of 1%. These daily transactions constitute true sales of receivables for which BFC bears the risk of collection.

      Activities related to the revolving sales structure with BFC were as follows for the years ended December 31 (in thousands):

	2002	2001	2000

New receivables sold	$867,772	$801,707	$810,163
Cash collections remitted	857,731	818,168	794,953
Fees received for servicing	2,119	2,085	2,233
Loss on the sale of receivables	8,678	8,017	8,102

      BHRS provides invoicing and collection services related to the receivables for a market-based servicing fee. BHRS recognizes a loss for the 1% discount at the time of sale which is included in “Other operating and administrative costs and expenses” and in “Net cash provided by operating activities” in our consolidated financial statements. The loss on sale and the servicing fee revenue are not considered material to the Company’s operating results or cash flows.

      At December 31, 2002 and 2001, the Company had an investment in BFC of approximately $31.0 million and $33.0 million, respectively, which approximated the excess level of receivables held by BFC to over collateralize $70.0 million of Medium-Term Notes (the “Medium-Term Notes”). The investment is included in “Other assets” in the consolidated balance sheet and is subject to periodic collectibility review. The primary factor in the collectibility review is the determination of the net realizable value of the excess collateral. The net realizable value is determined through a collectibility analysis of the receivables purchased and held by BFC. This collectibility analysis considers historical collection experience and is adjusted according to the aging of the receivables. The carrying value of the asset is adjusted downward when the analysis indicates that it will not be recovered.

      BFC has $70.0 million of Medium-Term Notes, which are collateralized by outstanding Medicaid and VA patient accounts receivable purchased from BHRS. BFC is required to maintain receivables in excess of the outstanding balance of the Medium-Term Notes, based on a calculated formula in the Master Sale and Servicing Agreement. Based on ongoing reviews of BFC’s operations, the Company believes that BFC meets the criteria set forth in SFAS No. 140, and related interpretive guidance, to be a QSPE. Therefore, the assets and liabilities of BFC are not consolidated with Beverly Enterprises, Inc. At December 31, 2002, BFC had total assets of approximately $102.7 million, pledged as collateral for the Medium-Term Notes. The assets of BFC cannot be used to satisfy claims of the Company or any of its subsidiaries. The Medium-Term Notes currently mature in March 2005; however, according to the provisions of the notes, principal payments on these obligations, calculated based on quarterly collections of the underlying receivables, begin in the second quarter of 2004. Based on current collection trends, it is expected that these obligations will be paid off by the third quarter of 2004.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

Insurance

      General and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate. In addition, insurance coverage for patient care liability and certain other risks, for nursing facilities specifically and companies in general, has become increasingly difficult to obtain. When obtained, insurance carriers are often requiring companies to significantly increase their liability retention levels and/or pay substantially higher premiums for reduced coverage. There exists a risk that any of these insurance companies may become insolvent and unable to fulfill their obligation to defend, pay or reimburse us when that obligation becomes due. Although we believe the companies we have purchased insurance from are solvent, in light of the dramatic changes occurring in the insurance industry in recent years, we cannot be assured that they will remain solvent and able to fulfill their obligations.

      We believe that adequate provision has been made in the financial statements for liabilities that may arise out of patient care and related services provided to date. These provisions are based primarily upon the results of independent actuarial valuations, prepared by actuaries with long-term care industry experience. These independent valuations are formally prepared twice a year using the most recent trends of claims, settlements and other relevant data. In addition to the actuarial estimate of claim payments, our provision for insurance includes accruals for insurance premiums for the coverage period and our estimate of any experience adjustments to premiums.

      Based on the results of the mid-year actuarial study completed in mid-July of 2002, performed by our independent actuaries, we recorded a pre-tax charge of $43.3 million related to an increase in our reserves for prior policy year patient care liability costs, including $22.2 million attributable to our previously operated Florida facilities. We completed the sale of our Florida facilities in January 2002; however, we are liable for patient care liability claims and other costs for those facilities through the date of sale, subject to insurance.

      We insure certain of our auto liability, general liability, professional liability and workers’ compensation risks through various types of loss sensitive insurance policies with affiliated and unaffiliated insurance companies, some of which are subject to reinsurance agreements between the insurer and Beverly Indemnity, Ltd., a wholly owned subsidiary of the Company. For our general and professional liabilities, we are typically responsible for the first dollar of each claim, up to a self-insurance limit determined by the individual policies, subject to aggregate limits for certain policy years. The liabilities for incurred losses retained by Beverly and not covered by insurance are estimated by the independent actuaries and are discounted on our financial statements at 10% to their present value using expected loss payment timing patterns. The discount rate is based upon our best estimate of the incremental borrowing rate that would be required to fund these liabilities with uncollateralized debt. A reduction in the discount rate by one-half of a percentage point would have resulted in an additional pre-tax charge of approximately $1.4 million for the year ended December 31, 2002. The discounted insurance liabilities are included in the consolidated balance sheet captions as follows at December 31 (in thousands):

	2002	2001

Accrued wages and related liabilities	$2,574	$1,996
General and professional liabilities	77,025	51,784
Other liabilities and deferred items	94,414	119,910

	$174,013	$173,690

      On an undiscounted basis, the total retained liabilities as of December 31, 2002 and 2001 were approximately $208.0 million and $203.8 million, respectively. As of December 31, 2002, approximately

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

$2.8 million in funds (the “Beverly Indemnity funds”) are restricted for the payment of insured claims. In addition, we anticipate that approximately $20.5 million of our existing cash at December 31, 2002, while not legally restricted, will be utilized primarily to fund certain workers’ compensation, general and professional liability claims and expenses. We do not expect to use this cash for other purposes.

Stock-Based Awards

      On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to provide alternative methods of transition for an entity that changes to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB 28”) to require expanded and more prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements and allows companies to continue to use the intrinsic value method of APB 25. SFAS No. 148 is effective for us as of December 31, 2002.

      We continue to use the intrinsic value method to account for our stock options. Accordingly, we do not recognize compensation expense for our stock option grants, which are issued at fair market value on the date of grant. However, we recognize compensation expense for our restricted stock grants at the fair market value of our Common Stock on the date of grant over the respective vesting periods on a straight-line basis. See Note 10 for the pro forma effects on our reported net loss and diluted net loss per share if we recognized compensation expense on all stock-based awards and other disclosures as required by SFAS No. 148.

Revenues

      Our revenues are derived primarily from providing long-term healthcare services. Approximately 80% of our net operating revenues is derived from federal and state medical assistance programs. Approximately 50% and 44% of our net patient accounts receivable at December 31, 2002 and 2001, respectively, are due from such programs. We record revenues when services are provided at standard charges adjusted to amounts estimated to be received under governmental programs and other third-party contractual arrangements based on contractual terms and historical experience. These revenues and receivables are reported at their estimated net realizable amounts and are subject to audit and retroactive adjustment.

      Retroactive adjustments are estimated in the recording of revenues in the period the related services are rendered. These amounts are adjusted in future periods as adjustments become known or as cost reporting years are no longer subject to audits, reviews or investigations. Due to the complexity of the laws and regulations governing the Medicare and Medicaid programs, there is at least a possibility that recorded estimates will change by a material amount in the near term. See Note 3 for a discussion of a settlement with the federal government related to Medicare cost reimbursement issues and Note 9 for the estimated potential overpayment from government programs resulting from an internal investigation of our home medical equipment unit. Excluding these items, changes in estimates related to third party receivables resulted in an increase in net operating revenues of approximately $1.8 million and $8.2 million for the years ended December 31, 2002 and 2000, respectively, and a decrease in net operating revenues of approximately $2.2 million for the year ended December 31, 2001.

      Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action including fines, penalties, and

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

possible exclusion from the Medicare and Medicaid programs. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the issue.

Receivables and Concentration of Credit Risk

      We have significant accounts and notes receivable whose collectibility or realizability is dependent upon the performance of certain governmental programs, primarily Medicare and Medicaid. These receivables represent our only concentration of credit risk. We do not believe there are significant credit risks associated with these governmental programs. We believe that an adequate provision, based on historical experience, has been made for the possibility of a portion of these and other receivables becoming uncollectible and continually monitor and adjust these allowances as necessary. In establishing our estimate of uncollectible accounts and notes, we consider our historical collection experience, the aging of the account and the payor classification. Private pay accounts usually represent our highest collectibility risk. Certain interest-bearing notes receivable are placed on a nonaccrual basis when uncertainty arises as to the collectibility of principal or interest. Notes receivable of $9.5 million and $5.6 million at December 31, 2002 and 2001, respectively, were on a nonaccrual basis and specific collectibility allowances of $6.9 million and $4.3 million, respectively, have been recorded on these nonaccrual notes.

Income Taxes

      We follow the liability method in accounting for income taxes. The liability method requires deferred tax assets and liabilities to be recorded at currently enacted tax rates based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Due to the uncertainty of generating future income necessary to realize certain deferred tax benefits, primarily relating to net operating loss carryforwards, we have established a full valuation allowance on our net deferred tax assets. (See Note 11.)

Comprehensive Income (Loss)

      Comprehensive income (loss) includes charges and credits to stockholders’ equity not included in net loss. Accumulated other comprehensive income, net of income taxes, primarily consists of net unrealized gains on available-for-sale securities of $512,000 and $2.0 million at December 31, 2002 and 2001, respectively.

      During the year ended December 31, 2000, we transferred one of our securities from the available-for-sale category to the trading category. As a result of such transfer, we reversed $500,000 of unrealized gains, net of income taxes, and recognized a pre-tax gain of $1.5 million in 2000. During 2001, this security was sold and we recognized an additional pre-tax gain of $300,000. These gains were included in net operating revenues.

New Accounting Standards

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, (“FIN 46”). FIN 46 requires a variable interest entity (“VIE”), sometimes known as a special purpose entity, to be consolidated by a company when that company is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns, or both. FIN 46 is effective on July 1, 2003 as it relates to VIEs created prior to February 1, 2003. Based on our initial evaluation of FIN 46, it is possible that the special purpose entity lessor in the lease arrangement may need to be consolidated with the Company beginning in the third quarter of 2003. We are continuing to evaluate the consolidation and transition rules under FIN 46, however if the special purpose entity lessor needs to be consolidated, the leased assets will

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

1.	Summary of Significant Accounting Policies — (Continued)

be consolidated at their depreciated cost and recorded as capital leased assets, with the difference between the historical and the depreciated cost on the date of consolidation being recorded as the cumulative effect of an accounting change. The remaining obligation as of July 1, 2003 ($69.5 million as of December 31, 2002 and expected to be $52.7 million as of July 1, 2003) would be recorded as a capital lease obligation on the Company’s consolidated balance sheet. The assets would be depreciated and payments on the obligations would be recorded as interest expense until the obligations are satisfied. FIN 46 is not expected to impact our accounting treatment of BFC. (See Transfers of Financial Assets, herein.)

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires certain guarantees to be recorded at fair value when a transaction is consummated. This differs from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 applies to guarantee contracts having financial guarantees, performance guarantees, indemnification or indirect guarantees of the indebtedness of others. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. We have complied with the new disclosure requirements, which are effective for us as of December 31, 2002. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We are continuing our review of the implications of FIN 45, which may impact our accounting for future dispositions.

      In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured at its fair value when the liability is incurred rather than when an entity commits to an exit plan. Depending on the terms of the exit or disposal, under SFAS No. 146, severance pay could be recognized over time or up front. Also, SFAS No. 146 requires that a liability be recognized, measured at its fair value, when an entity ceases operation at a location covered under a pre-existing contract, such as a lease. Fair value in this case would represent the present value of the future payment obligations net of assumed receipts, such as sublease income, at current market value. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. Many of the provisions of SFAS No. 146 affect only the timing of when a liability is recorded and not the amount of the liability. Therefore, we do not expect there will be a material effect on our consolidated financial position or results of operations as a result of adopting SFAS No. 146.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS No. 145”). This Statement eliminates extraordinary accounting treatment for reporting gains or losses on debt extinguishments, and amends certain other existing accounting pronouncements. The provisions of this Statement are effective for the Company beginning with the first quarter of 2003 and require restatement of prior year debt extinguishment-related extraordinary items.

Other

      Certain prior year amounts have been reclassified to conform with the 2002 financial statement presentation. Assets held for sale are reported based on their status as of the balance sheet date.

2. California Investigation Settlement and Related Costs

      On August 1, 2002, the Company and the State of California reached an agreement on the settlement of an investigation by the Attorney General’s office and the District Attorney of Santa Barbara County of patient care

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

2.	California Investigation Settlement and Related Costs — (Continued)

issues in several California nursing facilities. In accordance with the terms of the settlement agreement, Beverly Enterprises — California, Inc. entered a plea of nolo contendere to two felony charges under California’s Elder Abuse statute and paid a fine of $54,000 related to the plea. In addition, Beverly Enterprises — California, Inc. reimbursed the Attorney General and the Santa Barbara County District Attorney $533,000 for the costs of their investigations and will pay a $2.0 million civil penalty in four equal, quarterly installments of $500,000, which began in the third quarter of 2002.

      A Permanent Injunction (“Permanent Injunction”) was entered requiring nursing facilities in California, operated by subsidiaries of the Company, to comply with all applicable laws and regulations and conduct certain training and education programs. The Company recorded a pre-tax charge against earnings of $6.3 million during the second quarter of 2002 to reflect the terms of the settlement and related costs, and we expect to incur additional annual costs for implementation of the Permanent Injunction.

      Certain revisions were made to our Corporate Integrity Agreement (“CIA”) in conjunction with the Permanent Injunction requiring:

•	additional training for clinical associates, contractors and agents who perform services in our California nursing facilities; and

•	hiring an independent quality monitor to assess the effectiveness, reliability and thoroughness of our quality care systems and our response to quality of care issues in our nursing facilities in California, Arizona, Hawaii and Washington.

3.	Special Charges and Adjustments Related to Settlements with the Federal Government

      Effective October 15, 2002, we entered into a settlement agreement with CMS (the “Settlement Agreement”), which resolved certain reimbursement issues relating to: (1) costs of services provided to Medicare patients during 1996 through 1998 under the federal government’s former cost-reimbursement system; (2) co-payments due from Medicare beneficiaries, who were also eligible for Medicaid, for the years 1996 through 2000; and (3) all outstanding issues from the Allocation Investigations (see Note 9). Under the terms of the Settlement Agreement, we paid CMS $35.0 million in November 2002.

      Because the issues related to this matter arose prior to December 31, 2001 and an offer to settle was made prior to releasing our 2001 consolidated financial statements, we reflected a pre-tax charge related to this matter of $77.5 million in our 2001 results of operations, including:

•	$35.0 million related to an estimated cash payment to CMS, which was made in November 2002;

•	$81.5 million related to the write-off of Medicare cost report receivables for 1996 through 1998 and co-payment issues for 1999 and 2000; and

•	partially offset by $39.0 million in reserves established in conjunction with the 2000 investigation settlements as discussed below.

      On February 3, 2000, we entered into a series of separate agreements with the U.S. Department of Justice and the Office of Inspector General of the Department of Health and Human Services. These agreements settled the Allocation Investigations. In anticipation of settlement, we recorded special pre-tax charges of approximately $202.4 million during the year ended December 31, 1999.

      In connection with the final settlement with CMS in 2002, we were able to revise the amount of legal fees and other costs we originally expected to incur in conjunction with these settlements. Accordingly, legal and related fees accrued for these matters in prior years were reduced by $9.4 million during 2002.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

3.	Special Charges and Adjustment Related to Settlements with the Federal Government — (Continued)

      The remaining obligations and reserves related to these matters are included in the consolidated balance sheet captions as follows at December 31 (in thousands):

	2002	2001

Federal government settlement obligations	$11,915	$10,891
Other accrued liabilities	—	8,267
Other liabilities and deferred items	61,976	73,968

	$73,891	$93,126

4. Asset Impairments, Workforce Reductions and Other Unusual Items

      During 2002, we recorded pre-tax charges totaling approximately $77.5 million, including $69.6 million for asset impairments and $7.9 million for workforce reductions. The asset impairment charges of $69.6 million consist of the following:

•	$72.6 million write-down of property and equipment on certain nursing facilities whose book value exceeded estimated fair value when tested for impairment. This impairment was determined in accordance with SFAS No. 144. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2002; and

•	$3.0 million adjustment to asset impairment charges recorded in 2001, primarily resulting from the sale of previously impaired assets at prices above the carrying value.

      The October 1, 2002 elimination of certain funding under the Medicare program affected the cash flows, and therefore the fair values, of each of our nursing facilities. This event led to an impairment assessment on each of our nursing facilities, including:

•	estimating the undiscounted cash flows to be generated by each of the facilities over the remaining life of the primary asset; and

•	reducing the carrying value of the asset to the estimated fair value when the total estimated undiscounted future cash flows was less than the current book value of the long-lived assets (excluding goodwill and other indefinite lived intangible assets).

      In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information, with certain probability adjustments, including, but not limited to, the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In order to estimate the fair values of the nursing facilities, we used a discounted cash flow approach, supplemented by public resource information on valuations of nursing facility sales transactions, by region of the country. Where the estimated undiscounted cash flows were negative, we estimated the fair values based on discounted public resource information, sales values or estimated salvage value. A substantial change in the estimated future cash flows for these facilities could materially change the estimated fair values of these assets, possibly resulting in an additional impairment.

      During 2002, we recorded pre-tax charges of $7.9 million for workforce reductions, including a charge of approximately $8.5 million for 133 associates who were notified in 2002 that their positions would be

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

4.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

eliminated, net of a $600,000 reversal of workforce reduction charges recorded in 2001 which were no longer needed. The $8.5 million pre-tax charges included the following:

•	$8.0 million of cash expenses, approximately $4.1 million of which was paid during the year ended December 31, 2002; and

•	non-cash expenses of $500,000 related to the issuance of 124,212 shares under our Stock Grant Plan.

      The following table summarizes activity in our estimated workforce reduction and exit costs for the years ended December 31 (in thousands):

	2002		2001		2000

	Workforce	Exit	Workforce	Exit	Workforce	Exit
	Reductions	Costs	Reductions	Costs	Reductions	Costs

Balance beginning of year	$7,631	$15,030	$4,151	$5,208	$5,165	$7,915
Charged to operations	8,454	2,633	23,118	18,165	5,904	3,000
Cash payments	(9,074)	(10,313)	(15,448)	(8,343)	(6,918)	(3,207)
Stock transactions	(1,008)	—	(4,158)	—	—	—
Reversals	(585)	(2,359)	(32)	—	—	(2,500)

Balance end of year	$5,418	$4,991	$7,631	$15,030	$4,151	$5,208

      During 2001, we recorded pre-tax charges totaling approximately $197.1 million, primarily including $170.8 million for asset impairments and exit costs and $24.2 million for workforce reductions and related costs. The asset impairment and exit costs primarily related to:

•	$75.1 million write-down of Florida facilities and $55.1 million of Florida exit and other costs, as discussed below. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-down of goodwill of $15.4 million, property, equipment and other intangible assets of $1.0 million and recording of closing and other costs of $2.8 million on under-performing Home Care businesses. These assets were included in the total assets of the Home Care operating segment as of December 31, 2001;

•	write-down of property and equipment of $9.7 million, and goodwill and other intangibles of $600,000 on certain under-performing nursing facilities. These assets were included in the total assets of the Nursing Facilities operating segment as of December 31, 2001;

•	write-off of abandoned projects and investments totaling $7.8 million; and

•	$3.3 million related to the termination of a lease in Indiana, including the write-off of net book value of the related assets.

      The asset impairment analyses on our under-performing units and facilities in 2001 included:

•	estimating the undiscounted cash flows to be generated by each unit or facility, primarily over the weighted average remaining life of the assets; and

•	reducing the carrying value of the assets to the estimated fair value when the total undiscounted cash flows was less than the current book value of the unit or facility.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

4.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

      In order to estimate the fair values of the unit, facility or property for the 2001 impairment assessment, we used a discounted cash flow approach. For the nursing facilities, we discounted the estimated future cash flows over the remaining life of the primary asset. For the Home Care businesses that lacked significant property investments, we discounted the next 10 years of expected cash flows. Cash flows for all lines of business were estimated using historical results, without an inflation factor, and adjusted for known trends. Those cash flows were discounted at our weighted average cost of capital. A one percent change in the discount rate would not have a material impact on the impairment calculations. Where the cash flows were negative, we estimated the fair values based on our knowledge of recent or pending sales of comparable businesses.

      During 2001, a formal plan was initiated by management to pursue the sale of our nursing home operations in Florida, which included 49 nursing facilities and four assisted living centers (the “Florida facilities”). The plan included the pursuit of the sale of one additional nursing facility in Florida and certain other assets which would be sold in separate transactions. The decision to sell these properties was made primarily due to the excessive patient care liability costs that we had been incurring in the state of Florida. Accordingly, the property and equipment, identifiable intangibles and operating supplies of our Florida nursing home operations were considered assets held for sale. Management estimated the fair value less selling costs of such assets and took pre-tax charges in 2001 totaling $75.1 million to write-down the Florida assets. Effective December 1, 2001, we entered into a lease agreement on the Florida facilities with Florida Health Care Properties and we closed the real estate sale in January 2002 with no further gain or loss.

      In conjunction with the sale of our Florida facilities, we also recorded pre-tax charges totaling $55.1 million for certain exit and other costs. These costs related to severance agreements, termination payments on certain contracts and various other items. At December 31, 2001, the Florida assets held for sale totaled approximately $120.8 million and were classified as current assets in the 2001 consolidated balance sheet.

      Annualized revenues for the Florida facilities were approximately $288.0 million. During the year ended December 31, 2001, our Florida nursing home operations recorded pre-tax income of approximately $600,000. This amount did not include certain costs which were recorded at the parent company level and were not fully allocated to the individual subsidiaries or facilities. We did not record depreciation and amortization expense on the Florida assets during the period these assets were held for sale, since these assets were adjusted to their estimated net realizable value. The amount of depreciation and amortization expense that we did not have to record during the year ended December 31, 2001 on the Florida assets was approximately $6.8 million.

      In January 2001, we implemented a new three-year strategic plan and operationally reorganized our business. As a result of this operational reorganization, we recorded pre-tax charges totaling approximately $24.2 million during 2001. Approximately $23.1 million of these pre-tax charges related to severance and other employment agreements for approximately 240 associates who were notified in 2001 that their positions would be eliminated, including:

•	$18.0 million of cash expenses, approximately $4.9 million and $11.3 million of which was paid during the years ended December 31, 2002 and 2001, respectively;

•	non-cash expenses of $4.5 million related to the issuance of shares under our Stock Grant Plan; and

•	non-cash expenses of $600,000 related to other long-term incentive agreements.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

4.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

      During 2000, we recorded pre-tax charges totaling approximately $17.2 million, primarily including $9.7 million for asset impairments and exit costs and $6.1 million for workforce reductions and related costs. The asset impairment charges and exit costs of $9.7 million primarily related to:

•	write-down of property and equipment of $5.1 million and recording of closing and other costs of $3.0 million related to six nursing facilities with an aggregate carrying value of approximately $6.0 million. We closed or terminated the leases on five of these facilities during 2001 and one facility in 2002. These assets generated pre-tax losses of approximately $2.4 million during the year ended December 31, 2000 and were included in the total assets of the Nursing Facilities operating segment;

•	write-off of abandoned projects totaling $2.1 million;

•	write-off of an investment in a physician practice management company of $2.0 million; and

•	reversal of $2.5 million of prior year exit costs.

      The workforce reduction charges of $6.1 million primarily related to severance agreements associated with seven executives. Approximately $2.2 million was paid during 2000, and the remainder was paid during the first quarter of 2001. Four of the executives were notified in late 2000 that their positions would be eliminated as part of a reorganization of our operating and support group functions. This reorganization was formally announced in the first quarter of 2001.

5. Discontinued Operations

      During the fourth quarter of 2002, a formal plan was approved by our board of directors to pursue the sale of our Matrix segment and MK Medical business unit. The decision to sell these non-strategic assets was made primarily to allow us to further reduce our debt level and to reinvest in facilities, technology and other business opportunities consistent with our strategic objectives.

      In accordance with SFAS No. 144, the assets and liabilities of Matrix and the assets of MK Medical have been reclassified to the corresponding “held for sale” asset and liability line items in the accompanying consolidated balance sheet. The related asset carrying values were adjusted, if appropriate, to reflect the estimated fair values less costs to sell. The results of operations of Matrix and MK Medical for all periods presented, as well as the write-downs to estimated fair values less costs to sell and related exit costs in 2002, have been reported as discontinued operations in the accompanying consolidated statements of operations. In addition, we have included certain non-operational nursing facilities in assets held for sale in the accompanying consolidated balance sheets, which we expect to dispose of in 2003.

      A summary of the asset and liability line items from which the reclassifications have been made at December 31, 2002 (in thousands) is as follows:

		MK
	Matrix	Medical	Nursing	Total

Current assets	$13,711	$923	$—	$14,634
Property and equipment, net	6,588	1,183	6,696	14,467
Goodwill	3,713	—	—	3,713
Other assets	3,531	73	—	3,604

Total assets held for sale	$27,543	$2,179	$6,696	$36,418

Current liabilities held for sale	$3,239	$—	$—	$3,239

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

5.	Discontinued Operations — (Continued)

      During the six months ended June 30, 2003, we disposed of the following facilities, clinics and other assets:

•	27 nursing facilities (3,426 beds), two assisted living centers (61 units) and certain other assets for cash proceeds totaling approximately $91.0 million;

•	the outpatient rehabilitation clinic operations and the managed care network of our former Matrix segment for cash proceeds of $36.0 million;

•	the Care Focus business unit of our Home Care segment for cash proceeds of approximately $6.4 million received in the second quarter of 2003, with additional contingent cash proceeds of approximately $1.2 million expected to be received in the fourth quarter of 2003; and

•	one non-operational nursing facility for $5.5 million, including cash and a $4.1 million not receivable.

      We recognized net pre-tax gains of approximately $40.8 million as a result of these 2003 disposal activities. The operations of Matrix, the nursing facilities and Care Focus were immaterial to our consolidated financial position and results of operations. We expect to sell the remaining Matrix and MK Medical operations during 2003.

      The results of operations of disposed facilities, clinics and other assets during the six months ended June 30, 2003, as well as the results of operations of the held-for-sale assets, have been reported as discontinued operations for all periods presented in the accompanying consolidated statements of operations. Also included in discontinued operations are losses on sales, additional impairments and exit costs relative to these facilities, clinics and other assets. A summary of the discontinued operations for the years ended December 31 (in thousands) follows:

	2002					2001

		MK	Nursing	Care			MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total	Matrix	Medical	Facilities	Focus	Total

Net operating revenues(1)	$86,852	$(4,452)	$155,011	$21,450	$258,861	$90,694	$23,289	$150,393	$21,428	$285,804

Operating income (loss)(1)	$812	$(31,610)	$12,222	$2,494	$(16,082)	$(8,652)	$(10,674)	$22,775	$2,168	$5,617
Loss on sale and exit costs	(1,001)	(1,257)	(114)	—	(2,372)	—	—	—	—	—
Impairments and other unusual items(2)	230	(4,239)	(2,019)	—	(6,028)	(32,482)	(8,231)	(299)	—	(41,012)

Pre-tax income (loss)	$41	$(37,106)	$10,089	$2,494	(24,482)	$(41,134)	$(18,905)	$22,476	$2,168	(35,395)

Provision for income taxes					—					927

Discontinued operations, net of income taxes					$(24,482)					$(36,322)

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

5.	Discontinued Operations — (Continued)

	2000

		MK	Nursing	Care
	Matrix	Medical	Facilities	Focus	Total

Net operating revenues	$78,367	$29,429	$136,527	$21,493	$265,816

Operating income (loss)	$(30,017)	$(1,170)	$20,466	$1,839	$(8,882)
Impairments and other unusual items	(25,784)	—	—	—	(25,784)

Pre-tax income (loss)	$(55,801)	$(1,170)	$20,466	$1,839	(34,666)

Provision for (benefit from) income taxes					(7,726)

Discontinued operations, net of income taxes					$(26,940)

(1)	Includes an adjustment of $18.0 million in 2002 for estimated overpayments to MK Medical by government payors. (See Note 9.)

(2)	Includes $1.0 million accrued in 2002 for legal and related fees associated with the MK Medical estimated overpayment issue.

6. Acquisitions and Dispositions

      During the year ended December 31, 2002, we sold, closed or terminated the leases on 69 nursing facilities (8,132 beds), four assisted living centers (315 units), four home care centers, 10 outpatient clinics and certain other assets for cash proceeds of approximately $170.9 million and notes receivable of approximately $21.7 million. In December 2001, we leased to another operator 49 of the nursing facilities (6,129 beds) and the four assisted living centers, all of which were located in Florida. Excluding the Florida properties, which had been written down to net realizable value in 2001, we recognized pre-tax gains of $6.0 million, which were included in net operating revenues, pre-tax losses of $4.1 million, which were included in other operating expenses and $100,000 of losses included in discontinued operations during the year ended December 31, 2002, as a result of these disposal activities. The majority of these disposed assets were classified as held for sale at December 31, 2001 and, therefore, did not meet the criteria for classification as discontinued operations.

      During the year ended December 31, 2001, we acquired one nursing facility (185 beds), eight previously leased nursing facilities (903 beds) and certain other assets for cash of approximately $3.7 million, assumed debt of approximately $18.4 million, security deposits of $200,000 and incurred closing and other costs of approximately $300,000. These acquisitions were accounted for as purchases. Also during such period, we sold, closed or terminated the leases on 18 nursing facilities (1,768 beds), one assisted living center (12 units), three outpatient therapy clinics, one home care center and certain other assets for cash proceeds of approximately $20.4 million and a note receivable of approximately $3.9 million. We did not operate three of the nursing facilities (355 beds) which had been leased to other nursing home operators. We recognized pre-tax gains of $4.8 million, which were included in net operating revenues, pre-tax losses of $4.0 million which were included in other operating expenses and $200,000 of losses included in discontinued operations during the year ended December 31, 2001, as a result of these dispositions. In addition, we terminated the lease on one nursing facility (223 beds) in Indiana and recorded a pre-tax charge of approximately $3.3 million which was included in the consolidated statement of operations caption “Asset impairments, workforce reductions and other unusual items.”

      During the year ended December 31, 2000, we acquired seven nursing facilities (1,210 beds), one previously leased nursing facility (105 beds) and certain other assets for cash of approximately $3.0 million, closing and

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

6.	Acquisitions and Dispositions — (Continued)

other costs of approximately $2.4 million. The acquisitions of these facilities and other assets were accounted for as purchases. Also during 2000, we sold, closed or terminated the leases on 39 nursing facilities (4,263 beds) and certain other assets for cash proceeds of approximately $24.2 million and notes receivable of approximately $100,000. We did not operate five of these nursing facilities (409 beds), which were leased to other nursing home operators in prior year transactions. We recognized pre-tax gains of $8.9 million, which were included in net operating revenues, pre-tax losses of $5.5 million, which were included in other operating expenses and $1.4 million of losses included in discontinued operations during the year ended December 31, 2000 as a result of these dispositions.

      The operations of all of the facilities and other assets we acquired or disposed of in 2002, 2001 and 2000 were immaterial to our consolidated financial position and results of operations.

7. Property and Equipment

      A summary of property and equipment and related accumulated depreciation and amortization, by major classification, at December 31 (in thousands) is as follows:

	Total		Owned		Leased

	2002	2001	2002	2001	2002	2001

Land, buildings and improvements	$1,153,084	$1,246,338	$1,138,054	$1,224,910	$15,030	$21,428
Furniture and equipment	301,604	340,113	298,244	335,452	3,360	4,661
Construction in progress	6,974	31,297	6,974	31,297	—	—

	1,461,662	1,617,748	1,443,272	1,591,659	18,390	26,089
Less accumulated depreciation and amortization	672,379	744,163	659,746	726,221	12,633	17,942

	$789,283	$873,585	$783,526	$865,438	$5,757	$8,147

      We record depreciation and amortization using the straight-line method over the following estimated useful lives: land improvements — 5 to 15 years; buildings — 35 to 40 years; building improvements — 5 to 20 years; leasehold improvements — 5 to 20 years; furniture and equipment — 5 to 15 years. Capital leased assets are amortized over the remaining initial terms of the leases.

      Depreciation and amortization expense related to property and equipment, including the amortization of assets under capital lease obligations, for the years ended December 31, 2002, 2001 and 2000 was $77.7 million, $76.3 million and $83.3 million, respectively, including depreciation and amortization expense on discontinued operations of $11.4 million, $10.5 million and $10.8 million, respectively.

      Capitalized software costs of $53.6 million and $64.3 million at December 31, 2002 and 2001, respectively, net of accumulated amortization of $30.8 million and $29.8 million, respectively, are included in the accompanying consolidated balance sheet caption “Other assets”. Amortization expense related to capitalized software costs for the years ended December 31, 2002, 2001 and 2000 was $10.3 million, $8.6 million and $7.1 million, respectively, including amortization expense on discontinued operations of $1.9 million, $1.4 million and $1.3 million, respectively.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

8. Long-term Debt

      Long-term debt consists of the following at December 31 (dollars in thousands):

	2002	2001

Revolver borrowings under Credit Facility, matures April 2004	$—	$—
9 5/8% Senior Notes due April 15, 2009, unsecured	200,000	200,000
9% Senior Notes due February 15, 2006, unsecured	180,000	180,000
Notes and mortgages, less imputed interest: 2002 — $15, 2001 — $29; due in installments through the year 2031, at effective interest rates of 3.77% to 12.50%, a portion of which is secured by property, equipment and other assets with a net book value of $175,803 at December 31, 2002	133,554	192,736
Industrial development revenue bonds, due in installments through the year 2013, at effective interest rates of 4.10% to 10%, a portion of which is secured by property and other assets with a net book value of $104,462 at December 31, 2002	78,530	115,730
7% A.I. Credit Corp. Note due in installments through January 2002, secured by a surety bond	—	12,500
8.750% First Mortgage Bonds due July 1, 2008, secured by first mortgages on 4 nursing facilities with an aggregate net book value of $9,599 at December 31, 2002	11,041	11,623
8.625% First Mortgage Bonds due October 1, 2008, secured by first mortgages on 7 nursing facilities with an aggregate net book value of $22,533 at December 31, 2002	17,900	18,793

	621,025	731,382
Present value of capital lease obligations, less imputed interest: 2002 — $6,977, 2001 — $7,889, at effective interest rates of 6.75% to 16.49%	9,152	10,291

	630,177	741,673
Less amounts due within one year	41,463	64,231

	$588,714	$677,442

      During 2001, we entered into a new $150.0 million revolving credit facility (the “Credit Facility”) which matures in April 2004 and issued $200.0 million of 9 5/8% Senior Notes due 2009 (the “9 5/8% Senior Notes”) through a private placement. The net proceeds from issuance of the 9 5/8% Senior Notes were used to repay borrowings under our former $375.0 million credit facility and for general corporate purposes. We filed a registration statement in 2001 under Form S-4 with the Securities and Exchange Commission registering the 9 5/8% Senior Notes and exchanged (the “Exchange Offer”) all of the 9 5/8% Senior Notes issued through the private placement for publicly registered 9 5/8% Senior Notes. We did not receive any proceeds as a result of the Exchange Offer.

      We have $180.0 million of 9% Senior Notes due February 15, 2006 (the “9% Senior Notes”) which were sold through a public offering. The 9 5/8% Senior Notes and the 9% Senior Notes are unsecured obligations guaranteed by substantially all of our present and future subsidiaries (the “Subsidiary Guarantors”) and impose on us certain restrictive covenants. Separate financial statements of the Subsidiary Guarantors are not considered to be material to holders of our Senior Notes since the guaranty of each of the Subsidiary Guarantors is joint and several and full and unconditional (except that liability thereunder is limited to an aggregate amount equal to the largest amount that would not render its obligations thereunder subject to avoidance under Section 548 of the

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

8. Long-term Debt — (Continued)

Bankruptcy Code of 1978, as amended, or any comparable provisions of applicable state law), and Beverly Enterprises, Inc., the parent, has no operations or material assets separate from its investment in its subsidiaries.

      The Credit Facility provides for a Revolver/ Letter of Credit Facility. Prior to the 2003 Amendments discussed below, revolver borrowings under the Credit Facility bore interest at adjusted LIBOR plus 2.375%; the Base Rate, as defined, plus 1.375%; or the adjusted CD rate, as defined, plus 2.50%, at our option. The interest rates could be adjusted quarterly based on a leverage ratio calculation. The Credit Facility was secured by property, equipment and other assets associated with eight nursing facilities with an aggregate net book value of approximately $12.4 million at December 31, 2002 and the stock of certain subsidiaries. In addition, it was guaranteed by the Subsidiary Guarantors and imposed on us certain financial tests and restrictive covenants. We had no revolver borrowings under the Credit Facility at December 31, 2002 or 2001.

      Effective December 31, 2002 and 2001, we executed amendments to our Credit Facility, as well as amendments with certain of our other lenders covering debt of approximately $19.4 million and $20.1 million, respectively, and off-balance sheet lease financing of $69.5 million and $112.4 million, respectively (collectively, the “Amendments”), which modified certain financial covenant levels. These Amendments were required since recording the special charges, as discussed in Notes 3 and 4, would have resulted in our noncompliance with a financial covenant ratio contained in those debt agreements on each of these dates. As of December 31, 2002, we were in compliance with the Amendments.

      In February 2003, we executed an amendment to our Credit Facility and our off-balance sheet lease arrangement (the “2003 Amendments”). The 2003 Amendments were required since our projected earnings for 2003, primarily due to the reduction in Medicare funding, were not anticipated to reach the level needed to meet the financial covenant requirements in these debt arrangements. The primary impacts of the 2003 Amendments include the following:

•	revolver borrowings bear interest at adjusted LIBOR plus 3.50%; the Base Rate, as defined, plus 2.50%; or the adjusted CD rate, as defined, plus 3.625%, at our option. These rates may be adjusted quarterly based on a leverage ratio calculation;

•	the Credit Facility will be secured by property, equipment and other assets having a market value, determined pursuant to the 2003 Amendments, of not less than $165.0 million;

•	the Credit Facility will be frozen at a borrowing capacity of $100.0 million initially, and eventually adjusted to $85.0 million over its remaining term concurrent with receipt of proceeds from sales of facilities; and

•	we will purchase three leased properties in the first quarter of 2003 for $16.8 million with a portion of the proceeds from the sale of our Matrix outpatient therapy clinics and managed care network, and apply a portion of the proceeds from anticipated divestitures in 2003 and 2004 to reduce the off-balance sheet lease arrangement further.

      During 2002, we entered into a mortgage loan for $5.0 million for the construction of a nursing facility. This mortgage has terms and conditions similar to the Credit Facility. During 2001, we entered into notes and mortgages payable of approximately $21.3 million for the acquisitions of seven nursing facilities. These debt instruments have interest rates ranging from 7.00% to 10.25%, require monthly installments of principal and interest, and are secured by mortgage interests in the real property and security interests in the personal property of the nursing facilities.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

8. Long-term Debt — (Continued)

      Maturities and sinking fund requirements of long-term debt, including capital leases, for the years ended December 31 are estimated as follows (in thousands):

	2003	2004	2005	2006	2007	Thereafter	Total

Future minimum lease payments	$1,648	$1,535	$1,292	$978	$894	$9,782	$16,129
Less interest	(796)	(722)	(656)	(602)	(570)	(3,631)	(6,977)

Net present value of future minimum lease payments	852	813	636	376	324	6,151	9,152
Notes, mortgages and bonds	40,611	34,494	20,972	195,340	21,564	308,044	621,025

	$41,463	$35,307	$21,608	$195,716	$21,888	$314,195	$630,177

      Most of our capital leases, as well as our operating leases, have original terms from ten to fifteen years and contain at least one renewal option (which could extend the terms of the leases by five to fifteen years), purchase options, escalation clauses and provisions for payments by us of real estate taxes, insurance and maintenance costs.

9. Commitments and Contingencies

      Our future minimum rental commitments required by all noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2002, are estimated as follows (in thousands):

Year ending
December 31,

2003	$51,631
2004	43,188
2005	36,553
2006	21,188
2007	11,896
Thereafter	41,528

$205,984

      Our total future minimum rental commitments are net of approximately $2.1 million of minimum sublease rental income due in the future under noncancelable subleases. The following table summarizes certain information relative to our operating leases, including operating leases for discontinued operations, for the years ended December 31 (in thousands):

	2002	2001	2000

Rent expense, net of sublease rent income	$87,852	$106,814	$114,889
Sublease rent income	2,036	2,248	3,312
Estimated contingent rent expense, based primarily on revenues	2,000	7,000	14,000

      At December 31, 2002, we leased five nursing facilities, one assisted living center and our corporate headquarters under an off-balance sheet lease arrangement. As of December 31, 2002, we had $69.5 million of outstanding commitments under this financing arrangement. The lessor financed the construction of these properties and we lease the properties under a master operating lease agreement, which matures in 2004. Under

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

9. Commitments and Contingencies — (Continued)

the original commitment, we could purchase the properties at original cost, or coordinate the sale of the properties to a third-party, when the master lease agreement matures. There is a third-party entity at risk under this arrangement for 3% of the original commitment; of the remaining 97% original commitment, 17% is secured by first mortgages on the related properties, and 83% (or approximately $56.0 million at December 31, 2002) is guaranteed by the Company and secured by second mortgages on the related properties. This lease arrangement was satisfied in June 2003. (See Note 14.)

      We monitor these off-balance sheet obligations throughout the year and believe the obligations and any related assets should not be included in our consolidated financial statements under current generally accepted accounting principles. In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which is effective for us in the third quarter of 2003. Based on our initial evaluation of FIN 46, it is possible that the special purpose entity lessor in the lease arrangement may need to be consolidated with the Company beginning in the third quarter of 2003. We are continuing to evaluate the consolidation and transition rules under FIN 46, however if the special purpose entity lessor needs to be consolidated, the leased assets will be consolidated at their depreciated cost and recorded as capital leased assets, with the difference between the historical and the depreciated cost on the date of consolidation being recorded as the cumulative effect of an accounting change. The remaining obligation as of July 1, 2003 ($69.5 million as of December 31, 2002 and expected to be $52.7 million as of July 1, 2003) would be recorded as a capital lease obligation on the Company’s consolidated balance sheet. We will continue to make quarterly payments under the obligation, to be recorded as interest expense, and the capital leased assets will be depreciated, increasing our annual depreciation and amortization expense by approximately $2.3 million.

      Our management information systems data processing functions have been outsourced under an agreement which was renegotiated during 2002 and expires in 2007. Our future minimum commitments as of December 31, 2002 under this agreement are estimated as follows: 2003 — $2.2 million; 2004 — $2.2 million; 2005 — $2.2 million; 2006 — $2.2 million and 2007 — $700,000. We incurred approximately $2.9 million, $3.4 million and $5.2 million under this agreement during the years ended December 31, 2002, 2001 and 2000, respectively.

      We are contingently liable for approximately $31.5 million of long-term debt maturing on various dates through 2019, as well as annual interest and letter of credit fees totaling approximately $3.1 million. These contingent liabilities principally arose from our sale of nursing facilities and retirement living centers. We operate the facilities related to approximately $3.0 million of the principal amount for which we are contingently liable, pursuant to long-term agreements accounted for as operating leases. We guarantee certain third-party operating leases. These guarantees arose from our dispositions of leased facilities and the underlying leases have approximately $13.3 million of minimum rental commitments remaining through the initial lease terms. In addition, we guarantee an officer’s bank loan of approximately $200,000, which is collateralized by shares of our Common Stock pledged by the officer.

      As previously disclosed, we notified federal and California healthcare regulatory authorities (CMS, OIG, the California Attorney General’s office and the California Department of Health) of our intent to conduct an internal investigation of past billing practices relating to MK Medical, our medical equipment business unit based in Fresno, California. An independent accounting firm has reviewed MK Medical’s government payor billings since October 1, 1998, the date we acquired the company. Deficiencies identified by the accounting firm primarily relate to inadequate documentation supporting Medicare and Medi-Cal claims for reimbursement for drugs, wheelchairs, and other durable medical equipment distributed by MK Medical. Specifically, the review identified instances of missing or incomplete certificates of medical necessity, treatment authorization requests, prescriptions, and other documentation MK Medical is required to maintain in order to be entitled to reimbursement from government payors. Based on the results of the accounting firm’s review, we have estimated

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

9. Commitments and Contingencies — (Continued)

our potential overpayment from government payors to be approximately $18.0 million for the period from October 1, 1998 to 2002. We have reduced MK Medical’s operating revenues, through discontinued operations on the 2002 consolidated statement of operations, and have established a reserve, included in “Other accrued liabilities” on the 2002 consolidated balance sheet, for this amount. We have advised regulatory authorities of the accounting firm’s results. Our liability with respect to this matter could exceed the reserved amount. We can give no assurance of the final outcome of this matter or its impact on our financial position, results of operations and cash flows.

      On February 3, 2000, we entered into a series of separate agreements with the U.S. Department of Justice and the Office of Inspector General (the “OIG”) of the Department of Health and Human Services. These agreements settled the federal government’s investigations of the Company relating to our allocation to the Medicare program of certain nursing labor costs in our skilled nursing facilities from 1990 to 1998 (the “Allocation Investigations”).

      The agreements consist of:

•	a Plea Agreement;

•	a Civil Settlement Agreement;

•	a Corporate Integrity Agreement; and

•	an agreement concerning the disposition of 10 nursing facilities.

      Under the Plea Agreement, one of our subsidiaries pled guilty to one count of mail fraud and 10 counts of making false statements to Medicare and paid a criminal fine of $5.0 million during the first quarter of 2000.

      Under the Civil Settlement Agreement, we paid the federal government $25.0 million during 2000 and are reimbursing the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments through the first quarter of 2008. The present value of the remaining obligation included as liabilities on our consolidated balance sheet was $73.9 million at December 31, 2002 and $84.9 million at December 31, 2001. In addition, we agreed to resubmit certain Medicare filings to reflect reduced labor costs allocated to the Medicare program. The adjustments for these resubmitted filings were part of the Settlement Agreement with CMS. (See Note 3.)

      Under the Corporate Integrity Agreement, we are required to monitor, on an ongoing basis, our compliance with the requirements of the federal healthcare programs. This agreement addresses our obligations to ensure that we comply with the requirements for participation in the federal healthcare programs. It also includes our functional and training obligations, audit and review requirements, recordkeeping and reporting requirements, as well as penalties for breach or noncompliance of the agreement. We believe that we are generally in compliance with the requirements of the Corporate Integrity Agreement.

      In accordance with our agreement to dispose of 10 nursing facilities, we disposed of seven of the facilities during 2000 and the remaining three facilities during 2001.

      On October 31, 2002, a shareholder derivative action entitled Paul Dunne and Helene Dunne, derivatively on behalf of nominal defendant Beverly Enterprises, Inc. v. Beryl F. Anthony, Jr., et al. was filed in the Circuit Court of Sebastian County, Arkansas, Fort Smith Division (No. CIV-2002-1241). This case is purportedly brought derivatively on behalf of the Company against various current and former officers and directors. We learned of this case when it was served on one defendant on January 22, 2003. The complaint alleges causes of action for breach of fiduciary duty against the defendants based on: (1) allegations that defendants failed to establish and maintain adequate accounting controls such that the Company failed to record adequate reserves for

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

9. Commitments and Contingencies — (Continued)

patient care liability costs; and (2) allegations that certain defendants sold Company stock while purportedly in possession of material non-public information. While this case is in its preliminary stages, we do not believe there is any merit to this lawsuit.

      On August 16, 2002, August 26, 2002, and September 26, 2002, respectively, Ernest Baer v. Beverly Enterprises, Inc., et. al. (CIV. No. 02-2190) (the “Baer Case”), Stanley V. Kensic v. Beverly Enterprises, Inc., et.al. (CIV. No. 02-2193) (the “Kensic Case”) and Charles Krebs v. Beverly Enterprises, Inc., et. al. (CIV. No. 02-2222) (the “Krebs Case) were filed in the United States District Court, Western District of Arkansas, Fort Smith Division. The Baer Case, the Kensic Case and the Krebs Case were filed as purported securities fraud class actions under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

      Each of the Baer Case, the Kensic Case and the Krebs Case separately named Beverly Enterprises, Inc. as a defendant along with various current officers and our independent auditors. In all three cases, the purported class period runs from October 16, 2000 to and including July 19, 2002. Plaintiffs claim that the defendants, during the purported class period, made multiple false and misleading statements. Due to the preliminary state of the Baer Case, the Kensic Case and the Krebs Case and the fact that none of these cases alleges damages with any specificity, we are unable at this time to assess the probable outcome of the cases. We believe that plaintiffs’ allegations that the defendants acted unlawfully are without merit and the defendants will vigorously defend the Baer Case, the Kensic Case and the Krebs Case. However, we can give no assurances of the ultimate impact on our consolidated financial position, results of operations or cash flows as a result of these proceedings.

      As previously reported, on October 2, 1998, a purported class action lawsuit was filed in the United States District Court for the Eastern District of Arkansas by Jack Kushner against the Company and certain of its officers (the “Class Action”). Plaintiffs filed a second amended complaint on September 9, 1999, which asserted claims under Section 10(b) (including Rule 10b-5 promulgated thereunder) and under Section 20 of the Securities Exchange Act of 1934 arising from practices that were the subject of the Allocation Investigations. The defendants filed a motion to dismiss that complaint on October 8, 1999. Oral argument on this motion was held on April 6, 2000. By order and judgment dated October 17, 2001, defendants’ motion to dismiss was granted, and the complaint was dismissed with prejudice. Plaintiffs appealed this decision to the Eighth Circuit Court of Appeals (Case No. 01-3677). On January 23, 2003, the Eighth Circuit entered an order affirming the district court’s order dismissing the case with prejudice. The plaintiffs appealed the order of the Eighth Circuit en banc, but, on February 27, 2003, the Eighth Circuit denied the petition. The Eighth Circuit is obligated to issue a mandate within seven days of the date of the order denying the petition, thereby ordering the district court to enforce its ruling and dismiss the case. If the plaintiffs decide to petition for a writ of certiorari to the United States Supreme Court within 90 days, plaintiffs may move to stay the mandate pending the filing of this petition.

      In addition, since July 29, 1999, several derivative lawsuits have been filed in the state courts of Arkansas, California and Delaware, as well as the federal district court in Arkansas, assertedly on behalf of the Company (collectively, the “Derivative Actions”). Due to the preliminary state of the Derivative Actions and the fact the complaints do not allege damages with any specificity, we are unable at this time to assess the probable outcome of the Derivative Actions or the materiality of the risk of loss. We believe that plaintiffs’ allegations that the defendants acted unlawfully are without merit and the defendants will vigorously defend the Derivative Actions. However, we can give no assurances of the ultimate impact on our consolidated financial position, results of operations or cash flows as a result of these proceedings.

      We are party to various legal matters relating to patient care, including claims that our services have resulted in injury or death to residents of our facilities. We have experienced an increasing trend in the number and

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

9. Commitments and Contingencies — (Continued)

severity of the claims asserted against us. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on us.

      There are various other lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages that are generally not covered by insurance. We do not believe that the ultimate resolution of such other matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

10. Stockholders’ Equity

      We have 300,000,000 shares of authorized $.10 par value common stock (“Common Stock”). We are subject to certain restrictions under our long-term debt agreements related to the payment of cash dividends on, and the repurchase of, our Common Stock. During 2002 and 2001, we did not pay any cash dividends on, or repurchase any of, our Common Stock. We have 25,000,000 shares of authorized $1 par value preferred stock, all of which remains unissued. The Board of Directors has authority, without further stockholder action, to set rights, privileges and preferences for any unissued shares of preferred stock.

      In January 2001, we filed a registration statement under Form S-8 with the Securities and Exchange Commission registering 1,174,500 shares of our Common Stock. These shares were previously repurchased by the Company and held in treasury. They may be issued under the Beverly Enterprises, Inc. Stock Grant Plan (the “Stock Grant Plan”) to holders of restricted stock who, by virtue of the terms of their employment contracts, severance agreements or other similar arrangements, are entitled to the immediate vesting of their restricted stock. In conjunction with ongoing operational reorganizations (as discussed in Note 4), 669,754 shares of Common Stock under the Stock Grant Plan have been issued to various officers in exchange for shares of restricted stock held by them, which have been cancelled. Pre-tax workforce reduction charges of $500,000 and $4.5 million were recorded in 2002 and 2001, respectively, in connection with the issuance of these shares.

      During 1997, the New Beverly 1997 Long-Term Incentive Plan was approved (the “1997 Long-Term Incentive Plan”). The plan became effective December 3, 1997 and remains in effect until December 31, 2006, subject to early termination by the Board of Directors. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for administering the 1997 Long-Term Incentive Plan and has complete discretion in determining the number of shares or units to be granted, in setting performance goals and in applying other restrictions to awards, as needed, under the plan. The 1997 Long-Term Incentive Plan was originally authorized to issue 10,000,000 shares of Common Stock, subject to certain adjustments, in the form of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonus stock and other stock unit awards. In May 2001, the stockholders approved an amendment to this plan which authorized the issuance of an additional 5,000,000 shares.

      In general, nonqualified and incentive stock options must be granted at a purchase price equal to the fair market value of our Common Stock on the date of grant. Options issued at fair market value do not require the recording of compensation expense upon issuance. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine and expire no later than 10 years from the grant date. Stock appreciation rights may be granted alone, in tandem with an option or in addition to an option. Stock appreciation rights shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine and expire no later than 10 years from the grant date. Restricted stock awards are outright stock grants which have a minimum vesting period of one year for performance-based awards and three years for other awards. Performance awards, bonus stock and other stock unit awards may be granted based on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

10. Stockholders’ Equity — (Continued)

the achievement of certain performance or other goals and will carry certain restrictions, as defined. The issuance of restricted stock and other stock awards usually require the recognition of compensation expense measured by the fair value of the stock on the date of grant.

      During 1997, the New Beverly Non-Employee Directors Stock Option Plan was approved (the “Non-Employee Directors Stock Option Plan”). The plan became effective December 3, 1997 and remains in effect until December 31, 2007, subject to early termination by the Board of Directors. We have 450,000 shares of Common Stock authorized for issuance, subject to certain adjustments, under the Non-Employee Directors Stock Option Plan. The Non-Employee Directors Stock Option Plan was amended by the Board of Directors on March 28, 2001 to provide that each non-employee director be granted an option to purchase 11,000 shares of our Common Stock on June 1 of each year until the plan is terminated, subject to the availability of shares. These options are granted at a purchase price equal to the fair market value of our Common Stock on the date of grant, become exercisable one year after the date of grant and expire 10 years after the date of grant.

      During 2000, we offered all employees holding stock options granted prior to February 2000 the opportunity to exchange all or part of their stock options for shares of restricted stock. This resulted in the issuance of approximately 2.4 million shares of restricted stock, which vest four years after the grant date, in exchange for options to purchase approximately 4.8 million shares of our Common Stock.

      We recognize compensation expense for our restricted stock grants at the fair market value of our Common Stock on the date of grant, amortized over their respective vesting periods on a straight-line basis. The total charges to our consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000 related to these restricted stock grants were approximately $1.3 million, $1.7 million and $1.1 million, respectively.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

10. Stockholders’ Equity — (Continued)

      The following table summarizes stock option and restricted stock data relative to our long-term incentive plans for the years ended December 31:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	shares	Price	shares	Price	shares	Price

Options outstanding at beginning of year	5,808,260	$6.46	3,790,326	$5.02	7,307,459	$9.08
Changes during the year:
Granted	4,749,460	6.43	3,914,323	7.77	2,569,325	3.32
Exercised	(512,612)	3.72	(943,608)	3.93	(134,035)	3.52
Cancelled	(1,162,473)	6.30	(952,781)	8.59	(5,952,423)	9.31

Options outstanding at end of year	8,882,635	6.62	5,808,260	6.46	3,790,326	5.02

Options exercisable at end of year	2,274,231	7.09	1,289,677	7.19	1,104,815	7.30

Options available for grant at end of year	2,933,703		6,465,204		3,438,154

Restricted stock outstanding at beginning of year	1,290,572		2,354,873		67,519
Changes during the year:
Granted	175,000		205,360		2,453,832
Vested	(112,684)		(75,709)		(90,181)
Forfeited	(230,486)		(1,193,952)		(76,297)

Restricted stock outstanding at end of year	1,122,402		1,290,572		2,354,873

      Exercise prices for options outstanding as of December 31, 2002 ranged from $2.33 to $14.38. The weighted-average remaining contractual life of these options is approximately eight years. The following table provides certain information with respect to stock options outstanding and exercisable at December 31, 2002:

	Options Outstanding			Options Exercisable

			Weighted-
		Weighted-	Average		Weighted-
	Options	Average	Remaining	Options	Average
Range of Exercise Prices	Outstanding	Exercise Price	Contractual Life	Exercisable	Exercise Price

$ 2.33 – $ 6.85	4,542,242	$5.24	8.50	854,705	$4.26
$ 7.00 – $ 9.80	3,925,058	7.70	8.23	1,022,380	7.70
$10.46 – $11.76	364,710	11.29	8.28	346,521	11.29
$12.88 – $14.38	50,625	13.58	5.17	50,625	13.58

$ 2.33 – $14.38	8,882,635	6.62	8.36	2,274,231	7.09

      SFAS No. 148, issued on December 31, 2002, provides companies alternative methods of transitioning to SFAS No. 123’s fair value method of accounting for stock-based employee compensation, and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based employee

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

10. Stockholders’ Equity — (Continued)

compensation, but does require all companies to meet the disclosure provisions. We currently do not recognize compensation expense for our stock option grants, which are issued at fair market value on the date of grant, and accounted for under the intrinsic value method. In order to adopt the recognition provisions of SFAS No. 148 on a prospective basis, we must make this election during the year ending December 31, 2003 and change to fair value accounting for stock options. We are continuing to evaluate the transition provisions of SFAS No. 148.

      Pro forma information regarding net loss and diluted net loss per share has been determined as if we accounted for our stock option grants under the fair market value method described in SFAS No. 123. The fair market value of our stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2002, 2001 and 2000, respectively:

•	risk-free interest rates of 4.8%, 4.3% and 5.1%;

•	volatility factors of the expected market price of our Common Stock of .74, .59 and .57; and

•	expected option lives of five years.

      We do not currently pay cash dividends on our Common Stock and no future dividends are currently planned. The weighted-average assumptions resulted in a weighted average estimated fair market value of options granted during 2002, 2001 and 2000 of $3.55 per share, $4.25 per share and $1.80 per share, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of our stock options.

      For purposes of pro forma disclosures, the estimated fair market value of stock options is amortized to expense over their respective vesting periods. The following table summarized our pro forma net loss and diluted net loss per share, assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the years ended December 31 (in thousands, except per share amounts):

	2002	2001	2000

Reported net loss	$146,090	$301,272	$54,502
Stock grant compensation expense (income)	6,218	2,708	(4,418)

Pro forma net loss	$152,308	$303,980	$50,084

Reported diluted net loss per share	$1.39	$2.90	$0.53

Pro forma diluted net loss per share	$1.45	$2.92	$0.49

      The pro forma amounts for 2000 reflect the impact of the cancellation of approximately 4.8 million stock options in exchange for approximately 2.4 million shares of restricted stock (as discussed above). The pro forma effects are not necessarily indicative of the effects on future years.

      The Beverly Enterprises 1988 Employee Stock Purchase Plan (as amended and restated) enables all full-time employees having completed one year of continuous service to purchase shares of our Common Stock at the current market price through payroll deductions. During 2002, 2001, and 2000 we matched 15%, 15% and 30%,

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

10. Stockholders’ Equity — (Continued)

respectively, of each participant’s contribution. Effective January 1, 2003, we eliminated our matching contributions to this plan. Each participant specifies the amount to be withheld from earnings per pay period, subject to certain limitations. The total charges to our consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000 related to this plan were approximately $300,000, $500,000 and $1.2 million, respectively.

11. Income Taxes

      The provision for (benefit from) income taxes, including taxes (benefits) allocated to discontinued operations, consists of the following for the years ended December 31 (in thousands):

	2002	2001	2000

Federal:
Current	$2,102	$1,487	$—
Deferred	—	56,831	(26,962)
State:
Current	3,983	5,000	4,000
Deferred	—	(1,930)	700

	$6,085	$61,388	$(22,262)

      A reconciliation of our income tax provision (benefit), including taxes (benefits) allocated to discontinued operations, computed at the statutory federal income tax rate to our actual provision for (benefit from) income taxes is summarized as follows for the years ended December 31 (dollars in thousands):

	2002	2001	2000

Tax (benefit) at statutory rate	$(49,002)	$(83,959)	$(26,868)
General business tax credits	(2,090)	(5,987)	(2,138)
State tax provision (benefit), net	2,593	(10,666)	3,055
Impairment charges	12,685	7,090	4,358
Increase in valuation allowance	45,520	153,697	—
Other	(3,621)	1,213	(669)

	$6,085	$61,388	$(22,262)

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

11.	Income Taxes — (Continued)

      Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences giving rise to our deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002		2001

	Asset	Liability	Asset	Liability

Insurance reserves	$79,071	$—	$74,878	$—
General business tax credit carryforwards	28,742	—	21,137	—
Alternative minimum tax credit carryforwards	19,124	—	18,608	—
Provision for dispositions	66,768	8,387	57,605	2,791
Provision for Medicare repayment	31,735	—	69,812	—
Depreciation and amortization	28,399	113,228	15,513	127,005
Operating supplies	—	11,489	—	12,099
Federal net operating loss carryforwards	55,659	—	30,772	—
Other	29,279	6,456	27,254	19,987

	338,777	139,560	315,579	161,882
Valuation allowances:
Federal	(179,625)	—	(134,219)	—
State	(19,592)	—	(19,478)	—

Net deferred tax balances	$139,560	$139,560	$161,882	$161,882

      At December 31, 2002, for federal income tax purposes, we had federal net operating loss carryforwards of $164.7 million that expire in years 2017 through 2022; general business tax credit carryforwards of $28.7 million that expire in years 2008 through 2022; and alternative minimum tax credit carryforwards of $19.1 million that do not expire. Under the guidance of SFAS No. 109 and based upon our operating results in recent years, our reported cumulative losses, and the inherent uncertainty associated with the realization of future income, we have provided a valuation allowance on our net deferred tax assets as of December 31, 2002 and 2001.

12. Fair Values of Financial Instruments

      Financial Accounting Standards Statement No. 107, Disclosures about Fair Value of Financial Instruments, (“SFAS No. 107”) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent our underlying value. We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

Cash and Cash Equivalents

      The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

12.	Fair Values of Financial Instruments — (Continued)

Notes Receivable, Net (Including Current Portion)

      For variable-rate notes that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate notes are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Beverly Indemnity Funds

      The carrying amount reported in the consolidated balance sheets for the Beverly Indemnity funds approximates its fair value and is included in the consolidated balance sheet caption “Prepaid expenses and other”.

Long-term Debt (Including Current Portion)

      The carrying amounts of our variable-rate borrowings approximate their fair values. The fair values of the remaining long-term debt are estimated using discounted cash flow analyses, based on our incremental borrowing rates for similar types of borrowing arrangements.

Federal Government Settlements (Including Current Portion)

      The carrying amount of our obligations to the federal government resulting from the settlements of the Allocation Investigations is included in the consolidated balance sheet captions “Federal government settlement obligations” and “Other liabilities and deferred items.” These obligations are non-interest bearing, and as such, were imputed at their approximate fair market rate of 9% for accounting purposes. The settlement offer made to the federal government in February 2002 included an anticipated cash payment of $35.0 million, which was included in the consolidated balance sheet caption “Federal government settlement obligations” at December 31, 2001. This payment was made during 2002. The carrying amounts of these obligations approximate their fair values.

      The carrying amounts and estimated fair values of our financial instruments at December 31, 2002 and 2001 are as follows (in thousands):

	2002		2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$115,445	$115,445	$89,343	$89,343
Notes receivable, net (including current portion)	24,997	24,997	22,710	22,710
Beverly Indemnity funds	2,809	2,809	2,163	2,163
Long-term debt (including current portion)	630,177	585,657	741,673	760,093
Federal government settlements (including current portion)	73,891	73,891	119,859	119,859

      At December 31, 2002 and 2001, we had outstanding defeased long-term debt with aggregate carrying values of $4.6 million and $4.9 million, respectively. The fair value of such defeased debt was approximately $4.6 million and $5.1 million at December 31, 2002 and 2001, respectively. The fair value was estimated using discounted cash flow analyses, based on our incremental borrowing rates for similar types of borrowing arrangements.

      In order to consummate certain dispositions and other transactions, we have agreed to guarantee the debt assumed or acquired by the purchaser or the performance under a lease, by the lessee. It is not practicable to

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

12.	Fair Values of Financial Instruments — (Continued)

estimate the fair value of these off-balance sheet guarantees (see Note 9). We do not charge a fee for entering into such agreements and contracting with a financial institution to estimate such amounts could not be done without incurring excessive costs. In addition, unlike us, a financial institution would not be in a position to assume the underlying obligations and operate the nursing facilities collateralizing the obligations, which would significantly impact the calculation of the fair value of such off-balance sheet guarantees.

      At December 31, 2002 and 2001, we guaranteed approximately $200,000 and $600,000, respectively, of loans to certain of our officers, which are collateralized by shares of our Common Stock pledged by the officers. The fair value of such loans was approximately $200,000 and $600,000 at December 31, 2002 and 2001, respectively. The fair value was estimated using discounted cash flow analyses, based on our incremental borrowing rates for similar types of borrowing arrangements.

13. Segment Information

      Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, provides disclosure guidelines for segments of a company based on a management approach to defining operating segments.

Description of the Types of Services from which each Operating Segment Derives its Revenues

      In January 2001, we implemented a new three-year strategic plan aimed at accomplishing four fundamental strategies:

•	streamline our nursing home portfolio to strengthen our long-term financial position;

•	accelerate the growth of our service and knowledge business;

•	establish a leadership position in eldercare; and

•	reengineer our organization in order to focus our resources on profitable growth and new opportunities.

      In a continuing effort to effectively implement these strategies and operate our business units more effectively, in the first quarter of 2002, we reorganized our operations into four primary segments:

•	Nursing facilities, which provide long-term healthcare through the operation of nursing homes and assisted living centers;

•	AEGIS, which provides rehabilitation therapy services under contract to Beverly and non-Beverly facilities;

•	Home Care, which provides home health, hospice and home medical equipment services. A portion of this segment, MK Medical, was held for sale as of December 31, 2002, and as such its operations are included in discontinued operations in the accompanying consolidated statements of operations; and

•	Matrix, which operates outpatient therapy and other clinics and a managed care network. This segment was held for sale as of December 31, 2002, and as such its operations are included in discontinued operations in the accompanying consolidated statements of operations. We sold the outpatient rehabilitation therapy clinic operations and the managed care network in January 2003.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

13. Segment Information — (Continued)

Measurement of Segment Income or Loss and Segment Assets

      The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1). We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

Factors Management Used to Identify Our Operating Segments

      Our operating segments are strategic business units that offer different services within the healthcare continuum. Business in each operating segment is conducted by one or more corporations. The corporations comprising each operating segment also have separate boards of directors.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

13. Segment Information — (Continued)

      The following table summarizes certain information for each of our operating segments, based on our first quarter 2002 reorganization (in thousands):

	Nursing		Home			Discontinued
	Facilities	AEGIS	Care	All Other(1)	Total	Operations(2)

Year ended December 31, 2002
Revenues from external customers	$2,147,775	$52,967	$40,579	$1,855	$2,243,176	$258,861
Intercompany revenues	—	154,306	—	626	154,932	—
Interest income	1,615	42	14	3,068	4,739	12
Interest expense	14,873	—	24	49,816	64,713	2,116
Depreciation and amortization	65,936	710	886	7,209	74,741	14,202
Pre-tax income (loss)	125,367	35,569	(3,573)	(195,715)	(38,352)	(24,482)
Goodwill	48,942	—	14,594	(159)	63,377	3,713
Total assets	1,132,880	15,966	32,314	139,013	1,320,173	29,722
Capital expenditures	84,696	1,676	500	7,778	94,650	5,453
Year ended December 31, 2001
Revenues from external customers	$2,353,441	$17,366	$53,400	$3,937	$2,428,144	$285,804
Intercompany revenues	—	170,705	—	11,360	182,065	—
Interest income	150	4	—	2,785	2,939	138
Interest expense	23,211	—	74	53,354	76,639	2,734
Depreciation and amortization	66,420	278	2,127	6,916	75,741	17,260
Pre-tax income (loss)	93,663	48,322	(13,953)	(332,521)	(204,489)	(35,395)
Goodwill	47,517	—	22,832	(224)	70,125	74,759
Total assets	1,346,901	8,575	56,950	144,121	1,556,547	124,523
Capital expenditures	75,903	1,200	445	3,127	80,675	8,726
Year ended December 31, 2000
Revenues from external customers	$2,296,479	$5,632	$55,305	$7,831	$2,365,247	$265,816
Intercompany revenues	—	131,420	—	11,695	143,115	—
Interest income	204	—	1	2,296	2,501	149
Interest expense	24,550	—	168	52,669	77,387	2,629
Depreciation and amortization	74,192	270	1,879	6,286	82,627	17,434
Pre-tax income (loss)	86,244	24,387	(7,438)	(145,291)	(42,098)	(34,666)
Goodwill	36,013	—	39,713	(110)	75,616	128,126
Total assets	1,504,123	3,004	91,013	104,551	1,702,691	173,302
Capital expenditures	57,523	513	1,617	8,950	68,603	7,424

(1)	Consists of the operations of our corporate headquarters and related overhead, as well as certain non-operating revenues and expenses. These amounts also include pre-tax charges totaling approximately $96.5 million, $274.6 million and $61.7 million for 2002, 2001 and 2000, respectively. These pre-tax charges primarily related to increasing reserves for patient care liability costs (in 2002 and 2000), asset impairments, workforce reductions and other unusual items and special charges and adjustments related to federal government settlements.

(2)	The results of operations of disposed facilities, clinics and other assets have been reported as discontinued operations, for all periods presented, including facility, clinic and other asset dispositions during the six months ended June 30, 2003. (See Note 5.) The assets and liabilities of Matrix were reclassified as held for sale and the assets of MK Medical were reclassified as held for sale at December 31, 2002.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2002, 2001 and 2000

Note 14. Subsequent Events

      During the six months ended June 30, 2003, we disposed of the following facilities and other assets:

•	27 nursing facilities (3,426 beds), two assisted living centers (61 units) and certain other assets for cash proceeds totaling approximately $91.0 million;

•	the Care Focus business unit of our Home Care segment for cash proceeds of $6.4 million received in the second quarter, with additional contingent cash proceeds of approximately $1.2 million expected to be received in the fourth quarter of 2003; and

•	the outpatient rehabilitation clinic operations and the managed care network of our former Matrix segment for cash proceeds of $36.0 million.

      All of the above have been reported as discontinued operations for all periods presented in the consolidated statements of operations. We recognized net pre-tax gains of $40.8 million during the six months ended June 30, 2003 as a result of these disposal activities.

      Primarily with cash proceeds from the above dispositions received during the six months ended June 30, 2003, we reduced fixed rate debt by $35.9 million, of which $9.0 million was reflected in our current portion of long-term debt as of December 31, 2002, and variable rate off-balance sheet obligations by $69.5 million and we increased our fixed rate notes receivable by a net of $3.7 million.

      During 2003, we acquired for cash of $69.5 million the remaining leased facilities and our corporate office building, which had been subject to our off-balance sheet lease arrangement. The acquisitions were primarily funded with the proceeds from the sale of nursing facilities, outpatient rehabilitation clinics and Care Focus.

BEVERLY ENTERPRISES, INC.

SUPPLEMENTARY DATA (Unaudited)

QUARTERLY FINANCIAL DATA
(In thousands, except per share data)

      The following is a summary of our quarterly results of operations for the years ended December 31, 2002 and 2001:

	2002					2001

	1st	2nd	3rd	4th	Total	1st	2nd	3rd	4th	Total

Total revenues	$554,661	$565,373	$560,905	$566,976	$2,247,915	$588,887	$607,539	$619,867	$614,790	$2,431,083

Income (loss) before provision for (benefit from) income taxes, discontinued operations and cumulative effect of change in accounting	$22,611	$(13,637)	$10,935	$(58,261)	$(38,352)	$(98,850)	$11,519	$19,547	$(136,705)	$(204,489)
Provision for (benefit from) income taxes	1,079	1,331	1,021	2,654	6,085	(39,200)	8,129	13,448	78,084	60,461

Income (loss) before discontinued operations and cumulative effect of change in accounting	21,532	(14,968)	9,914	(60,915)	(44,437)	(59,650)	3,390	6,099	(214,789)	(264,950)
Discontinued operations, net of taxes	(1,028)	954	5,664	(30,072)	(24,482)	7,376	2,178	5,974	(51,850)	(36,322)
Cumulative effect of change in accounting, net of taxes	(77,171)	—	—	—	(77,171)	—	—	—	—	—

Net income (loss)	$(56,667)	$(14,014)	$15,578	$(90,987)	$(146,090)	$(52,274)	$5,568	$12,073	$(266,639)	$(301,272)

Income (loss) per share of common stock:
Basic:
Before discontinued operations and cumulative effect of change in accounting	$0.21	$(0.14)	$0.09	$(0.58)	$(0.42)	$(0.58)	$0.03	$0.06	$(2.06)	$(2.55)
Discontinued operations	(0.01)	0.01	0.05	(0.29)	(0.23)	0.07	0.02	0.06	(0.50)	(0.35)
Cumulative effect of change in accounting	(0.74)	—	—	—	(0.74)	—	—	—	—	—

Net income (loss)	$(0.54)	$(0.13)	$0.15	$(0.87)	$(1.39)	$(0.50)	$0.05	$0.12	$(2.56)	$(2.90)

Shares used to compute per share amounts	104,441	104,731	104,865	104,861	104,726	103,705	103,884	104,264	104,286	104,037

Diluted:
Before discontinued operations and cumulative effect of change in accounting	$0.20	$(0.14)	$0.09	$(0.58)	$(0.42)	$(0.58)	$0.03	$0.06	$(2.06)	$(2.55)
Discontinued operations	(0.01)	0.01	0.05	(0.29)	(0.23)	0.07	0.02	0.06	(0.50)	(0.35)
Cumulative effect of change in accounting	(0.74)	—	—	—	(0.74)	—	—	—	—	—

Net income (loss)	$(0.54)	$(0.13)	$0.15	$(0.87)	$(1.39)	$(0.50)	$0.05	$0.11	$(2.56)	$(2.90)

Shares used to compute diluted net income (loss) per share amounts	105,466	104,731	104,937	104,861	104,726	103,705	105,691	106,572	104,286	104,037

Common stock price range:
High	$9.50	$9.18	$7.95	$3.89		$8.50	$10.73	$12.10	$10.69
Low	$5.66	$6.95	$1.90	$1.60		$5.94	$5.20	$8.50	$6.50

      We recorded provisions for income taxes, including taxes (benefits) allocated to discontinued operations, at 4% and 26% for the years ended December 31, 2002 and 2001, respectively, even though we had pre-tax losses, primarily due to state income taxes in 2002 and the recording of a valuation allowance on our deferred tax assets in 2001. This valuation allowance was required under the guidance of SFAS No. 109 due to our recent historical operating results, our reported cumulative losses and uncertainties relating to future income.

      The operations of disposed facilities, clinics and other assets have been reported as discontinued operations for all periods presented. In addition, the operations of MK Medical have been reported as discontinued operations for all periods presented since they met the criteria under SFAS No. 144 as assets held for sale at December 31, 2002. We have also reported 27 nursing facilities, two assisted living centers and our Care Focus business unit disposed of during the six months ended June 30, 2003 as discontinued operations. In addition, we recorded a cumulative effect for the change in accounting for goodwill as of January 1, 2002.

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PROSPECTUS

$300,000,000

BEVERLY ENTERPRISES, INC.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	we may issue the debt securities, preferred stock, common stock and warrants covered by this prospectus in one or more classes or series from time to time;

•	we will provide a prospectus supplement each time we issue the securities;

•	the prospectus supplement will provide specific information about the terms of that offering, including the price and amount of the securities, and also may add, update or change information contained in this prospectus.

      Our common stock is listed and traded on the New York Stock Exchange under the symbol “BEV.”

      YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 1, 2001.

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      YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

i

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SUMMARY

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

Beverly Enterprises

      We are one of the largest operators of nursing facilities in the United States. At October 31, 2000, we operated 537 nursing facilities with 60,063 licensed beds. These nursing facilities are located in 29 states and the District of Columbia and range in capacity from 20 to 355 beds. At October 31, 2000, we also operated 35 assisted living facilities containing 1,129 units, 178 outpatient therapy clinics and 58 home care centers.

      We were incorporated in Delaware on April 15, 1997 as New Beverly Holdings, Inc. We are the successor to the former Beverly Enterprises, Inc. as the result of a reorganization completed in December 1997. Our principal executive office is located at One Thousand Beverly Way, Fort Smith, Arkansas 72919, and our telephone number is (479) 201-2000. Our web site is www.beverlynet.com. This reference to our web site is not an active hyperlink and the information found on our web site does not constitute a part of this prospectus. The terms “we” and “our” are used in this document for purposes of convenience and are intended to refer to Beverly Enterprises, Inc. and/or its subsidiaries, either individually or collectively, as the context may require. We do not intend these references to suggest that the various companies referred to are not independent corporate entities having separate corporate identities and management.

The Securities We May Offer

      We may offer up to $300,000,000 aggregate initial offering price of any of the following securities: debt securities, preferred stock, common stock and warrants. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

Debt Securities

      We may offer senior or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be subordinate in right of payment to our senior indebtedness. We are a holding company and conduct substantially all of our operations through our subsidiaries. As a result, the debt securities will be effectively subordinated to indebtedness and other liabilities of our subsidiaries. The senior and subordinated debt securities will be issued under separate indentures. We have summarized the general features of the debt securities under “Description of Debt Securities.” We encourage you to read the indentures which are exhibits to our registration statement.

Preferred Stock

      We may issue preferred stock in one or more series and will determine the dividend, voting and conversion rights, and other provisions at the time of sale.

Common Stock

      Common stock holders are entitled to receive dividends declared by our board of directors, subject to the rights of preferred stock holders. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

      We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with any securities offered by any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities and Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission’s regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also access filed documents at the Commission’s web site at http://www.sec.gov. In addition, our common stock is listed on the New York and Pacific Stock Exchanges and you may inspect reports and other information we file at the offices of the New York and Pacific Stock Exchanges.

      We have filed a registration statement on Form S-3 and related exhibits with the Commission under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the Commission at prescribed rates at the locations set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 1999;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on October 15, 1997, and any amendment or report filed for the purpose of updating such description; and

•	All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

      You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Douglas J. Babb

Executive Vice President,
General Counsel and Secretary
Beverly Enterprises, Inc.
One Thousand Beverly Way
Forth Smith, Arkansas 72919
(479) 201-2000

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the Commission and the following:

•	national and local economic conditions, including their effect on the availability and cost of labor and materials;

•	the effect of government regulations, interpretation of regulations and changes in regulations governing the healthcare industry;

•	changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries;

•	liabilities and other claims asserted against us, including patient care liabilities, as well as the resolution of class action and derivative lawsuits;

•	the ability to predict future patient care liability costs;

•	the ability to attract and retain qualified personnel;

•	the availability and terms of capital to fund acquisitions and capital improvements;

•	the competitive environment in which we operate;

•	the ability to maintain and increase census levels; and demographic changes.

      Consequently, actual events and results may vary significantly from those included in, or contemplated or implied by, such statements.

RISK FACTORS

      In addition to other information contained or incorporated by reference in this prospectus or any prospectus supplement, including, but not limited to, information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs, you should carefully consider the following risk factors before investing in our securities.

Our substantial indebtedness could adversely affect our financial condition.

      We have a significant amount of indebtedness. At September 30, 2000, we had approximately $779,641,000 of outstanding indebtedness and approximately $630,633,000 of stockholders’ equity. This outstanding indebtedness does not include the amount we owe under a settlement agreement we entered into with the Federal government in February 2000. Our substantial indebtedness could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a competitive disadvantage compared to other less leveraged competitors;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to pursue business opportunities that may be in our interest.

      If we add new indebtedness to our existing debt levels, it could increase the related risks that we face.

Our business and financial results depend on our ability to generate sufficient cash flows to service our indebtedness or refinance our indebtedness on commercially reasonable terms.

      Our ability to make payments on and to refinance our indebtedness and to fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our $375,000,000 secured revolving credit facility, which expires on December 31, 2001, will depend on our satisfying various covenants. These covenants, among other things:

•	limit our ability and the ability of our subsidiaries to borrow and to place liens on our assets or their assets;

•	require us to comply with a coverage ratio test;

•	require us to maintain a minimum consolidated net worth;

•	limit our ability to merge with other parties or sell all or substantially all of our assets; and

•	limit our and our subsidiaries’ ability to make investments.

      We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our revolving credit facility terminates on December 31, 2001 and we will be required to renegotiate and extend or refinance this facility in 2001. We cannot assure you that we will be able to refinance our credit facility, or any other outstanding indebtedness, on commercially reasonable terms or at all. Refinancing our credit facility could result in:

•	an increase in the interest rate over the rate we currently pay;

•	additional or more restrictive covenants than those outlined above; and

•	our granting of a security interest in additional collateral.

      Our inability to generate sufficient cash flow to service our indebtedness or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our business and results of operations.

We rely on reimbursement from governmental programs for a majority of our revenues.

      In 1999, we derived approximately 72% of our net operating revenues from the Medicaid and Medicare programs. These programs are increasingly seeking to control healthcare costs and to reduce or limit increases in reimbursement rates for healthcare services. In the recent past, we have experienced a decrease in Medicare revenues primarily attributable to declines in government reimbursement as a result of the Balanced Budget Act of 1997. In 1999, our net operating revenues decreased approximately $114,000,000 as compared to 1998 because of the Balanced Budget Act of 1997. In December 1999, the Balanced Budget Refinement Act of 1999, or BBRA 1999, became law. This legislation served to restore a portion of the funding reductions created by the Balanced Budget Act of 1997. Similarly, the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BBRA 2000, which was passed by Congress and became law in December, 2000, will further restore the payment reductions resulting from the Balanced Budget Act of 1997. For skilled nursing facilities, the payment restoration would be in the form of add-ons and/or adjustments to the Federal portion of the rates paid under the Prospective Payment System, introduced as part of the Balanced Budget Act of 1997.

      Under the Prospective Payment System, as adjusted by BBRA 1999 and BBRA 2000, the specific payment rates for any individual patient can be determined using the Resource Utilization Grouping-III system, or RUGS-III. However, we cannot give any assurance as to what the actual impact of BBRA 1999 or BBRA 2000 will be on our consolidated financial position or results of operations because of the difficulty in predicting our overall Medicare census and the number of patients in each RUGS-III category.

      Future Federal budget legislation and Federal and state regulatory changes, including refinements to RUGS-III, may result in decreased revenues. If third-party payors reduce or limit increases in reimbursement rates for healthcare services, our revenues may decrease.

Our industry is heavily regulated by the government, which requires our compliance with a variety of laws.

      The operation of our facilities and the services we provide are subject to periodic inspection by governmental authorities to ensure compliance with various standards established for continued licensure under state law and certification for participation under the Medicare and Medicaid programs. Additionally, in certain states, certificates of need or other similar approvals are required for expansion of our operations. We could be adversely affected if we cannot obtain these approvals, if the standards applicable to approvals or the interpretation of those standards change, and by possible delays and expenses associated with obtaining approvals. Our failure to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent us from being reimbursed for our services.

      Our business is subject to extensive Federal and state regulation with respect to financial relationships among healthcare providers and other fraud and abuse issues. Penalties for violation of Federal and state laws and regulations include exclusion from participation in the Medicare and Medicaid programs, civil penalties and criminal penalties, any of which could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

      In February 2000, as part of the settlement of an investigation by the Federal government into our allocation of certain costs to the Medicare program, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, which sets forth our obligations to ensure compliance with Federal regulations outlined above and provides for extensive third-party monitoring and reporting by us to the Federal government.

We are subject to increasingly expensive and unpredictable patient care liability costs.

      We, along with the rest of the long-term care industry, are experiencing substantial increases in both the number and size of patient care claims. This trend is most evident in Florida, where plaintiffs’ attorneys are increasingly seeking and obtaining punitive damages and attorneys’ fees for any proven violation of patient rights. As a result, our general and professional liability costs, particularly in the State of Florida, have become increasingly expensive and unpredictable. We are taking an active role in lobbying efforts to reform the relevant tort laws in Florida. However, our lobbying efforts may not be successful. If patient care claims continue to increase in number and size, our future financial condition and operating results may be adversely affected.

Failure to attract and retain qualified personnel could harm our business.

      Due to nationwide low unemployment rates, we are currently experiencing difficulty attracting and retaining nursing assistants, nurses’ aides and other facility-based personnel, for whom we compete with other service industries. Our weighted average wage rate and use of registry or contract personnel has increased, indicating the difficulty our facilities are having in attracting these personnel. We are addressing this problem through recruiting and retention programs and training initiatives. These programs and initiatives may not stabilize or improve our ability to attract and retain these personnel. Our inability to control labor availability and cost could have a material adverse effect on future operating results.

Certain trends are putting pressure on our ability to maintain nursing facility census.

      Over the past decade a number of trends have developed that have impacted our census. These trends include:

•	Overbuilding of nursing facilities in states that have eliminated the certificate of need process for new construction;

•	Creation of nursing facilities by acute-care hospitals to keep discharged patients within their complex;

•	Rapid growth of assisted living facilities, which sometimes are more attractive to less medically complex patients; and

•	The development of the scope and availability of health services delivered to the home.

      The impact of these trends on nursing facility census varies from facility to facility, community to community and state to state.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges are as follows for the periods indicated:

	Nine Months
	Ended
	September 30,		Fiscal Years Ended December 31,

	2000	1999	1999	1998	1997	1996	1995

Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)	1.87	1.97	(1)

(1)	Earnings were inadequate to cover fixed charges by $11,794,000 and $163,255,000 for the nine months ended September 30, 2000 and 1999, respectively, and $215,381,000, $52,247,000 and $9,726,000 for the years ended December 31, 1999, 1998 and 1995, respectively.

      We have computed the ratio of earnings to fixed charges by dividing income (loss) before income taxes plus fixed charges (excluding capitalized interest) by fixed charge. Fixed charges include interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs.

USE OF PROCEEDS

      We currently have no specific plans for the use of the net proceeds from the sale of securities. However, we currently anticipate that the net proceeds from the sale of securities will be used for general corporate purposes, which may include working capital, capital expenditures, repayment of indebtedness and acquisitions. The prospectus supplement relating to any securities will set forth our intended use for the net proceeds received from the sale of those securities. Pending the application of the net proceeds, we may invest such proceeds in short-term, interest-bearing instruments or other securities.

DESCRIPTION OF DEBT SECURITIES

      This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

      We may offer under this prospectus up to $300,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $300,000,000.

      We will issue the debt securities under one or more separate indentures between us and a trustee chosen by us. We will issue senior debt securities under a senior indenture and subordinated debt securities under a subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the “indenture,” unless the context requires otherwise. We have summarized select portions of the indenture below. The summary does not restate the indenture in its entirety. The form of the indenture, which is subject to such amendments or supplements as may be adopted from time to time, has been filed as an exhibit to the registration statement. We urge you to read the indenture because it, and not this description, defines your rights as holders of debt securities issued under the indenture. Capitalized terms used in the summary have the meaning specified in the indenture. References in this “Description of Debt Securities” section to “our,” “we” and “us” refer exclusively to Beverly Enterprises, Inc. and not to any of our subsidiaries.

General

      The debt securities will be our direct, exclusive obligations. We may issue an unlimited amount of debt securities, in one or more series, under the indenture. The amount of debt securities we offer by this prospectus will be limited to the amount on the cover of the accompanying prospectus supplement.

      We are a holding company that conducts all of our operations through our subsidiaries. Our ability to service debt, including the debt securities, is dependent upon the earnings and cash flow of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by the subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make any funds available for the debt securities, whether by dividends, loans or other payments. In addition, the payment of dividends and any loans and advances to us by the subsidiaries may be subject to statutory or contractual restrictions, is contingent upon the earnings of the subsidiaries and is subject to various business considerations. The debt securities will be effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables and lease obligations, of our subsidiaries.

      We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates per annum at which the debt securities will bear interest, if any, or the formula or provision pursuant to which the rate or rates are determined and the date from which the interest, if any, will accrue;

•	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for that interest;

•	the place or places where we will pay the principal of and premium, if any, and interest on the debt securities;

•	the dates on which interest, if any, on the debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking fund or analogous provisions;

•	the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of the optional or mandatory redemption provisions;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if the amount of principal of or premium, if any, or interest on any of the debt securities may be determined with reference to an index or under a formula, the manner in which those amounts will be determined;

•	the currency in which we will pay principal of or premium, if any, or interest on the debt securities;

•	if the principal of or premium, if any, or interest on any of the debt securities is to be payable, at the holder’s or our election, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, any currency or currency units in which payment will be payable, the periods within which and the terms and conditions upon which the election is to be made and the amount so payable (or the manner in which that amount is to be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of any of such debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount, or the manner in which the principal amount is to be determined;

•	provisions, if any, for the defeasance or discharge of our obligations with respect to the debt securities;

•	whether we will issue the debt securities in the form of global securities or in bearer or fully registered form and terms related to global securities;

•	any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any exchange or conversion provisions;

•	any addition to or change in the covenants or events of default in the indenture applicable to any of the debt securities; and

•	any other terms of the series of debt securities.

      We may issue debt securities at a substantial discount below their principal amount. Even if we do not issue the debt securities below their stated principal amount, for Federal income tax purposes, the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will set forth in a prospectus supplement the Federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount.

Form, Exchange, Registration, Transfer and Payment

      Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities only in fully registered form and in denominations of $1,000 and integral multiples thereof. You may transfer or exchange debt securities at any office we maintain for this purpose in accordance with the terms of the prospectus supplement. We will not charge a service fee for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

      Unless otherwise provided in the applicable prospectus supplement, principal of and premium, if any, and interest on debt securities will be payable, and the transfer of debt securities will be registrable, at the office of the trustee. However, at our option, we may pay interest by mailing a check to the address of the person entitled thereto as that address appears on the security register.

Defaults And Certain Rights On Default

      Each of the following is an Event of Default with respect to a series of debt securities:

•	default for 30 days in the payment of any interest on any debt securities of that series;

•	default in the payment of principal of or premium, if any, on any debt securities of that series at maturity;

•	default for 30 days in the payment of principal of or premium, if any, on any debt securities of that series upon redemption or purchase by us at the option of the holder;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a security of that series;

•	default in the performance or breach by us of any other covenant or warranty in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	our bankruptcy, insolvency or reorganization; and

•	any other Event of Default as may be specified with respect to debt securities of such series.

      If an Event of Default occurs and is continuing with respect to the debt securities of any series, then the trustee or the holders of 25% in principal amount of the debt securities of that series then outstanding may declare the principal amount (or, if the debt securities of that series are original issue discount notes, that portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. Upon certain conditions, that declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or premium, if any, or interest on the debt securities of that series) may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding.

Subordination Terms

      The payment of the principal of and premium, if any, and interest on any series of subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, as defined below. By reason of that subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than the holders of the subordinated debt securities. There are no restrictions in the subordinated indenture on the amount of senior indebtedness or any other indebtedness that we may issue. No payment on account of principal of or premium, if any, or interest on the subordinated debt securities may be made:

•	unless all amounts then due for principal of or premium, if any, sinking fund requirements or interest on any designated senior indebtedness have been paid or duly provided for; and

•	if there shall exist at the time of payment or immediately after giving effect to the payment, any Event of Default with respect to any designated senior indebtedness permitting acceleration of maturity of that designated senior indebtedness, except redemption payments if the mailing of a notice of redemption was made prior to the default.

      We may and shall resume payments on the subordinated debt securities when the default is cured or waived.

      Upon any distribution of our assets upon our dissolution, winding up, liquidation, or reorganization, the holders of senior indebtedness will be entitled to receive payment in full before holders of the subordinated debt securities are entitled to receive any payment.

      Designated senior indebtedness is defined in the subordinated indenture as our existing credit facility, our senior notes due 2006 and any other senior indebtedness that expressly provides that it is designated senior indebtedness.

      Senior indebtedness is defined in the subordinated indenture as the principal of and premium, if any, and unpaid interest on:

•	indebtedness for borrowed money for the payment of which we are responsible or liable or the payment of which we have guaranteed, whether that indebtedness is outstanding as of the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed by us, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is specifically provided that such indebtedness is not superior in right of payment to the subordinated debt securities;

•	capital lease obligations determined in accordance with generally accepted accounting principles; and

•	any obligation of ours to reimburse banks pursuant to letters of credit extended by those banks, advances made by those banks and other credit arrangements entered into with those banks in connection with tax exempt obligations issued for our benefit.

Conversion Rights

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock. The right to convert debt securities called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption, unless we default in making the payment due upon redemption, and will be lost if not exercised prior to that time. The conversion price will be subject to adjustment in the case of certain events, including:

•	the subdivision, combination or reclassification of our outstanding common stock;

•	the issuance of common stock as a dividend or distribution on common stock;

•	the issuance of rights or warrants (expiring within 45 days after the record date) to all holders of common stock entitling them to acquire shares of common stock, or securities convertible into or exchangeable for common stock, at less than the then current market price of the common stock;

•	the distribution to all holders of common stock of shares of any class other than common stock, or debt securities or assets (excluding regular quarterly cash dividends or distributions) or rights or warrants to purchase our assets or securities, other than those referred to above;

•	the issuance, with certain exceptions, of common stock or securities convertible into, or exchangeable for, common stock at less than the current market price of the common stock; or

•	our merger, consolidation or sale of our assets substantially as an entirety.

      There will be no upward adjustment in the conversion price except in the event of a reverse stock split.

      In the event we are a party to a transaction, excluding those referred to above, such as a merger or consolidation in which our common stock is reclassified, the holder of each outstanding debt security shall have the right to convert that debt security into the kind and amount of securities, cash or other assets receivable by a holder of the number of shares of common stock into which the debt securities might have been converted immediately prior to the transaction.

Modification Of Indenture

      With the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, together with the trustee, we may execute a supplemental indenture or indentures to add provisions to, change in any manner or eliminate any provisions of the indenture or modify in any manner the rights of the holders of the debt securities. However, without the consent of the holder of each outstanding debt security affected, no supplemental indenture shall:

•	reduce the rate of or extend the time for payment of interest, including default interest, on any debt security;

•	reduce the principal or premium, if any, or change the stated maturity of any debt security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	waive an Event of Default in the payment of the principal of or interest on any debt security, except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding securities of that series and a waiver of the payment default that resulted from the acceleration;

•	make the debt security payable in currency other than that stated in the debt security;

•	make any change to the indenture provisions relating to the payment of principal of and interest on any debt security, waivers of past defaults, amendments or supplements to the indenture, debt securities issued in a foreign currency or the rate of exchange used to determine the judgment currency;

•	waive a redemption payment with respect to any debt security or change any of the indenture provisions with respect to the redemption of any debt securities;

•	reduce the percentage of debt securities of any series the holders of which are required to consent to any supplemental indenture; or

•	make any change that adversely affects the right to convert or the conversion price for any debt security.

Consolidation, Merger And Sale Of Assets

      We may consolidate or merge with or into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction without the consent of the holders of any of the outstanding debt securities under the indenture, provided that:

•	the successor corporation assumes our obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Global Securities

      The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary or nominee thereof that we will identify in the applicable prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

      No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	we execute and deliver to the trustee an officers’ certificate to the effect that the global security shall be exchangeable;

•	an Event of Default occurs and is continuing; or

•	any other circumstances described in the applicable prospectus supplement occur.

      As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the debt securities and the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the debt securities or the indenture.

      Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

      Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

      Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment And Paying Agents

      The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Principal of and premium, if any, and interest on the debt securities of a particular series will be payable at the office of the paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office of the trustee in the city of New York will be designated as our sole paying agent. We may also name any other paying agents in the applicable prospectus supplement.

Defeasance And Covenant Defeasance

      Legal Defeasance. We may be discharged from any and all obligations in respect of the debt securities of any series except for certain obligations:

•	to pay the principal of, including any mandatory sinking fund payments, or premium, if any, or interest on the outstanding debt securities of the series on the stated maturity of those payments;

•	to register the transfer or exchange of debt securities of the series;

•	to replace stolen, lost or mutilated debt securities of the series;

•	to maintain paying agencies; and

•	to hold money in trust for payment.

      We will be discharged upon our deposit with the trustee, in trust, of money and/or government obligations that will provide funds in an amount sufficient to pay and discharge each installment of principal of, including sinking fund requirements, and premium, if any, and interest on the debt securities of that series on the stated maturity of those payments.

      We may be discharged only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge.

      Defeasance Of Certain Covenants. Upon compliance with certain conditions, we may omit to comply with many of the restrictive covenants contained in the indenture and provided with respect to a series of debt securities and any omission to comply with the obligations will not constitute an Event of Default with respect to such debt securities. The conditions include, among others:

•	depositing with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide funds in an amount sufficient to pay principal of and premium, if any, and interest on the debt securities of that series on the date those payments are due; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related covenant defeasance.

Regarding The Trustee

      We must file annually with the trustee a certificate either stating the absence of any default or specifying any default that exists. The trustee shall, within 90 days after the occurrence of a default, give to the holders of the debt securities of any series notice of all uncured defaults known to it. However, the trustee shall be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities, except in the case of default in the payment of principal of or premium, if any, or interest on any of the debt securities. The term “default” for the purpose of this provision only shall mean the happening of any of the Events of Default excluding any grace periods.

      The trustee is entitled to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power under the indenture at the request of those holders, subject to the duty of the trustee during default to act with the required standard of care. The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee may decline to act if such direction is contrary to law or if:

•	the trustee determines in good faith that the proceeding so directed would be illegal;

•	it would involve it in personal liability; or

•	it would be unjustly prejudicial to the non-consenting holders of the debt securities of that series.

DESCRIPTION OF CAPITAL STOCK

General

      This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, we refer you to our Restated Certificate of Incorporation. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities set forth in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

      Pursuant to our Restated Certificate of Incorporation, our authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.10 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. At October 30, 2000, we had outstanding 103,696,621 shares of common stock and no shares of preferred stock.

Common Stock

      Holders of common stock are entitled to receive dividends that are declared by our board of directors, subject to the preference of any outstanding series of preferred stock and to certain restrictions under our 9% Senior Notes due 2006 and under our banking arrangements. Each holder is entitled to one vote per share on all matters voted upon by stockholders. There is no cumulative voting for the election of directors and the common stock does not have any preemptive rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding series of preferred stock.

      Our registrar and transfer agent is The Bank of New York.

Preferred Stock

      Under our Restated Certificate of Incorporation, our board of directors may, from time to time, establish and issue one or more additional series of preferred stock and fix the designations, powers, preferences and rights of the shares of that series and the qualification, limitations or restrictions thereon, including, but not limited to, the following:

•	dividend rights;

•	dividend rate or rates;

•	conversion rights;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	redemption price or prices; and

•	liquidation preferences.

      Any series of preferred stock may rank junior to, on a parity with or senior to any other then existing series of preferred stock with respect to dividends, distributions and liquidation, and any such series may have greater or lesser voting rights than any other series of preferred stock.

      Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of the shares of the preferred stock, to participate in any distribution of the assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. We derive the principal sources of our revenues from our operating subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts or to make any funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to us by the subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of the subsidiaries and are subject to various business considerations.

      We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The annual dividend rate, if any, the dividend payment dates and whether dividends will be cumulative;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	The provisions for a sinking fund, if any, for the preferred stock;

•	The provisions for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	Voting rights, if any, of the preferred stock;

•	Whether interests in the preferred stock will be represented by depositary shares;

•	A discussion of any material and/or special Federal income tax considerations applicable to the preferred stock;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities offered by any prospectus supplement and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements are set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the number of debt securities or shares of preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price at which the debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of the foregoing methods of sale.

      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

      We may directly solicit offers to purchase the securities being offered under this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

      If we utilize a dealer in the sale of the securities being offered under this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

      If we utilize an underwriter in the sale of the securities being offered under this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will set forth the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

      We will describe in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities under contracts providing for payment and delivery on future dates. The institutions with which the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The purchaser’s obligations under the contracts will not be subject to any conditions except that:

•	the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•	if the securities are also being sold to underwriters, we will have sold to the underwriters the securities not sold for delayed delivery.

      The underwriters, dealers and agents will not be responsible for the validity, or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts, the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

      The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

      Latham & Watkins, Los Angeles, California, will pass upon the validity of the securities being offered under this prospectus.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

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$100,000,000

2.75% Convertible Subordinated Notes due 2033

PROSPECTUS SUPPLEMENT
October 16, 2003

LEHMAN BROTHERS

Sole Book-Running Manager

HARRIS NESBITT GERARD